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                        CREDIT AGREEMENT
                   Dated as of April 20, 1999

                             among

                   THE FAIRCHILD CORPORATION
                          as Borrower

               THE INSTITUTIONS FROM TIME TO TIME
                    PARTY HERETO AS LENDERS

               THE INSTITUTIONS FROM TIME TO TIME
                 PARTY HERETO AS ISSUING BANKS

                       CITICORP USA, INC.
                   as an Administrative Agent
                      and Collateral Agent

                       NATIONSBANK, N.A.
                   as an Administrative Agent

                              and

                   CREDIT SUISSE FIRST BOSTON
                     as Documentation Agent


                              and

                   SALOMON SMITH BARNEY INC.
                              and
             NATIONSBANC MONTGOMERY SECURITIES, LLC
                        as Co-Arrangers
                              and
                                                  as Co-Book
                                                  Managers







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     ARTICLE IDEFINITIONS1.01.  Certain Defined Terms           1
1.02.  Computation of Time Periods.                            39
1.03.  Accounting Terms; Financial Term Definitions.           40
1.04.  Other Terms.                                            40
1.05.  Dollar Equivalents.                                     40
     ARTICLE IIAMOUNTS AND TERMS OF LOANS2.01. Revolving Credit, Term Loan and Swing Loan
         Facilities.                                           40
2.02.  General Terms.                                          43
2.03.  Authorized Officers and Collateral Agent.               46
2.04.  Use of Proceeds of Loans.                               46


     ARTICLE IIILETTERS OF CREDIT3.01.  Letters of Credit.     47
3.02.  Transitional Provisions.                                54
3.03.  Obligations Several.                                    54


     ARTICLE IVPAYMENTS AND PREPAYMENTS4.01. Prepayments; Reductions in Commitments.55
4.02.  Payments.                                               58
4.03.  Promise to Repay; Evidence of Indebtedness.             63
4.04.  Proceeds of Collateral; Concentration Account
     Arrangements.                                             64
4.05.  Cash Collateral Account.                                65
4.06.  Post-Default Withdrawals from the Concentration
         Account and Cash Collateral Account.                  66


     ARTICLE VINTEREST AND FEES5.01.  Interest on the Loans and
     other Obligations.        68
5.02.  Special Provisions Governing Eurodollar Rate Loans.     70
5.03.  Fees.                                                   72
5.04.  Determination of Applicable Base Rate Margin,
         Eurodollar Rate Margin and Commitment Fee Rate.       74





     ARTICLE VICONDITIONS TO LOANS AND LETTERS OF CREDIT6.01.
     Conditions Precedent to the Initial Loans and Letters of
     Credit.                   75
6.02.  Conditions Precedent to All Loans and Letters of
          Credit.                                              77


     ARTICLE VIIREPRESENTATIONS AND WARRANTIES7.01.
     Representations and Warranties of the Borrower.           79

     ARTICLE VIII     REPORTING COVENANTS
8.01.  Financial Statements; Communications with
         Accountants.                                          89
8.02.  Events of Default.                                      91
8.03.  Lawsuits.                                               91
8.04.  Environmental Notices                                   92
8.05.  Other Reports and Information.                          93
8.06.  Unrestricted Subsidiaries.                              93
8.07.  Corporate Organization; Indebtedness for
        Borrowed Money.                                        94


     ARTICLE IX      AFFIRMATIVE COVENANTS

9.01.  Corporate Existence, Etc.                               95
9.02.  Corporate Powers; Conduct of Business.                  95
9.03.  Compliance with Laws, Etc.                              95
9.04.  Payment of Taxes and Claims; Tax Consolidation.         95
9.05.  Insurance.                                              96
9.06.  Inspection of Property; Books and Records;
         Discussions.                                          96
9.07.  Insurance and Condemnation Proceeds..                   97
9.08.  ERISA Compliance.                                       97
9.09.  Foreign Employee Benefit Plan Compliance                98
9.10.  Maintenance of Property.                                98
9.11.  Condemnation.                                           98
9.12.  Subsidiaries Acquired or Formed after the
         Closing Date; Guarantors.                             98
9.13.  Performance of Material Contracts.                      98
9.14.  Further Assurances.                                     99
9.15.  Use of Proceeds of the Term Loans and the Senior
         Notes.                                                99
9.16.  Required Hedge Agreements.                              99
9.17.  Year 2000.                                              99


     ARTICLE X         NEGATIVE COVENANTS

10.01.  Indebtedness.                                         101
10.02.  Sales of Assets.                                      103
10.03.  Liens.                                                105
10.04.  Investments.                                          106
10.05.  Restricted Junior Payments.                           108
10.06.  Restriction on Fundamental Changes.                   109
10.07.  Conduct of Business; Accounting and Reporting
         Practices.                                           109
10.08.  Transactions with Shareholders and Affiliates.        110
10.09.  Sales and Leasebacks.                                 110
10.10.  Margin Regulations; Securities Laws.                  110
10.11.  ERISA.                                                110
10.12.  Issuance of Equity Securities.                        111
10.13.  Organizational Documents; Material Contractual
     Obligations.                                             112
10.14.  Bank Accounts.                                        112
10.15.  Fiscal Year; Fiscal Quarters.                         112


     ARTICLE XI       FINANCIAL COVENANTS
11.01.  Interest Coverage Ratio.                              113
11.02.  Capital Expenditures.                                 113
11.03.  Consolidated Senior Indebtedness to EBITDA Ratio.     114
11.04.  Consolidated Indebtedness to EBITDA Ratio.            114
11.05.  Minimum Consolidated Fixed Charge Coverage Ratio.     114
11.06.  EBITDA Calculations.                                  115


     ARTICLE XIIEVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.01.  Events of Default.                                    116
12.02.  Rights and Remedies.                                  119


     ARTICLE XIIITHE ADMINISTRATIVE AGENTS AND COLLATERAL AGENT

13.01.  Appointment.                                          122
13.02.  Nature of Duties.                                     122
13.03.  Rights, Exculpation, Etc.                             123
13.04.  Reliance.                                             124
13.05.  Indemnification.                                      124
13.06.  Citicorp Individually.                                124
13.07.  Successor Collateral Agents                           125
13.08.  Relations Among Lenders                               125
13.09.  Concerning the Collateral and the Loan Documents.     126



     ARTICLE XIVYIELD PROTECTION14.01.  Taxes.                129
14.02.  Increased Capital.                                    131
14.03.  Changes; Legal Restrictions.                          132
14.04.  Illegality.                                           133
14.05.  Compensation.                                         133
14.06.  Limitation on Additional Amounts Payable by
          the Borrower.                                       134
14.07.  Change in Lending Office.                             134
14.08.  Judgment Currency.                                    134


     ARTICLE XVMISCELLANEOUS15.01.  Assignments and
     Participations.          136
15.02.  Expenses.                                             139
15.03.  Indemnity.                                            140
15.04.  Change in Accounting Principles                       141
15.05.  Setoff.                                               141
15.06.  Ratable Sharing.                                      142
15.07.  Amendments and Waivers                                143
15.08.  Notices.                                              145
15.09.  Survival of Warranties and Agreements.                145
15.10.  Failure or Indulgence Not Waiver; Remedies
         Cumulative.                                          145
15.11.  Marshalling; Payments Set Aside.                      145
15.12.  Severability.                                         146
15.13.  Headings.                                             146
15.14.  Governing Law.                                        146
15.15.  Limitation of Liability.                              146
15.16.  Successors and Assigns.                               146
15.17.  Certain Consents and Waivers of the Borrower.         147
15.18.  Counterparts; Effectiveness; Inconsistencies.         148
15.19.  Limitation on Agreements.                             148
15.20.  Confidentiality.                                      148
15.21.  Entire Agreement.                                     149
15.22.  Advice of Counsel.                                    149


                        CREDIT AGREEMENT



          This Credit Agreement dated as of April 20, 1999 (as amended, supplemented or modified from time to time, the "Agree-ment") is entered into among The Fairchild Corporation, a Delaware corporation (the "Borrower"), the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Issuing Banks, whether by execution of this Agreement or an Assignment and Acceptance or by appointment as provided in this Agreement, Citicorp USA, Inc., a Delaware corporation ("Citicorp"), in its capacity as an administrative agent for the Lenders and the Issuing Banks hereunder (in such capacity, an "Administrative Agent") and as the collateral agent for the Lenders and the Issuing Banks hereunder (in such capacity, the "Collateral Agent"), NationsBank, N.A., a national banking association, in its capacity as an administrative agent for the Lenders and the Issuing Banks hereunder (in such capacity, an "Administrative Agent"), and Credit Suisse First Boston, a bank organized under the laws of Switzerland, acting through its New York Branch, in its capacity as documentation agent hereunder (in such capacity, the "Documentation Agent".



                           ARTICLE I
                          DEFINITIONS

          1.01. Certain Defined Terms.?? The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

          "Accommodation Obligation" means any Contractual Obliga-tion, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof includ-ing, without limitation, direct and indirect guarantees, endorse-ments (except for collection or deposit in the ordinary course of busi-ness), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, put options, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or dis-charge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accom-modation Obligation shall be equal to the amount of the Indebtedness, obliga-tion or liability so guaranteed or otherwise supported; provided, that (i) if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the Indebtedness, obliga-tion or liability guaranteed or supported, or is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Accommodation Obligation shall be limited
(in the case of a guaranty or other support limited by amount) to such lesser amount or (in the case of a guaranty or other support limited by recourse to a particular asset or assets) to the higher of the Fair Market Value of such asset or assets at the date for determination of the amount of the Accommodation Obliga-tion or the value at which such asset or assets would, in con-formity with GAAP, be reflected on or valued for the purposes of preparing a consolidated balance sheet of such Person as at such determination date; (ii) if any obligation or liability is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the obligation or liabil-ity of such Person with respect to such guaranty or other support to be included in the amount of such Person's Accommodation Obligation shall be the whole principal amount so guaranteed or otherwise supported; and (iii) in the event the Person incurring the Accommodation Obligation has no obligation thereunder which is dischargeable by the payment of money, such Accommodation Obligation shall not be included for purposes of determining compliance with the provisions of Section 10.01.

          "Administrative Agent" means each of Citicorp and NationsBank and "Administrative Agents" means Citicorp and
NationsBank, collectively.

          "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise. For purposes of this definition as it pertains to Lenders, "Affiliate" shall include, with respect to any Term Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Term Lender or by an Affiliate of such investment advisor.

          "Agreement" is defined in the preamble hereto.

          "Applicable Lending Office" means, with respect to a particular Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

          "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Collateral Agent in connection with an assignment of a Lender's or Issuing Bank's interest under this Agreement in accordance with the provisions of Section 15.01.

          "Availability" means, at any time of determination thereof, the amount by which the Revolving Credit Commitments at such time exceed the sum of (a) the Revolving Credit Obligations at such time plus (b) the outstanding balance of Protective Advances at such time plus (c) the Swing Loan Reserve.

          "Bankruptcy Code" means Title 11 of the United States
Code (11 U.S.C. '' 101 et seq.), as amended from time to time, and any successor statute.

          "Banner" means Banner Aerospace, Inc., a Delaware corporation.

          "Banner Companies" means, collectively, those Persons and investments in Persons identified on Schedule 1.01.5 under the heading "Banner Aerospace, Inc." and their respective Capital Stock and assets; and "Banner Company" means any of the Banner Companies, individually.

          "Banner Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of December 12, 1996, as amended, among Banner, certain of its Subsidiaries, Citicorp, as administrative agent, Citicorp and NationsBank as lenders, and Citibank, as issuing bank thereunder.

          "Banner Distribution" means, collectively, that certain dividend paid by Banner to the Borrower and that certain intercompany loan made by Banner to the Borrower, in each event after the Banner Exchange and on or before the Closing Date and in an aggregate amount of approximately $115,000,000.

          "Banner Exchange" means the merger of MTA, Inc., a Wholly-Owned Subsidiary of the Borrower, with and into Banner (with Banner being the surviving corporation), whereupon each share of common stock, par value $1.00 per share, of Banner issued and outstanding immediately prior to the effective time of such merger not owned by the Borrower or any Affiliate of the Borrower was converted into the right to receive a certain number of validly issued, fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Borrower, as more particularly described in the Banner Exchange Proxy.

          "Banner Exchange Proxy" means that certain Proxy Statement of Banner dated March 25, 1999.
          "Base Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, the rate of interest per annum determined by the Collateral Agent to be the offered rate per annum at which deposits in Dollars appears on Telerate page 3750 (or any successor page) as of 11:00 a.m. (London time), or in the event such offered rate is not available from the Telerate page, the rate offered on deposits in Dollars by Citibank's London Office to prime banks in the London interbank market at 11:00 a.m. (London time), on the Eurodollar Interest Rate Determination Date for such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be outstanding from Citicorp for such Eurodollar Interest Period.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (i) the rate of interest announced publicly by Citibank in New York, New York from time to time, as Citibank's base rate; and

          (ii)  the sum of (a) one-half of one percent
     (0.50%) per annum plus (b) the Federal Funds Rate in effect from time to time during such period.

          "Base Rate Loans" means all Loans which bear interest at a rate determined by reference to the Base Rate and Base Rate
Margin as provided in Section 5.01(a).

          "Base Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then attained compliance with a Consolidated Indebtedness to EBITDA Ratio, for the then most recently ended four (4) Fiscal Quarter period, by the Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending December 27, 1999:

     Consolidated
     Indebtedness to                    Revolver Base
     EBITDA Ratio                       Rate Margin

     Less than 3.50 to 1.00                 0.75%

     Less than 4.25 to 1.00 and equal       1.25%
     to or greater than 3.50 to 1.00

     Less than 5.00 to 1.00 and equal       1.50%
     to or greater than 4.25 to 1.00

     Less than 5.75 to 1.00 and equal       1.75%
     to or greater than 5.00 to 1.00
     Equal to or greater than 5.75 to       2.25%
     1.00


     Consolidated
     Indebtedness to                    Term Base
     EBITDA Ratio                       Rate Margin

     Less than 4.25 to 1.00                 1.75%

     Less than 5.00 to 1.00 and equal       2.00%
     to or greater than 4.25 to 1.00

     Equal to or greater than 5.00 to       2.25%
     1.00


provided, however, that, notwithstanding the foregoing, the Revolver Base Rate Margin during the period commencing on the Closing Date and ending on March 31, 2000 shall be equal to two percent (2.00%) per annum and the Term Base Rate Margin during the period commencing on the Closing Date and ending on March 31, 2000 shall be equal to two and one-quarter percent (2.25%) per annum.

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Borrower" is defined in the preamble hereto.

          "Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day and, in the case of Eurodollar Rate Loans, having the same Eurodollar
Interest Period.

          "Business Activity Report" means (A) a Notice of
Business Activities Report from the State of New Jersey Division of Taxation or (B) a Minnesota Business Activity Report from the
Minnesota Department of Revenue.

          "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other govern-mental action to close (i) in New York, New York, (ii) in the case of Eurodollar Rate Loans, in London, England and (iii) in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or adminis-tra-tion of the pertinent Letter of Credit is located.

          "Capital Expenditures" means, for any period and without duplication, the aggre-gate of all expenditures made (whether paid in cash or other Property) or accrued as a liability during such period that, in conformity with GAAP, are required to be included in or reflected in the fixed asset accounts of the consolidated balance sheet of the Borrower and its Subsidiaries; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, that portion of Capital Leases which is capitalized on the consol-idated balance sheet of the Borrower and its Sub-sidi-aries, (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, (a) expenditures made in con-nec-tion with the replacement or restora-tion of Property, to the extent reimbursed or financed from insur-ance or other recoveries received on account of the loss of or damage to the Property being replaced or restored or from condemnation awards arising from the taking by condemnation or eminent domain of such Property being replaced, (b) expenditures which would otherwise be included as aforesaid which are expenditures made by an Unrestricted Subsidiary or by any Technologies Company, whether or not then an Unrestricted Subsidiary, and (c) expenditures which would otherwise be included as aforesaid which are expenditures made with respect to completion of development of the Farmingdale Property, and (iii) such expenditures made in any Fiscal Year shall be net of any proceeds of sales of Equipment by the Borrower and its Subsidiaries.

          "Capital Lease" means any lease of any property
(whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or ex-change rights, voting rights, calls or claims of any character with respect thereto.

          "Cash" means money, currency, or a credit balance in a Deposit Account.

          "Cash Collateral" means cash or Cash Equivalents held by the Collateral Agent, an Issuing Bank, or any of the Lenders as security for the Obligations.

          "Cash Collateral Account" means an interest bearing account at Citibank's offices in New York, New York designated by the Collateral Agent into which Cash Collateral shall be deposited. The Cash Collateral Account shall be under the sole dominion and control of the Collateral Agent, provided that all amounts deposited therein shall be held by the Collateral Agent for the benefit of the Holders and shall be subject to the terms of Sections 4.05 and 4.06.
          "Cash Equivalents" means (i) marketable direct obligations issued or uncondi-tionally guaranteed by the United States govern-ment and backed by the full faith and credit of the United States government; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition thereof, are rated either A-1 (or better) by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. ("S&P") or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally recognized rating services as are reasonably acceptable to the Collateral Agent); (iii) commercial paper which, at the time of acquisition thereof, is rated either A-1 (or better) by S&P or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally or internationally recognized rating services as are reasonably acceptable to the Collateral Agent); (iv) domestic or European certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any member state of the European Union and having a combined capital and surplus in excess of $250,000,000, which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally or internationally recognized rating services as are reasonably acceptable to the Collateral Agent); (v) any agreement involving U.S. Government securities, certificates of deposit or "eligible" bankers' acceptances which provides for the transfer of such securities against payment in funds and which contains an agreement by the seller to repurchase the securities at a specified date not more than ninety (90) days after the date of such agreement; and (vi) freely redeemable shares in money market funds which money market funds, at the time of acquisition, are rated either A-1 (or better) by S&P or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally or internationally recognized rating services as are reasonably acceptable to the Collateral Agent); provided, that the maturities of such Cash Equiva-lents shall not exceed ninety (90) days.

          "Cash Interest Expense" means, for the Borrower and its Subsidiaries for any period, total interest expense of the Borrower and its Subsidiaries, which is payable in cash, whether paid or accrued, but without duplication, net of (i) the difference between payments received by the Borrower and Restricted Subsidiaries on all Hedge Agreements and payments made by the Borrower and Restricted Subsidiaries on all Hedge Agreements, (ii) interest income received in cash by the Borrower and Restricted Subsidiaries and (iii) total interest expense of Unrestricted Subsidiaries; (including, without limitation, the interest component of Capital Leases, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and excluding, interest expense not payable in cash (including amortization of discount and fees) and interest expense with respect to liabilities which are not Indebtedness for Borrowed Money), all as determined in conformity with GAAP except to the extent adjustments with respect to Hedge Agreements would not be in conformity with GAAP.

          "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, 42 U.S.C. ''
9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Change of Control" means any of (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than forty percent (40%) of the total voting power of the Voting Stock of the Borrower; provided, however, that the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Borrower than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved pursuant to the vote of 66 2/3% of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or (iii) the merger or consolidation of the Borrower with or into another Person (other than a Permitted Holder) or the merger of another Person (other than a Permitted Holder) with or into the Borrower, or the sale of all or substantially all of the assets of the Borrower to another Person (other than a Permitted Holder), and, in the case of any such merger or consolidation, the Capital Stock of the Borrower that is outstanding immediately prior to such transaction and that represents 100% of the aggregate voting power of the Voting Stock of the Borrower is changed into or exchanged for cash, Securities or property, unless pursuant to such transaction such Securities are changed into or exchanged for, in addition to other consideration, Securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

          "Citibank" means Citibank, N.A., a national banking association.

          "Citicorp" is defined in the preamble hereto.

          "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabili-ties and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "Closing Date" means April 20, 1999.

          "Collateral" means all property and interests in prop-erty now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower upon which a Lien is granted under any of the Loan Documents.

          "Collateral Agent" means Citicorp and each successor
Collateral Agent appointed pursuant to the terms of Article XIII.

          "Collection Account" means each lock-box and blocked depository account maintained by the Borrower or any Guarantor subject to a Collection Account Agreement for the collection of Receivables and other proceeds of Collateral.

          "Collection Account Agreement" means a written agreement, in form and substance satisfactory to the Collateral Agent, granting the Collateral Agent certain rights with respect to proceeds of Collateral deposited in the subject Collection Account and executed by the Borrower or a Guarantor, the Collateral Agent, and the respective bank at which the Borrower or such Guarantor maintains a Collection Account.

          "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section
3.01 for the account of the Borrower or for the account of any Guarantor or any Subsidiary of the Borrower if the Borrower is jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower, a Guarantor, or such Subsidiary of the Borrower in the ordinary course of its busi-ness.

          "Commission" means the Securities and Exchange Commis-sion and any Person succeeding to the functions thereof.

          "Commitment" means, with respect to a given Lender, the sum of such Lender's Revolving Credit Commitment plus such Lender's Term Loan Commitment.

          "Commitment Fee" is defined in Section 5.03(c).

          "Commitment Fee Rate" means (i) one-half of one percent (0.5%) per annum in the event the Revolving Credit Obligations equal or exceed fifty percent (50%) of the Revolving Credit Commitments and (ii) three-quarters of one percent (0.75%) per annum in the event the Revolving Credit Obligations are less than fifty percent (50%) of the Revolving Credit Commitments.

          "Commitment Letter" means that certain commitment letter addressed to the Borrower from Salomon Smith Barney Inc., NationsBanc Montgomery Securities, Inc., NationsBank, N.A., and
Credit Suisse First Boston dated March 17, 1999.

          "Compliance Certificate" is defined in Section
8.01(d)(ii).

          "Concentration Account" means a depository account maintained at Citibank in New York, New York, or such other financial institution designated for such purpose by the Collateral Agent into which collections of Receivables of the Borrower and the Domestic Subsidiaries, other proceeds of Collateral and other amounts are transferred pursuant to the terms of the Collection Account Agreements or otherwise as described in Section 4.04.

          "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made in such period to (ii) the sum of (a) Cash Interest Expense for such period plus (b) the amount of all scheduled principal payments paid in such period by the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries).

          "Consolidated Indebtedness to EBITDA Ratio" means, for any period, the ratio of (i) Consolidated Total Debt as of the last day of such period to (ii) EBITDA for such period.

          "Consolidated Senior Indebtedness to EBITDA Ratio" means, for any period, the ratio of (i) Consolidated Total Senior
Debt as of the last day of such period to (ii) EBITDA for such period.

          "Consolidated Total Debt" means the amount equal to (i) the principal amount of total funded debt of the Borrower and its Subsidiaries, to the extent the same would be reflected on a balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, plus (ii) the principal amount of total debt attributable to discontinued operations of the Restricted Subsidiaries, to the extent the same would be reflected on a balance sheet of the Restricted Subsidiary the operations of which have been discontinued, prepared in accordance with GAAP, minus (iii) total debt of Unrestricted Subsidiaries to the extent the same would be reflected on a balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, and minus
(iv) the amount of cash and Cash Equivalents of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) reflected on a balance sheet of the Borrower and its Subsidiaries.

          "Consolidated Total Senior Debt" means the amount equal to (i) the Consolidated Total Debt minus (ii) the principal amount outstanding under the Senior Subordinated Notes or, in the event the Senior Subordinated Notes are permitted under the terms of this Agreement to be, and are, refinanced on terms and conditions no less favorable to the interests of the Lenders than the terms pursuant to which the Senior Subordinated Notes have been issued, the principal amount outstanding under such Indebtedness refinancing the Senior Subordinated Notes minus
(iii) the principal amount outstanding with respect to Indebtedness for Borrowed Money which is permitted to be incurred under the terms of Section 10.01 and is subordinated to or pari passu with the Indebtedness for Borrowed Money described in clause (ii) above.

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), lead paint, or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

          "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any inden-ture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "Cure Loans" is defined in Section 4.02(f)(iii).

          "Customary Permitted Liens" means

          (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compen-sation, unemploy-ment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' assets or Property or materially impair the use thereof in the opera-tion of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in con-nec-tion with appeals do not secure at any time an aggre-gate amount exceeding $1,000,000; and

          (iv)  Liens arising with respect to zoning
     restrictions, easements, licenses, reservations, covenants, rights-of-way, utility ease-ments, building restrictions and other similar charges or encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Borrower's Subsidiaries.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, brokerage house, or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Designated Prepayment" means each mandatory prepayment required by clauses (i) - (iv) of Section 4.01(b).

          "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

          "Dollars" and "$" mean the lawful money of the United
States.

          "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lend-ing Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Collateral Agent.

          "Domestic Subsidiaries" means those Subsidiaries of the Guarantors or the Borrower domiciled within the United States of America, its states, districts and possessions.
          "EBITDA" means, for any period, the amount calculated, without duplication, for such period as the sum of amounts for such period of the Borrower's and its Subsidiaries' (other than Unrestricted Subsidiaries' and the Technologies Companies'(whether or not the same are Unrestricted Subsidiaries)) net income plus (to the extent deducted in calculating net income):

          (a) income tax expense (or minus income tax benefits)

          (b) interest expense (net of interest income)

          (c) depreciation expense and amortization expense

          (d) the amount of all other non-cash charges (less non-cash credits), subtracting therefrom (adding thereto) the amount of all cash payments (receipts) in such period arising from non-cash charges (credits) added back (deducted from) in any previous period

          (e) the amount of all cash distributions from Unrestricted Subsidiaries to the Borrower and Restricted Subsidiaries to the extent such distributions do not decrease the amount of Unrestricted Subsidiaries Net Investment Amount permitted under Section 8.06

          (f) the amount of all bonuses in an amount not to exceed the amount thereof disclosed in the Projections and paid on or before June 30, 2000 to executive officers of the Borrower and Restricted Subsidiaries in connection with the Kaynar Acquisition and

          (g) the amount of all severance, rationalization, product qualification and other non-recurring transition costs incurred in connection with the Kaynar
          Acquisition in an aggregate amount not to exceed
          $20,000,000.

Net income shall exclude (to the extent included above):

          (1) the amount of any gain or loss realized upon the sale or other disposition of any assets of the Borrower, its consolidated Subsidiaries or any other Person which is not sold or otherwise disposed of in the ordinary course of its operating businesses and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

          (2) the amount of the non-recurring cumulative effect of a change in accounting principles.

          "Eligible Assignee" means (i) a Lender or any Affiliate thereof; (ii) a com-mercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance com-pany, insurance com-pany, other financial insti-tution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise acceptable to the Collateral Agent.

          "Eligible Marketable Securities" means (i) equity Securities of a corporation the Securities of which are (or were at the date of acquisition) included in the S&P 500 Index and freely tradable upon issuance, (ii) freely tradable debt Securities which have (or had at the date of acquisition) an investment grade rating, and (iii) a freely tradable mutual fund which invests substantially all of its assets in such equity Securities and/or debt Securities; in each instance where held by a securities intermediary, subject to an account control agreement in form and substance satisfactory to the Collateral Agent. The term "freely tradable" shall mean freely tradable under the Securities Act (including pursuant to Rule 145(d)(1) thereunder).

          "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing, the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, OSHA, and public health codes, each as from time to time in effect.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Con-taminant into the environ-ment.

          "Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than such Person's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, 29 U.S.C. '' 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as FHC;
(ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with FHC; and
(iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as FHC, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          "ERISA Event" means (i) the occurrence with respect to a Plan of a Reportable Event, (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (iii) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA,
(v) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a Lien upon Property or rights to Property of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

          "Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on the signature pages hereof or on the signature pages of the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Collateral Agent.

          "Eurodollar Interest Payment Date" means, with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Inter-est Period applicable to such Loan and, if such applicable Eurodollar Interest Period is longer than three (3) months in duration, on the first Business Day of each successive three (3) month period commencing with the first such day following the day on which such Eurodollar Rate Loan was made, continued or converted and ending with the first Business Day of the three (3) month period ending on the last day of the applicable Eurodollar Interest Period.

          "Eurodollar Interest Period" is defined in Section
5.02(b).

          "Eurodollar Interest Rate Determination Date" is defined in Section 5.02(c).

          "Eurodollar Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Lending Office" on the signature pages hereof or on the signature pages of the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Collateral Agent.

          "Eurodollar Rate" means, with respect to any Eurodollar Inter-est Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by
(ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

          "Eurodollar Rate Loans" means those Loans outstanding which bear interest at a rate determined by reference to a Eurodollar Rate and the Eurodollar Rate Margin as provided in
Section 5.01(a).

          "Eurodollar Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then attained compliance with a Consolidated Indebtedness to EBITDA Ratio, for the then most recently ended four (4) Fiscal Quarter period, by the Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending December 27, 1999:

     Consolidated                       Revolver
     Indebtedness to                    Eurodollar
     EBITDA Ratio                       Rate Margin

     Less than 3.50 to 1.00                 1.75%

     Less than 4.25 to 1.00 and equal       2.25%
     to or greater than 3.50 to 1.00

     Less than 5.00 to 1.00 and equal       2.50%
     to or greater than 4.25 to 1.00

     Less than 5.75 to 1.00 and equal       2.75%
     to or greater than 5.00 to 1.00

     Equal to or greater than 5.75 to       3.25%
     1.00


     Consolidated                       Term
     Indebtedness to                    Eurodollar
     EBITDA Ratio                       Rate Margin

     Less than 4.25 to 1.00                 2.75%

     Less than 5.00 to 1.00 and equal       3.00%
     to or greater than 4.25 to 1.00

     Equal to or greater than 5.00 to       3.25%
     1.00


provided, however, that, notwithstanding the foregoing, the Revolver Eurodollar Rate Margin during the period commencing on the Closing Date and ending on March 31, 2000 shall be equal to three percent (3.00%) per annum and the Term Eurodollar Rate Margin during the period commencing on the Closing Date and ending on March 31, 2000 shall be equal to three and one-quarter percent (3.25%) per annum.

          "Eurodollar Rate Reserve Percentage" means, for any Lender for the Eurodollar Interest Period for any Eurodollar Rate, the reserve percentage which is applicable three (3) Business Days before the first day of such Eurodollar Interest Period under the regulations issued from time to time by the Federal Reserve Board for determining the actual reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding Five Billion Dollars ($5,000,000,000) with respect to liabilities or assets consisting of or including "Eurodollar Liabili-ties" (or with respect to any other category of liabilities which includes deposits by reference to which the inter-est rate on Eurodollar Rate Loans is determined) having a term equal to such Eurodollar Interest Period.

          "Event of Default" means any of the occurrences set forth in Section 12.01 after the expiration of any applicable grace period, as expressly provided in Section 12.01.

          "Excess Cash Flow" means, without duplication, for each Fiscal Year of the Borrower ending after June 30, 1999, an amount equal to the greater of (i) zero or (ii) the amount equal to:

     (a) EBITDA for such Fiscal Year,  minus

     (b) the amount of taxes actually paid by the Borrower and the Restricted Subsidiaries in cash during such Fiscal Year, minus

     (c) Cash Interest Expense (including bank fees, commissions, discounts and other fees and charges with respect to letters of credit, commitment fees, and fees paid under any fee letter and payments made for retiree medical benefit obligations) for such Fiscal Year, plus

     (d) the net reduction, if any, in working capital (excluding changes in cash and cash equivalents) of the Borrower and Restricted Subsidiaries during such Fiscal Year, minus

     (e) the net increase, if any, in working capital (excluding changes in cash and cash equivalents) of the Borrower and Restricted Subsidiaries during such Fiscal Year, minus

     (f) Capital Expenditures incurred as permitted pursuant hereto during such Fiscal Year, minus

     (g) cash flow to the extent included in the amounts determined under clauses (a) - (f) above generated by the Farmingdale Property, any Unrestricted Subsidiary or Investments made as permitted by Section 10.04(d), minus

     (h) the amount of all permanent repayments (including, without limitation, mandatory prepayments) of Indebtedness for Borrowed Money (other than mandatory prepayments in respect of Excess Cash Flow), minus

     (i) the amount of all bonuses in an amount not to exceed the amount thereof disclosed in the Projections and paid on or before June 30, 2000 to executive officers of the Borrower and Restricted Subsidiaries in connection with the Kaynar
Acquisition, minus

     (j) the amount of severance, rationalization, product qualification and other non-recurring transition costs incurred in connection with the Kaynar Acquisition in an aggregate amount not to exceed $20,000,000.

          "Exchange Rate" means, in relation to the purchase of one currency (for the purposes of this definition, the "first currency") with another currency (for the purposes of this definition, the "second currency") on a given date, Citibank's spot rate of exchange for the amount in question in the London interbank market at 11:00 a.m. (London time) on such date for the purchase of the first currency with the second currency, for delivery two (2) Business Days later.

          "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act.

          "Farmingdale Property" means the Real Property located in Farmingdale, New York identified on Schedule 1.01.1 attached hereto and made a part hereof.

          "Federal Funds Rate" means, for any period, a fluctu-ating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds trans-actions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Busi-ness Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Collateral Agent from three federal funds brokers of recog-nized standing selected by the Collateral Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeed-ing to its functions.

          "Fee Letter" means that certain fee letter addressed to the Borrower dated March 17, 1999.

          "FHC" means Fairchild Holding Corp., a Delaware corporation.

          "Financial Statements" means (i) statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the Borrower and the Borrower's Subsidiaries shall routinely and regularly prepare, and (iii) such other financial statements as the Collateral Agent or the Requisite Lenders may from time to time reasonably specify.

          "Fiscal Quarter" means each of the three-month periods ending on the dates set forth on Schedule 1.01.2.

          "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries for accounting and federal income tax purposes, which shall be the 12-month period ending on June 30 of each calendar year.

          "Foreign Employee Benefit Plan" means any employee bene-fit plan as defined in Section 3(3) of ERISA which is main-tained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

          "Foreign Pension Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

          "Fronting Fee" is defined in Section 5.03(b).

          "Funding Date" means, with respect to any Loan, the date of funding of such Loan.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

          "General Intangibles" means, with respect to any Person, all of such Person's present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible Property of every kind and nature (other than Receivables), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable, (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, registered patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, rights under non-compete agreement, and other contracts and contract rights, (vii) interests in partnerships and joint ventures,
(viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to property, (x) deposit accounts (general or special) with any bank or other financial institution, (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep-well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) letters of credit, guarantees, Liens, security interests and other security held by or granted to such Person,
(xvi) uncertificated securities and (xvii) investment property.

          "German Acquisition Loans" means loans, in the aggregate principal amount of DM23,105,902.50 made on November
26, 1997 by Citibank Aktiengesellschaft to the German Subsidiary
Borrowers.

          "German Subsidiary Borrowers" means, collectively,
Fairchild Fasteners Europe--Camloc GmbH, a Subsidiary of FHC, and
Fairchild Fasteners Europe-VSD GmbH, a Subsidiary of FHC.

          "Governmental Authority" means any nation or government, any federal, state, local or other political sub-division thereof and any entity exercising executive, legisla-tive, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantors" means each of the Subsidiaries of the Borrower identified on Schedule 1.01.3 attached hereto and made a part hereof as of the Closing Date, and any other Person executing and delivering a guaranty of payment and performance of all or any portion of the Obligations after the Closing Date.

          "Hedge Agreement" means any agreement, including, without limitation, interest rate exchange, swap, collar or cap agreement, interest rate future or option contract, currency swap agreement, currency future, forward, or option contract, and other similar agreement, evidencing an agreement or arrangement intended to protect against fluctuation in interest rates and/or foreign exchange rates or conversion rates for conversion of foreign currencies to Dollars.

          "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agents, the Collateral Agent, each Lender and each Issuing Bank.

          "Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt Securi-ties, debentures, acceptances, notes or other similar instru-ments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Capital Stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Accommodation Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebted-ness, obligations or liabili-ties are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabil-ities of such Person in respect of interest rate contracts, Hedge Agreements and foreign exchange contracts, net of liabilities owed to such Person by the counterpar-ties thereon; and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemp-tion.

          "Indebtedness for Borrowed Money" means, with respect to any Person, to the extent the following would be reflected on a balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of such Person in respect of borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, in respect of Capital Lease obligations, in respect of Reimbursement Obligations or in respect of the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business.

          "Indemnified Matters" is defined in Section 15.03.

          "Indemnitees" is defined in Section 15.03.

          "Interest Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period to (ii) Cash Interest Expense for such period.

          "Interest Margin Effective Date" means the date, determined in accordance with the provisions of Section 5.04, on which the Base Rate Margins and Eurodollar Rate Margins applicable to a given period become effective.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any succes-sor statute and any regulations or guidance promulgated thereunder.

          "Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment of such Person but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

          "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person,
(ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any capital contribution by that Person to any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "Issuing Banks" means Citibank, each Lender designated as an "Issuing Bank" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, each other Lender or Affiliate of a Lender approved by the Collateral Agent and the Borrower who has agreed to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 3.01.

          "Kaynar" means Kaynar Technologies Inc., a Delaware corporation.

          "Kaynar Acquisition" means the merger of Dah Dah, Inc., a Delaware corporation and Wholly-Owned Subsidiary of the Borrower, with and into Kaynar, with Kaynar being the surviving corporation.

          "Kaynar Credit Agreement" means that certain Third Amended and Restated Credit Agreement dated October 23, 1998, as amended, among Kaynar, the other credit parties thereto, the lenders from time to time parties thereto and General Electric Capital Corporation.

          "Kaynar Non-Compete Contract" means that certain Voting and Option Agreement dated as of December 26, 1998 among the Borrower, General Electric Capital Corporation, Dah Dah, Inc. and CFE, Inc. executed and delivered in accordance with the terms of the Kaynar Purchase Agreement.

          "Kaynar Purchase Agreement" means that certain
Agreement and Plan of Reorganization dated as of December 26, 1998 among the Borrower, Dah Dah, Inc., a Delaware corporation, and Kaynar.

          "Lender" means, as of the Closing Date, each financial institution signatory hereto as a Lender and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory to an amendment hereto or pursuant to an Assignment and Accept-ance.

          "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

          "Letter of Credit Fee" is defined in Section 5.03(b).

          "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate Dollar equivalent of the undrawn face amount of all outstanding Letters of Credit, plus (iii) the aggregate Dollar equivalent of the face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied by the Issuing Bank as referenced in Section 3.01(c)(i)).

          "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower and as are not materially adverse (in the judgment of the Issuing Bank and Collateral Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agree-ment, the terms of this Agreement shall control.

          "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (includ-ing, without limitation, attorney, expert and consulting fees and costs and fees and costs associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), deed of charge, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financ-ing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ' 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "Loan Account" is defined in Section 4.03(b).

          "Loan Documents" means this Agreement, the Notes, Hedge Agreements to which any Lender or any Affiliate of a Lender is a party, depositary account and cash management agreements to which the Borrower or any Guarantor and any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obliga-tions between any Guarantor, the Borrower or any Subsidiary of the Bor-rower, either Administrative Agent, the Collateral Agent, and any of the Lenders or Issuing Banks delivered to either Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank pursuant to or in connec-tion with the transactions contemplated hereby.

          "Loans" means all Revolving Loans, Term Loans and Swing
Loans, whether Base Rate Loans or Eurodollar Rate Loans.

          "Margin Stock" means "margin stock" as such term is defined in Regulation U.

          "Material Adverse Effect" means a material adverse effect upon (i) the financial condition, operations, assets or prospects of the Borrower and its Subsidiaries on a consolidated basis, (ii) the ability of the Borrower or any of its Subsidiaries to perform its respective obligations under the Loan Docu-ments, or (iii) the ability of the Lenders, the Issuing Banks, or the Collateral Agent to enforce any of the Loan Documents.

          "Material Subsidiary" means a Restricted Subsidiary of the Borrower the assets of which have an aggregate book value equal to or greater than $500,000.

          "MIS" means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable
(including agings thereof).

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (other than a Foreign Employee Benefit Plan) which (i) is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability and
(ii) is not a Foreign Employee Benefit Plan.

          "Net Cash Proceeds of Issuance of Equity Securities" means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) received by the Borrower or any Restricted Subsidiary at any time on or after the Closing Date on account of:

     (i) the issuance of equity Securities other than

          (a) equity Securities of a Subsidiary of the Borrower issued to the Borrower;

          (b) equity Securities of a Subsidiary of the Borrower issued to another Subsidiary of the Borrower; and

          (c) equity Securities of the Borrower issued pursuant to Permitted Equity Securities Options, or

     (ii) a contribution to its capital by any Person (other than another "Fairchild Affiliate").

For purposes of this definition, "Fairchild Affiliate" means the Borrower and any direct or indirect Subsidiary of the Borrower.

          "Net Cash Proceeds of Issuance of Indebtedness" means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) of Indebt-edness for Borrowed Money (other than such Indebtedness permitted under Section 10.01) of the Borrower or any Restricted Subsidiary, in each case net of all transaction costs and under-writers' discounts and similar fees with respect thereto.

          "Net Cash Proceeds of Sale" means:

     (i) cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) from the sale, assignment or other disposition of (but not the lease or license of) any Property other than sales of property permitted under Sections 10.02(d) and 10.09, net of (a) the costs of sale, assignment or other disposi-tion, (b) any income, franchise, transfer or other tax liability arising from such transaction and
(c) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 10.03 on the asset disposed of, whether such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions received by (1) the Borrower or any Restricted Subsidiary other than proceeds of sales of Permitted Dispositions (other than (a) the Technologies Companies (upon the completion of full liquidation of all Technologies Companies) and (b) the Banner Companies (to the extent any mandatory prepayment of Net Cash Proceeds of Sale of Banner Companies is made as required by
Section 4.01(b)(i)(B)), (2) the Technologies Companies upon the completion of full liquidation of all Technologies Companies, and
(3) the Banner Companies (whether or not a Restricted Subsidiary) to the extent any mandatory prepayment of Net Cash Proceeds of Sale of Banner Companies is made as required by Section 4.01(b)(i)(B); and

     (ii) to the extent provided in Section 9.07(b), proceeds of insurance on account of the loss of or damage to any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain.

          "Net Cash Proceeds of Sale of Banner Companies" means cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) from the sale, assignment or other disposition of (but not the lease or license of) any Property or Capital Stock of the Banner Companies, other than sales of property permitted under Sections 10.02(d) and 10.09, net of (a) the costs of sale, assignment or other disposi-tion, (b) any income, franchise, transfer or other tax liability arising from such transaction and (c) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 10.03 on the asset disposed of, whether such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions.

          "Net Cash Proceeds of Sale of Permitted Dispositions" means cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) from the sale, assignment or other disposition of (but not the lease or license of) any Property other than sales of property permitted under Sections 10.02(d) and 10.09, net of (a) the costs of sale, assignment or other disposi-tion, (b) any income, franchise, transfer or other tax liability arising from such transaction and
(c) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 10.03 on the asset disposed of, whether such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions received by the Borrower or any Restricted Subsidiary with respect to sales of Permitted Dispositions (other than the Technologies Companies (upon the completion of full liquidation of all Technologies Companies) and the Banner Companies).

          "Non Pro Rata Loan" is defined in Section 4.02(f).

          "Note" means a promissory note in the form attached hereto as Exhibit B payable to a Lender, evidencing certain of the Obligations of the Borrower to such Lender and executed by the Borrower as required by Section 4.03(a), as the same may be amended, supplemented, modified or restated from time to time, and any promissory note issued in substitution therefor; "Notes" means, collectively, all of such Notes outstanding at any given time.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.01(c).

          "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to either Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, any Affiliate of either Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 15.03 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and all liabilities and obligations owing by the Borrower or any Subsidiary of the Borrower arising with respect to depositary accounts and cash management systems maintained with any Lender or any Affiliate of any Lender for the Borrower and/or its Subsidiaries, under Hedge Agreements entered into between the Borrower and/or its Subsidiaries and any Lender or any Affiliate of any Lender, and with respect to credit cards issued by any Lender or Affiliate of any Lender to the Borrower, any Subsidiary of the Borrower, or any employee of such Person. The term includes, without limita-tion, all interest, charges, expenses, fees, attor-neys' fees and disbursements and any other sum charge-able to the Borrower under this Agreement or any other Loan Document, to the Borrower or any of its Subsidiaries under any such Hedge Agreement, and to the Borrower or any of its Subsidiaries with respect to any such depositary accounts, cash management systems and credit cards.

          "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by the chair-man or vice-chairman of its board of directors (if an officer of such corporation) or its presi-dent, any of its vice presidents, or its treasurer.

          "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.
          "Operating Units" means, collectively, those segments of the Borrower's business known as (i) Fairchild Fasteners Group as more particularly described on Schedule 1.01.4 attached hereto and made a part hereof and engaged in the business of manufacturing and sales of aerospace and industrial fasteners,
(ii) Gas Spring Division as more particularly described on
Schedule 1.01.4, (iii) Fairchild Technologies Group as more particularly described on Schedule 1.01.4, and (iv) Banner Aerospace, Inc. as more particularly described on Schedule 1.01.4; and each of the foregoing is an "Operating Unit".

          "Organizational Documents" means, with respect to any corporation, limited liability company, unlimited liability company, or partnership (i) the articles/certificate of incorporation or articles of association (or the equivalent organizational documents) of such corpora-tion, limited liability company, or unlimited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company, unlimited liability company, or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's, unlimited liability company's or partnership's equity or ownership interests.

          "OSHA" means the Occupational Safety and Health Act of
1970, 29 U.S.C. '' 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

          "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

          "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental
Authority or other Person under an applicable Requirement of Law.

          "Permitted Dispositions" means the sale, lease, transfer or other disposition of the operations and/or assets and/or Investments identified on Schedule 1.01.5 attached hereto and made a part hereof.

          "Permitted Equity Securities Options" means the subscriptions, options, warrants, rights, convertible securities and other agreements or commitments relating to the issuance of equity Securities identified on Schedule 1.01.6 attached hereto and made a part hereof.

          "Permitted Existing Indebtedness" means the Indebted-ness of the Borrower and its Subsidiaries identified on Schedule
1.01.7 attached hereto and made a part hereof.

          "Permitted Existing Investments" means those Invest-ments identified as such on Schedule 1.01.8 attached hereto and made a part hereof.

          "Permitted Existing Liens" means the Liens on assets of the Subsidiaries of the Borrower identified on Schedule 1.01.9 attached hereto and made a part hereof.

          "Permitted Holders" means (i) Jeffrey J. Steiner (ii) any member of Jeffrey J. Steiner's immediate family or any of his lineal descendants, (iii) any trust or estate the principal beneficiaries of which are Persons referred to in clauses (i) and
(ii), (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) or (ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, and (v) and Affiliate or "associate" (as defined in the Securities Exchange Act) of the Persons described in clauses (i), (ii), (iii) and (iv).

          "Person" means any natural person, corporation, limited liability company, unlimited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

          "Plan" means an employee benefit plan defined in
Section 3(3) of ERISA (other than a Foreign Employee Benefit
Plan) (i) in respect of which the Borrower or any ERISA Affil-iate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability and (ii) which is not a Foreign Employee Benefit Plan.

          "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would consti-tute an Event of Default.

          "Pro Forma Balance Sheet" means, collectively, the unaudited pro forma estimated opening balance sheet, as of April 20, 1999, of the Borrower and its Subsidiaries attached hereto as Exhibit E, prepared in accordance with GAAP, dated the Closing Date, and giving effect to the extensions of credit contemplated hereby, the issuance of the Senior Subordinated Notes, the payment of the Refinanced Indebtedness, the cash purchase price under the Kaynar Purchase Agreement, and the Banner Exchange.

          "Projections" means the financial projections for the Borrower and its Subsidiaries and assumptions prepared by the Borrower attached hereto as Exhibit F.

          "Property" means any Real Property or personal prop-erty, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by the Borrower or any Subsidiary of the Borrower, as applicable, (including any surface water thereon, and soil and groundwater thereunder).

          "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment (as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) plus the outstanding principal balance of such Lender's Term Loan, by
(ii) the sum of the aggregate amount of all of the Revolving Credit Commitments plus the outstanding balance of all Term Loans; provided, however, that, in the event the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Pro Rata Share" shall be determined based upon the Revolving Credit Commitments in effect immediatly prior to such termination.

          "Protective Advance" is defined in Section 13.09(a).

          "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. '' 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or apper-taining and all extensions, additions, improvements, betterments, renewals, substitutions and replace-ments to or of any of the rights and interests described in clauses (iii) and (iv) above.

          "Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance,
(iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Person is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Person, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

          "Refinanced Indebtedness" means (i) all Indebtedness outstanding pursuant to the Banner Credit Agreement, other than contingent obligations with respect to the letters of credit issued thereunder, (ii) all Indebtedness outstanding pursuant to the TFC/RHI/FHC Credit Agreement, other than contingent obligations with respect to the letters of credit issued thereunder (which letters of credit referenced in clauses (i) and (ii) hereof constitute Letters of Credit), (iii) all Indebtedness outstanding pursuant to the Kaynar Credit Agreement, other than contingent obligations with respect to letters of credit issued thereunder in the event such letters of credit are either cash collateralized or supported by Letters of Credit, and (iv) all Indebtedness of BAR DE, Inc. outstanding under any margin loan.

          "Register" is defined in Section 15.01(c).

          "Regulation A" means Regulation A of the Federal
Reserve Board as in effect from time to time.

          "Regulation T" means Regulation T of the Federal
Reserve Board as in effect from time to time.

          "Regulation U" means Regulation U of the Federal
Reserve Board as in effect from time to time.

          "Regulation X" means Regulation X of the Federal
Reserve Board as in effect from time to time.

          "Reimbursement Date" is defined in Section
3.01(d)(i)(A).

          "Reimbursement Obligations" means the aggregate Dollar equivalent of the non-contingent reimbursement or repayment obliga-tions of the Borrower with respect to amounts drawn under Letters of Credit.

          "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Con-taminants through or in the air, soil, surface water, groundwater or Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Con-taminants in the indoor or outdoor environment; (ii) pre-vent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Replacement Proceeds" means the amount of (i) proceeds of insurance in an amount greater than $500,000 paid on account of the loss of or damage to any Property and awards of compensation for Property taken by condemnation or eminent domain to the extent actually used to replace, rebuild or restore the Property so lost, damaged or taken, provided that the Borrower has delivered written notice to the Collateral Agent within 90 days after the Collateral Agent's receipt of the proceeds of such insurance payment or condemnation award that the owner or operator of such Property intends to so replace, rebuild or restore such Property and (ii) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted.

          "Reportable Event" means any of the events described in
Section 4043(c) of ERISA and the regulations promulgated thereunder as in effect from time to time other than an event for which the thirty (30) day notice requirement has been waived by the PBGC.

          "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing docu-ments of such Person, and any law, rule or regulation, or deter-mination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environ-mental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

          "Requisite Lenders" means Lenders whose Term Loan Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%) and Lenders whose Revolving Credit Pro Rata Shares, in the aggregate, are greater than fifty one percent (51%); provided, however, that, in the event any of the Revolving Lenders shall have failed to fund its Revolving Credit Pro Rata Share of any Revolving Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders", as it pertains to Revolving Lenders, means Revolving Lenders (excluding all Revolving Lenders whose failure to fund their respective Revolving Credit Pro Rata Shares of such Revolving Loans have not been so cured) whose Revolving Credit Pro Rata Shares represent more than fifty-one percent (51%) of the aggregate Revolving Credit Pro Rata Shares of such Revolving Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders", as it pertains to Revolving Lenders, means Revolving Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Revolving Loans are greater than fifty-one percent (51%).

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any Restricted Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any sinking fund or similar payment or other acquisition for value (except to the extent permitted under Section 10.05), direct or indirect, of any shares of any class of equity Securities of the Borrower or any Restricted Subsidiary now or hereafter outstanding, (iii) any payment or prepay-ment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemp-tion, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness for Borrowed Money of the Borrower or any Restricted Subsidiary other than the Obligations, the Refinanced Indebtedness repaid as anticipated by this Agreement, scheduled payments of principal and interest due with respect to Indebtedness permitted under Section 10.01(c) - (i), refinancings of Permitted Existing Indebtedness permitted under Section 10.01(h), and scheduled interest payments due with respect to the Senior Subordinated Notes, and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any out-stand-ing warrants, options or other rights to acquire shares of any class of Capital Stock or other equity Securities of the Borrower or any Restricted Subsidi-ary now or hereafter outstand-ing (except to the extent permitted under Section 10.05).

          "Restricted Subsidiaries" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary. In no event shall any Unrestricted Subsidiary become a Restricted Subsidiary.

          "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and condi-tions of this Agreement, in an aggregate amount at any time outstanding which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commit-ment" on Schedule 1.01.10 attached hereto and made a part hereof, the signature pages of any amendment hereto, or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $100,000,000, as reduced from time to time pursuant to Section 4.01.

          "Revolving Credit Obligations" means, at any par-tic-ular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the Letter of Credit
Obligations at such time.

          "Revolving Credit Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate Revolving Credit Commitments.

          "Revolving Credit Termination Date" means the earliest to occur of (i) April 30, 2005 (or, if not a Business Day, the next preceding Business Day), (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement, and (iii) the date of acceleration of the Obligations pursuant to Section 12.02.

          "Revolving Lender" means each Lender having a Revolving
Credit Commitment.

          "Revolving Loans" is defined in Section 2.01(a).

          "RHI" means RHI Holdings, Inc., a Delaware corporation.

          "SBIC" means a corporation formed by the Borrower as permitted by the terms of Section 10.04(f).

          "Securities" means any Capital Stock, shares, voting trust certif-icates, partnership certificates or interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "investment securities" or "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, whether certificated or uncertificated, or any certificates of interest, shares, or par-tici-pations in temporary or interim certificates for the purchase or acquisi-tion of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obliga-tions.
          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Securities Exchange Act" means the Securities Exchange
Act of 1934, as amended from time to time, and any successor statute.

          "Senior Subordinated Note Indenture" means that certain
Indenture dated as of April 20, 1999 between the Borrower and The
Bank of New York, as Trustee, with respect to $225,000,000 10
3/4% Senior Subordinated Notes due 2009.

          "Senior Subordinated Notes" means the senior subordinated notes in an aggregate face amount of $225,000,000 issued by the Borrower under and pursuant to the Senior
Subordinated Note Indenture and notes issued in exchange therefor as contemplated by the Senior Subordinated Note Indenture and related registration rights agreement.

          "Solvent", when used with respect to any Person, means that at the time of determination:

          (i) the Fair Market Value of its assets is in excess of the total amount of its liabilities
     (including, without limitation, contingent liabilities); and

         (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

        (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

         (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 3.01 for the account of the Borrower or for the account of any Guarantor or any Subsidiary of the Borrower if the Borrower is jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is not a Commercial Letter of Credit.

          "Subsidiary" of a Person means any corporation, limited liability company, unlimited liability company, general or limited partnership, or other entity of which securities or other owner-ship interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.
          "Swing Lender" means either Administrative Agent.

          "Swing Loan Availability" is defined in Section
2.01(c).

          "Swing Loan Reserve" means, at any time, a reserve in an amount equal to the then outstanding balance of the Swing
Loans.

          "Swing Loans" is defined in Section 2.01(c).

          "Swing Loan Subfacility" means, at any time, an amount equal to the lesser of (i) $15,000,000 and (ii) the aggregate amount of the Revolving Credit Commitments of the Administrative
Agents.

          "Taxes" is defined in Section 14.01(a).

          "Technologies Companies" means, collectively, (i) Fairchild Technologies USA, Inc., a Delaware corporation; (ii) Fairchild Germany, Inc., a Delaware corporation; (iii) Fairchild CDI S.A.; (iv) Fairchild Technologies Optical Disc Equipment Group GmbH until the optical disc equipment business and operations thereof are transferred to another Technologies Company; (v) Fairchild Technologies Semiconductor Equipment Group GmbH; (vi) Convac France S.A.; (vii) Fairchild Technologies Europe Limited; (viii) Fairchild Technologies Korea Limited; (ix) Snails, Inc.; (x) MediaDisc S.A.; (xi) CuTek Research, Inc.; and
(xi) those operating Subsidiaries of the Borrower and Persons any equity Securities of which are owned by the Borrower or any Subsidiary of the Borrower, or which may be acquired or formed by a Technology Company after the Closing Date, which are engaged in the manufacture and sale of equipment used in the manufacture of semiconductors and optical discs; and "Technologies Company" means any of the Technologies Companies, individually.

          "Term Lender" means a Lender to which the Borrower is obligated with respect to a Term Loan.

          "Term Loan" and "Term Loans" are defined in Section
2.01(b).

          "Term Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Term Loans pursuant to the terms and conditions of this Agreement on the Closing Date in an aggregate amount which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term Loan Commitment" on Schedule 1.01.10 attached hereto and made a part hereof, and "Term Loan Commitments" means the aggregate principal amount of the Term Loan Commitments of all Term Lenders, the maximum amount of which shall be $225,000,000.

          "Term Loan Pro Rata Share" means, with respect to any Term Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Term Loan payable to such Lender by (ii) the aggregate outstanding principal amount of all Term Loans.

          "Term Loan Termination Date" means the earlier of (i)
April 30, 2006 and (ii) the date of acceleration of the Obligations pursuant to Section 12.02.

          "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessa-tion of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of such Borrower or any ERISA Affiliate; (iii) the imposition of an obli-gation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to termi-nate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan;
(vi) the appointment by a foreign Governmental Authority of, or the institution of proceedings by a foreign Governmental Authority to appoint, a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

          "TFC/RHI/FHC Credit Agreement" means that certain Third Amended and Restated Credit Agreement dated as of December 19, 1997, as amended, among the Borrower, RHI and FHC, as borrowers, Citicorp and NationsBank as administrative agents, Citicorp as collateral agent, and certain financial institutions as lenders and issuing banks thereunder.

          "Uniform Commercial Code" means the Uniform Commercial
Code as enacted in the State of New York, as it may be amended from time to time.

          "Unrestricted Subsidiaries" means, as of any given time, (i) all of the Technologies Companies other than Fairchild Technologies Optical Disc Equipment Group GmbH, (ii) any Subsidiary of the Borrower that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower as permitted by Section
8.06 and (iii) all Subsidiaries of an Unrestricted Subsidiary.

          "Unrestricted Subsidiaries Net Investment Amount" means, as of any date of determination, the amount equal to sum of (i) the aggregate principal amount of all intercompany loans made to, and Accommodation Obligations incurred for the benefit of, all Unrestricted Subsidiaries during the period commencing on the Closing Date and ending on such date of determination, plus
(ii) the aggregate amount of all capital contributions (whether made in cash or property valued at its Fair Market Value at the time of contribution) made, directly or indirectly, by the Borrower to all Unrestricted Subsidiaries during the period commencing on the Closing Date and ending on such date of determination minus (a) the aggregate amount of all repayments in cash of principal of such intercompany loans made and the aforesaid Accommodation Obligations released after the Closing Date and (b) all returns on capital paid in cash after the Closing Date in respect of such capital contributions; provided, however, that in the case of dividends paid by an Unrestricted Subsidiary, the amount of such dividends shall not be included in the aforesaid calculation if the same are included in the determination of EBITDA as provided in the definition of such term. For purposes of the aforesaid calculation, (1) no loans or capital contributions to any Technologies Company or repayments of loans or returns on capital paid in cash by any Technologies Company shall in any event be included in such calculation and
(2) the subject Unrestricted Subsidiaries shall include all Unrestricted Subsidiaries (other than Technologies Companies) as of the time of determination after giving effect to the designation specified in the notice delivered under Section 8.06.

          "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          "Wholly-Owned Subsidiary" means a corporation (i) one hundred percent (100%) of the Capital Stock or other equity Securities of which is owned by the Person of which it is a Subsidiary or (ii) greater than ninety-five percent (95%) of the Capital Stock or other equity Securities of which is owned by the Person of which it is a Subsidiary and the remainder of which Capital Stock or other equity Securities is owned by a nominee of such Person solely to comply with the Requirements of Law of the jurisdiction governing such corporation's organization and existence.

          1.02. Computation of Time Periods.?? In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period; provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calen-dar month during which such period is to end), such period shall, unless otherwise expressly required by the other provi-sions of this Agreement, end on the last day of the calendar month.

          1.03.  Accounting Terms; Financial Term Definitions.??
Subject to Section 15.04, for purposes of this Agree-ment, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.04. Other Terms.?? All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

          1.05. Dollar Equivalents.?? For purposes of Dollar designations or Dollar equivalent designations in this Agreement, all calculations thereof shall be determined, with respect to amounts otherwise denominated in a non-U.S. currency, based on the amount of Dollars required to purchase such amount of non-U.S. currency at the Exchange Rate therefor which is in effect on the date of determination.



                           ARTICLE II
                   AMOUNTS AND TERMS OF LOANS


          2.01. Revolving Credit, Term Loan and Swing Loan Facilities.?? (a) Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Revolving Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collec-tively, the "Revolving Loans") to the Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Revolving Credit Termination Date, in an amount not to exceed such Lender's Revolving Credit Pro Rata Share of the Availability. All Revolving Loans comprising the same Borrow-ing under this Agreement shall be made by the Lenders simultane-ously and proportionately to their then respective Revolving Credit Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Revolving Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount of the Availability at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date; provided, however, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans to the extent necessary such that the Revolving Credit Obligations at no time exceed the Revolving Credit Commitments. Each requested Borrowing of Revolving Loans funded on any Funding Date therefor shall be (i) if Base Rate Loans, in a principal amount of at least $100,000 and in integral multiples of $100,000 in excess of that amount and (ii) if Eurodollar Rate Loans, in a principal amount of at least $1,000,000 and in integral multiples of $100,000 in excess of that amount.

          (b) Term Loans. (i) Amount of the Term Loans. Subject to the terms and conditions set forth in this Agreement, each Term Lender hereby severally and not jointly agrees to make Term Loans, in Dollars (each such loan, individually, a "Term Loan" and, collectively, the "Term Loans") to the Borrower on the Closing Date in the aggregate principal amount equal to its respective Term Loan Commitment, such Term Loans requested in a given Notice of Borrowing to be made simultaneously, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.

          (ii) Repayment of Term Loans. The outstanding balance of the Term Loans shall be repaid in nine (9) installments in the aggregate amounts set forth below on the dates set forth below with a final payment on April 30, 2006 unless the Term Loan Termination Date occurs prior to any such date, in which case all outstanding Term Loans shall be due and payable on the Term Loan Termination Date:

     Installment Due Date          Aggregate Installment

     April 30, 2000                $2,250,000

     April 30, 2001                $2,250,000

     April 30, 2002                $2,250,000

     April 30, 2003                $2,250,000

     April 30, 2004                $2,250,000

     April 30, 2005                $2,250,000

     July 31, 2005                 $52,875,000

     October 30, 2005              $52,875,000

     January 31, 2006              $52,875,000

     April 30, 2006                $52,875,000

In addition to the scheduled payments on the Term Loans, the Borrower may make voluntary prepayments as and when described in
Section 4.01(a)(i) and shall make the mandatory prepayments required in Section 4.01(b), for credit against such scheduled payments on the Term Loans pursuant to the provisions of Section 4.01(a)(i) or Section 4.01(b)(vii), as applicable.

          (c) Swing Loans. (i) Amount. Subject to the terms and conditions set forth in this Agreement, a Swing Lender, in its sole discretion, may from time to time after the Closing Date make loans, in Dollars, to the Borrower solely for such Swing Lender's own account (the "Swing Loans") up to an aggregate principal amount at any one time outstanding equal to the least of (A) fifty percent (50%) of the Swing Loan Subfacility, (B) such Swing Lender's unfunded Revolving Credit Commitment, and (C) the unfunded Revolving Credit Commitments as of the time such Swing Loans are requested (such least amount being referred to as the "Swing Loan Availability"); provided that in no event shall the amount of Swing Loans advanced to the Borrower at any given time exceed the amount of the Availability at such time prior to giving effect to such Swing Loans. All Swing Loans shall be Base Rate Loans and be payable, together with accrued interest thereon, on such Swing Lender's demand therefor.

          (ii) Making of Swing Loans. Neither Swing Lender shall have any duty to make or to continue to make Swing Loans at any time. In the event a Swing Lender determines to make any Swing Loan after Borrower's request therefor, the Swing Lender shall make the proceeds of such Swing Loan available to the Borrower at the Collateral Agent's office in New York, New York and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. Neither Swing Lender shall make any Swing Loan at any time if such Swing Lender shall have received a written notice from any Lender or shall otherwise have actual knowledge before funding such Swing Loan that one or more of the conditions precedent set forth in Section 6.02 will not be satisfied on the proposed Funding Date for such Swing Loan, but neither Swing Lender shall otherwise be required to take any action to determine that the conditions precedent set forth in Section 6.02 have been satisfied prior to making any Swing Loan.

          (iii) Repayment of Swing Loans. (A) From time to time when Swing Loans are outstanding, the Swing Lenders shall, at their discretion, notify the Collateral Agent of their request for repayment thereof, whereupon the Collateral Agent shall notify the Revolving Lenders of such request as set forth below. On the proposed purchase date set forth in such notice, and on the Revolving Credit Termination Date, each Revolving Lender shall irrevocably and unconditionally purchase from such Swing Lender(s), without recourse or warranty, an undivided interest and participation in such Swing Loan to the extent of such Revolving Lender's Revolving Credit Pro Rata Share thereof. The aforesaid request by the Swing Lender shall be made by written notice to the Collateral Agent (which may be delivered by facsimile transmission) or telephone to the Collateral Agent (with written confirmation thereof by facsimile transmission), which notice shall specify a proposed purchase date and be delivered to the Collateral Agent no later than 12:00 noon at least one (1) Business Day in advance of such proposed purchase date. Promptly after receipt of such notice, the Collateral Agent shall notify the Revolving Lenders of the requested purchase and each Revolving Lender shall deposit an amount equal to its Revolving Credit Pro Rata Share of the applicable Swing Loan with the Collateral Agent at its office in New York, New York, in immediately available funds not later than 1:00 p.m. (New York time) on the proposed purchase date. The Collateral Agent shall thereupon (regardless of whether the conditions precedent set forth in Section 6.02 are then satisfied) remit such amount to the Swing Lender(s) in immediately available funds. If such amount is not made available by any Revolving Lender to the Collateral Agent for remittance to the Swing Lender(s) as described above, the Swing Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon, for each day from the date of demand, at the Federal Funds Rate for the first three (3) days following the date such amount was due and thereafter at the Base Rate. The failure of any Revolving Lender to pay such amount to the Swing Lender(s) shall not relieve any other Revolving Lender of its obligation to make the payment to be made by it. Upon the purchase of a Revolving Lender of a participation in any Swing Loan pursuant to this Section 2.01(c)(iii), such Revolving Lender shall be deemed to have made a Revolving Loan in the amount of such participation, and such Swing Loan shall be deemed to have been repaid in such amount.

          (B)  Notwithstanding anything to the contrary in this
Section 2.01(c), Borrower shall, whether or not a Swing Lender shall have made demand therefor, on the Revolving Credit
Termination Date repay in full the principal amount of the Swing
Loans then outstanding together with interest thereon.


          2.02.  General Terms.??  (a)  Notice of Borrowing.
When the Borrower desires to borrow under Section 2.01, the Borrower shall deliver to the Collateral Agent a Notice of Borrowing, signed on behalf of the Borrower, (i) on the Closing Date, in the case of a Borrowing on the Closing Date, (ii) no later than 11:00 a.m. (New York time) on the proposed Funding Date therefor, in the case of a Borrowing of Base Rate Loans after the Closing Date, and (iii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date therefor, in the case of a Borrowing of Eurodollar Rate Loans after the Closing Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing and whether the Borrowing is of Term Loans or Revolving Loans, (iii) in the case of Revolving Loans, the Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (v) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, and (vi) the instructions for the disbursement of the proceeds of the proposed Borrowing. The Loans made on the Closing Date shall initially be Base Rate Loans and there-after may be continued as Base Rate Loans or converted into Eurodollar Rate Loans, in the manner provided in Section 5.01(c) and subject to the conditions therein set forth and in Section
5.02. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Closing Date), the Borrower may give the Collateral Agent telephonic notice of any proposed Bor-rowing by the time required under this Section 2.02(a), if the Borrower confirms such notice by delivery of the required Notice of Borrowing to the Collateral Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. (New York time) on the same day, the original of which facsimile copy shall be delivered to the Collateral Agent within fourteen (14) days after the date of such transmission. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.02(a) shall be irrevocable. Notwithstanding the foregoing, in the event a Notice of Borrowing is delivered to the Collateral Agent after 11:00 a.m. (New York time) but by 3:00 p.m. (New York time) on any specified Funding Date, Citicorp, as a Swing Lender, shall have the first option to make a Swing Loan to fund the requested Borrowing, subject to the limitations set forth in Section 2.01(c)(i), and, in the event Citicorp elects not to make such Swing Loan or Citicorp has Swing Loans aggregating the maximum available from it pursuant to Section 2.01(c)(i) outstanding on the Funding Date for the requested Borrowing, NationsBank shall have the option to make such Swing Loan.

          (b) Making of Term Loans and Revolving Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof), the Collateral Agent shall notify each applicable Lender, by telecopy, or other similar form of trans-mission, of the proposed Borrowing. Each Lender obligated to make a Loan with respect to the requested Borrowing shall deposit an amount equal to its Term Loan Pro Rata Share or Revolving Credit Pro Rata Share, as applicable, of the respective Term Loan or Revolving Loan amount requested with the Collateral Agent at its office in New York, New York, in immediately available funds not later than 2:00 p.m. (New York time) on the applicable Funding Date therefor. Subject to the fulfillment of the conditions precedent set forth in Section 6.01 or Section 6.02, as applicable, the Collateral Agent shall make the proceeds of such amounts received by it with respect to Loans available to the Borrower at the Collateral Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower's disburse-ment instructions set forth in the applicable Notice of Borrow-ing. The failure of any Lender to deposit the amount described above with the Collateral Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in
Section 6.01 or 6.02, as applicable, are not fulfilled as of the proposed Funding Date for any Borrowing, the Collateral Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

          (ii) Unless the Collateral Agent shall have been notified by any Lender (A) on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Loans which are Eurodollar Rate Loans or (B) prior to the time of funding thereof as specified in Section 2.02(a) in respect of any Borrowing of Loans which are Base Rate Loans, that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Collateral Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Collateral Agent on the Funding Date therefor, and the Collateral Agent, in its sole discretion may, but shall not be obli-gated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. If the Loan pro-ceeds corresponding to that amount are advanced to the Borrower by the Collateral Agent but are not in fact deposited with the Collateral Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrower agrees to repay, to the Collateral Agent, forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Collateral Agent (A) in the case of the Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Federal Funds Rate for the first Business Day after the applicable Funding Date, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Collateral Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Collateral Agent shall promptly pay to the Borrower such corresponding amount. This Section 2.02(b) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

          (c) Revolv-ing Credit Termination Date. The Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date and each Revolving Lender's obliga-tion to make Revolving Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date. All outstanding Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obliga-tions, provision for payment in cash shall be made as provided in Section 3.01(a)(iv)) (i) if the Revolving Credit Commitments are terminated pursuant to Section 4.01, on the date such termination is effective and (ii) otherwise, on the earlier to occur of (A) April 30, 2005 or, if not a Business Day, the next preceding Business Day, and (B) the date of acceleration of the Obligations pursuant to Section 12.02.

          2.03.  Authorized Officers and Collateral Agent.??
On?? the Closing Date the Borrower shall deliver, and from time to time thereafter the Borrower may deliver, to the Collateral Agent an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request Loans and Letters of Credit and to request a conversion/con-tinu-a-tion of any Loan, in each instance containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be author-ized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agents, Collateral Agent, Lenders and Issuing Banks shall be entitled to rely conclusively on such officer's, employee's, or agent's authority to request such Loan or Letter of Credit or such conver-sion/continuation until the Administrative Agents, Collateral Agent, Lenders and Issuing Banks receive written notice to the contrary. None of either Administrative Agent, the Collateral Agent, the Lenders, or the Issuing Banks shall have any duty to verify the authenticity of the signa-ture appearing on any such Officer's Certificate, written Notice of Borrowing or Notice of Conversion/Continuation, or any other document, and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/con-tinuation, the Collateral Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. None of either Administrative Agent, the Collateral Agent, the Lenders or Issuing Banks shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which such Administrative Agent, the Collateral Agent, such Lender, or such Issuing Bank believes to have been given by a duly author-ized officer or other person authorized to borrow on behalf of the Borrower.

          2.04. Use of Proceeds of Loans.?? The proceeds of the Revolving Loans and Term Loans shall be used for working capital in the ordinary course of the respective businesses of the Borrower and its Subsidiaries or for other lawful general corporate purposes not prohibited by the terms of this Agreement, including, without limitation, repayment in full on the Closing Date of the Refinanced Indebtedness as reflected on Exhibit G attached hereto and made a part hereof and payment of the cash purchase price owing under the Kaynar Purchase Agreement, but excluding, in accordance with the provisions of Section 10.10, the purchasing or carrying of Margin Stock within the meaning of Regulation U. The proceeds of the Swing Loans may be used solely for working capital in the ordinary course of business of the Borrower and the Borrower's Subsidiaries.



                          ARTICLE III
                       LETTERS OF CREDIT


          3.01. Letters of Credit.?? Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to issue for the account of the Borrower, or for the account of any Guarantor or any of the Borrower's Subsidiaries if the Borrower is jointly and severally liable for reimbursement of amounts drawn under such Letter of Credit, one or more Letters of Credit, subject to the following provisions:

          (a) Types and Amounts. An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit at any time:

          (i) if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

          (ii) if the Issuing Bank receives written notice from the Collateral Agent at or before 11:00 a.m. (New York time) on the date of the proposed issuance, amendment or extension of such Letter of Credit that
     (A) immediately after giving effect to the issuance, amendment or extension of such Letter of Credit, (I) the Letter of Credit Obligations at such time would exceed $40,000,000 or (II) the Availability at such time would be less than zero, or (B) one or more of the conditions precedent con-tained in Sections 6.01 or 6.02, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to the Issuing Bank by the Collateral Agent (and an Issuing Bank shall not otherwise be required to deter-mine that, or take notice whether, the conditions precedent set forth in Sections 6.01 or 6.02, as applicable, have been satis-fied);

          (iii)  which is in a currency other than a
     currency in which such Issuing Bank is then issuing letters of credit; or

          (iv) which has an expiration date later than the earlier to occur of (A) the date one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof) and (B) the Revolving Credit Termination Date; provided, however, that on the Revolving Credit Termination Date, Borrower shall deposit with the Collateral Agent (or respective Issuing Bank(s) at the direction of the Collateral Agent) Cash Collateral for deposit in the Cash Collateral Account or under other agreements satisfactory to the Collateral Agent and Issuing Bank(s) and in an amount equal to one hundred five percent (105%) of the then undrawn face amount of all Letters of Credit denominated in Dollars and one hundred twenty percent (120%) of the then undrawn face amount of all Letters of Credit denominated in any currency other than Dollars, in each instance for all Letters of Credit which will continue outstanding after the Revolving Credit Termination Date, plus Letter of Credit Fees with respect to such Letters of Credit for the period commencing on the Revolving Credit Termination Date through the expiry date of such Letters of Credit.

          (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections
6.01 and 6.02, as applicable, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) if the Issuing Bank so requests, the Borrower or, in the case of Letters of Credit issued for the account of a Guarantor or any of the Borrower's Subsidiaries, the Borrower and such Guarantor or Subsidiary shall have executed and delivered to such Issuing Bank and the Collateral Agent a Letter of Credit Reimburse--ment Agreement and such other docu-ments and materials as may be required pursuant to the terms thereof; and

          (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

          (c) Issuance of Letters of Credit. (i) The Borrower shall give an Issuing Bank and the Collateral Agent written notice that it has selected such Issuing Bank to issue a Letter of Credit not later than 11:00 a.m. (New York time) on the third
(3rd) Business Day preceding the requested date for issuance thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Collateral Agent. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit is solely for the account of the Borrower or the name of the Guarantor or Subsidiary of the Borrower which is jointly and severally applying for such Letter of Credit, (C) the stated amount of the Letter of Credit requested, (D) the effec-tive date (which shall be a Business Day) of issuance of such Letter of Credit, (E) the date on which such Letter of Credit is to expire (which shall be a Business Day and no later than the Business Day immediately preceding the scheduled Revolving Credit Termination
Date), (F) the Person for whose benefit such Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit,
(H) the Availability at such time, and (I) the amount of the then out-standing Letter of Credit Obliga-tions. Such Issuing Bank shall notify the Collateral Agent immediately upon receipt of a written notice from the Borrower requesting that a Letter of Credit be issued, or that an existing Letter of Credit be extended or amended and, upon the Collateral Agent's request therefor, send a copy of such notice to the Collateral Agent.

          (ii) The Issuing Bank shall give (A) the Collateral Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment, extension or cancellation of a Letter of Credit and (B) promptly after issuance thereof, provide the Collateral Agent with a copy of each Letter of Credit issued and each amendment thereto.

          (d)  Reimbursement Obligations; Duties of Issuing
Banks. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

          (A) the Borrower shall reimburse, or cause the Guarantor or its Subsidiary for whose account a Letter of Credit is issued to reimburse, the Issuing Bank for amounts drawn under such Letter of Credit, in Dollars, no later than the date (the "Reimbursement Date") which is the earlier of (I) the time specified in the applicable Letter of Credit Reimbursement Agreement and
     (II) one (1) Business Day after the Borrower receives written notice from the Issuing Bank that payment has been made under such Letter of Credit by the Issuing Bank; and

          (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans that are Revolving Loans in accordance with Section 5.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable to Base Rate Loans in accordance with
     Section 5.01(d).

          (ii) The Issuing Bank shall give the Collateral Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower, the applicable Guarantor, or the Borrower's applicable Subsidiary on account of a Reimbursement Obligation (which notice the Collateral Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

         (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, the Borrower, a Guarantor, or any of the Borrower's Subsidiaries or, so long as it is not issued in violation of
Section 3.01(a), relieve any Lender of its obligations hereunder to such Issuing Bank. Solely as between the Issuing Banks and the Lenders, in determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been deliv-ered and that they appear on their face to comply with the requirements of such Letter of Credit.

          (e) Participations. (i) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 3.01 and on the Closing Date with respect to the Letters of Credit identified on Schedule 3.02 attached hereto and made a part hereof, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Revolving Credit Pro Rata Share, including, without limitation, all obligations of the Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 3.01(g) and Section 5.03(b)) and any security therefor and guaranty pertaining thereto.

          (ii) If any Issuing Bank makes any payment under any Letter of Credit and the Borrower, or the Guarantor or the Subsidiary of the Borrower for whose account the Letter of Credit was issued, does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Collateral Agent, which shall promptly notify each Lender, and each Revolving Lender shall promptly and unconditionally pay to the Collateral Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender's Revolving Credit Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as an Issuing Bank), and the Collateral Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Collateral Agent for the Issuing Bank's account, pursuant to this Section 3.01(e). All amounts so paid to the Issuing Bank shall be deemed to constitute Revolving Loans. If a Lender does not make its Revolving Credit Pro Rata Share of the amount of such payment available to the Collateral Agent, such Lender agrees to pay to the Collateral Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Busi-ness Day after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable to Base Rate Loans that are Revolving Loans in accordance with
Section 5.01(a). The failure of any Lender to make available to the Collateral Agent for the account of an Issuing Bank its Revolving Credit Pro Rata Share of any such payment shall neither relieve any other Lender of its obli-gation hereunder to make available to the Collateral Agent for the account of such Issuing Bank such other Lender's Revolving Credit Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Collateral Agent.

          (iii) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Collateral Agent has previously received payments from any Revolving Lender for the account of such Issuing Bank pursuant to this Section 3.01(e), such Issuing Bank shall promptly pay to the Collateral Agent and the Collateral Agent shall promptly pay to such Lender an amount equal to such Lender's Revolving Credit Pro Rata Share thereof. Each such payment shall be made by such Issuing Bank or the Collateral Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

          (iv) Upon the request of any Lender, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimburse-ment Agreement to which such Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

          (v) The obligations of a Lender to make payments to the Collateral Agent for the account of any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank, and shall be honored in accordance with this Article III (irrespective of the satisfaction of the conditions described in Sections 6.01 and 6.02, as applicable) under all circumstances, including, without limita-tion, any of the following circumstances:

          (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (B) the existence of any claim, setoff, defense or other right which the Borrower, any Guarantor or Subsidiary of the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be act-ing), the Collateral Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contem-plated herein or any unrelated transac-tions (including any underly-ing trans-actions between the account party and beneficiary named in any Letter of Cre-dit);

          (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccu-rate in any respect;

          (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

          (E) any failure by that Issuing Bank to make any reports required pursuant to Section 3.01(h) or the inaccuracy of any such report; or

          (F) the occurrence of any Event of Default or Potential Event of Default.

          (f) Payment of Reimbursement Obligations. (i) The Borrower unconditionally agrees to pay, or cause the Guarantor or Borrower's Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower, such Guarantor or such Subsidiary of the Borrower may have at any time against any Issuing Bank or any other Person.

         (ii) In the event any payment by the Borrower, such Guarantor, or such Subsidiary received by an Issuing Bank with respect to a Letter of Credit and distributed by the Collateral Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receiver-ship, liquida-tion or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by such Issu-ing Bank, contribute such Lender's Revolving Credit Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

          (g) Issuing Bank Charges. The Borrower shall pay, or cause the Guarantor or Borrower's Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrower's, such Guarantor's, or such Subsidiary's account, as applicable, as may be agreed upon by the Borrower and such Issuing Bank from time to time.

          (h) Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the first (1st) Business Day following the last day of each calendar month, provide to the Collateral Agent, the Borrower, and, if requested by a Lender, such Lender, separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued as Letters of Credit, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the aggregate Letter of Credit Obli-gations outstanding to it at the end of each day during such month and, to the extent not otherwise provided in accordance with the provisions of Section 3.01(c)(ii), any informa-tion requested by the Collateral Agent or the Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

          (i) Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, the Borrower hereby agrees to defend, indemnify, and save the Collateral Agent, each Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasona-ble attor-neys' fees but excluding net income taxes) which the Collateral Agent, such Issuing Bank or such Lender may incur or be subject to as a conse-quence, direct or indirect, of (A) the issuance of any Letter of Credit other than as a result of the gross negli-gence or willful misconduct of the Issuing Bank, as determined by a court of com-petent jurisdiction, or (B) the failure of the Issu-ing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Govern-mental Authority.

         (ii) As between the Borrower and any Guarantor or any of the Borrower's Subsidi-aries for whose account a Letter of Credit is issued on the one hand and the Collateral Agent, the Lenders and the Issuing Banks on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limi-tation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Issuing Banks and the Lenders shall not be respon-sible for: (A) the form, validity, legality, suffi-ciency, accuracy, genuineness or legal effect of any docu-ment submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insuf-ficient, inaccurate, fraudulent or forged; (B) the validity, legality or suffi-ciency of any instrument trans-fer-ring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the bene-ficiary of a Letter of Credit to comply duly with condi-tions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or deliv-ery of any mes-sages, by mail, cable, telegraph, telex or other-wise, whether or not they be in cipher;
(E) errors in interpretation of tech-nical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the mis-application by the beneficiary of a Lette-r of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Collateral Agent, the Issuing Banks or the Lenders.

          3.02. Transitional Provisions.?? Schedule 3.02 contains a schedule of certain letters of credit issued prior to the Closing Date by Citibank for the account of the Borrower, a Guarantor, or for the account of a Subsidiary of the Borrower and the Borrower hereby acknowledges and confirms that it is, jointly and severally in the case of letters of credit issued for the account of a Guarantor or other Subsidiary of the Borrower, liable for reimbursement of amounts drawn thereunder. Such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Agreement and be sub-ject to the provisions hereof.

          3.03. Obligations Several.?? The?? obligations of each Issuing Bank and each Lender under this Article III are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to issue Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or Lender.



                           ARTICLE IV
                    PAYMENTS AND PREPAYMENTS

          4.01.  Prepayments; Reductions in Commitments.
??

           (a) Voluntary Prepayments/Commitment Reductions. (i) Prepayments. The Borrower may prepay the Revolving Loans in whole or in part, at any time and from time to time, subject to the right to reborrow the same in accordance with the provisions of Section 2.01(a). The Borrower may permanently prepay the Revolving Loans and Term Loans in whole or in minimum amounts of $1,000,000 and integral multiples of $1,000,000 in excess of that amount at any time upon at least three (3) Business Days' prior written notice to the Collateral Agent from the Borrower (which the Collateral Agent shall promptly transmit to each Lender), which notice shall specify the date (which shall be a Business
Day) of prepayment, the aggregate principal amount of the prepayment, and whether such permanent prepayment is of Revolving Loans or Term Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Loans referenced therein shall become due and payable on the prepayment date specified in such notice. Voluntary permanent prepayments of the Revolving Loans shall be allocated ratably to such Loans based on the then outstanding principal balances thereof and voluntary prepayments of the Term Loans shall be allocated ratably to the Term Loans based on the then outstanding principal balances thereof and each Term Lender's Term Loan Pro Rata Share thereof and then applied pro rata to all unpaid installments due to each Term Lender based on the respective principal balances thereof until paid in full.

          (ii) Voluntary Commitment Reductions. The Borrower, upon at least three (3) Business Days' prior written notice to the Collateral Agent (which the Collateral Agent shall promptly trans-mit to each Lender), shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that the Borrower shall have made whatever payment may be required to reduce the outstanding principal amount of the Revolving Loans by the aggregate amount required such that the Revolving Credit Obligations, after giving effect to such payment, will equal an amount less than or equal to the Revolving Credit Commitments as reduced or terminated. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each reduction of the Revolving Credit Commitments shall reduce the Revolving Credit Commitment of each Revolving Lender proportionately in accordance with its Revolving Credit Pro Rata Share. Any notice of termination or reduction given to the Collateral Agent under this Sec-tion 4.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, the princi-pal amount of the Revolving Loans specified in the notice shall become due and payable on the date specified in such notice.

          (iii) Prepayment Fee. The prepayments and payments in respect of reductions and terminations described in this Section
4.01 may be made without premium or penalty (except as provided in Article XIV).

          (b)  Mandatory Prepayments/Commitment Reductions.

          (i) Net Cash Proceeds of Sale. (A) The Borrower shall make or cause to be made a mandatory prepayment of the Obligations upon the Borrower's or any Subsidiary of the Borrower's receipt of Net Cash Proceeds of Sale in an amount equal to (1) one hundred percent (100%) of such Net Cash Pro-ceeds of Sale so received in the event, at the time of such receipt, the Consolidated Indebtedness to EBITDA Ratio is greater than 4.00 to 1.00, (2) seventy-five percent (75%) of such Net Cash Proceeds of Sale so received in the event, at the time of such receipt, the Consolidated Indebtedness to EBITDA Ratio is greater than 3.00 to 1.00, but less than or equal to 4.00 to 1.00, and (3) fifty percent (50%) of such Net Cash Proceeds of Sale so received in the event, at the time of such receipt, the Consolidated Indebtedness to EBITDA Ratio is less than or equal to 3.00 to 1.00.

          (B) The Borrower shall make or cause to be made a mandatory prepayment of the Obligations upon the Borrower's or any Subsidiary of the Borrower's receipt of Net Cash Proceeds of Sale of Permitted Dispositions and Net Cash Proceeds of Sale of Banner Companies in an amount equal to (1) one hundred percent (100%) of the first $25,000,000 of Net Cash Proceeds of Sale of Permitted Dispositions and Net Cash Proceeds of Sale of Banner Companies received and (2) fifty percent (50%) of the next $50,000,000 of Net Cash Proceeds of Sale of Permitted Dispositions and Net Cash Proceeds of Sale of Banner Companies.

          (C) Notwithstanding the foregoing, with respect to Net Cash Proceeds of Sale received in connection with the sale, transfer or other disposition of the Capital Stock or assets of Banner, upon the written request of the Borrower to the Collateral Agent that the mandatory prepayment otherwise required under this Section 4.01(b)(i) be waived, an amount equal to such Net Cash Proceeds of Sale so received shall be remitted to the Collateral Agent for deposit in the Cash Collateral Account and the Collateral Agent shall hold the same in such Cash Collateral Account (absent the occurrence of any Event of Default) until the earlier to occur of (Y) the date which is 225 days after the Borrower's or any of its Subsidiaries' receipt of such Net Cash Proceeds of Sale or (Z) the date on which the Requisite Lenders shall have authorized the release of the amount so deposited (or a portion thereof) to the Borrower. In the event the amount so deposited to the Cash Collateral Account has not been released to the Borrower as referenced in clause (Z) above, the Collateral Agent shall withdraw such amount from the Cash Collateral Account on the date specified in clause (Y) above and apply the same as set forth in Section 4.01(b)(vii).

          (D) In the event at any time a mandatory prepayment of the Obligations is not otherwise required under this clause (i) but the Borrower or a Restricted Subsidiary has made an "Asset Disposition" (as such term is defined in the Senior Subordinated
Note Indenture) which would give rise to an obligation to repurchase or repay Indebtedness in respect of the Senior Subordinated Notes but for an election on the part of the Borrower to use the proceeds of such "Asset Disposition" to repay the Obligations, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to 100% of the Net Cash Proceeds of Sale, Net Cash Proceeds of Sale of Banner Companies and Net Cash Proceeds of Sale of Permitted Dispositions, as applicable, notwithstanding the limitations otherwise set forth herein.

          (ii) Net Cash Proceeds of Issuance of Equity Securities. Unless, at the time of such receipt, the Consolidated Senior Indebtedness to EBITDA Ratio is less than
2.00 to 1.00, immediately upon the Borrower's or any Subsidiary of the Borrower's receipt of any Net Cash Proceeds of Issuance of Equity Securities, the Borrower shall make or cause to be made a mandatory prepayment in an amount equal to fifty percent (50%) of such Net Cash Proceeds of Issuance of Equity Securities. In the event at any time a mandatory prepayment of the Obligations is not otherwise required under this clause (ii) but an obligation to repurchase or repay Indebtedness in respect of the Senior Subordinated Notes would arise but for an election on the part of the Borrower to use Net Cash Proceeds of Issuance of Equity Securities to repay the Obligations, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to 100% of such Net Cash Proceeds of Equity Securities, notwithstanding the limitations otherwise set forth herein.

          (iii) Net Cash Proceeds of Issuance of Indebtedness. Immediately upon the Borrower's or any Subsidiary of the Borrower's receipt of any Net Cash Proceeds of Issuance of Indebtedness, the Borrower shall make or cause to be made a mandatory prepayment in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Indebtedness.

          (iv) Excess Cash Flow. As soon as practicable, and in any event within one hundred ten (110) days after the end of each Fiscal Year of the Borrower, commencing with such Fiscal Year ending in 2000, the Borrower shall calculate the Excess Cash Flow for the Fiscal Year of the Borrower most recently ended and, unless the Consolidated Indebtedness to EBITDA Ratio for such Fiscal Year is less than 3.00 to 1.00, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of the Excess Cash Flow for such Fiscal Year.

          (v) No Waiver or Consent.  Nothing in this Section
4.01(b) shall be construed to constitute the Lenders' consent to any transaction referenced in clauses (i) through (iv) above which is not expressly permitted by Article X.

          (vi) Notice. The Borrower shall give the Collateral Agent prior written notice or telephonic notice promptly confirmed in writing (each of which the Collateral Agent shall promptly transmit to each Lender), when a Designated Prepayment will be made (which date of prepayment shall be no later than the date on which such Designated Payment becomes due and payable pursuant to this Section 4.01(b)).

          (vii)  Application of Designated Prepayments.
Designated Prepayments shall be allocated and applied to the Obligations as follows:

          (A) the amount of such Designated Prepayment shall be applied, pro rata, to the outstanding principal balances of the Term Loans based on the respective Term Loan Pro Rata Shares of the Term Lenders, in each case pro rata to the unpaid installments due under each Term Loan during the period July 31, 2005 through April 30, 2006, based on the respective amounts of such installments, with each application being made to Base Rate Loans and Eurodollar Rate Loans as provided in Section 4.02(b); and

          (B) following the payment in full of the Term Loans or in the event there are no Term Loans outstanding as of the date a Designated Prepayment is required to be made, the remaining balance of (or entire amount of, in the event there are no Term Loans outstanding as of such required payment date) each Designated Prepayment shall be applied to the outstanding balances of the Revolving Loans, pro rata based on the respective Revolving Credit Pro Rata Shares of the Revolving Lenders, with each application being made to Base Rate Loans and Eurodollar Rate Loans as provided in Section 4.02(b), until paid in full.

          (c)  Mandatory Reductions in Revolving Credit
Commitments. The Revolving Credit Commitments shall be permanently reduced by the amount of any Designated Prepayment required to be applied to Revolving Loans pursuant to Section
4.01(b)(vii).

          4.02. Payments.?? (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimburse-ment Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Collateral Agent, the Lenders or any Issuing Bank shall be made without condition, set-off, or reservation of right, and, with respect to payments made other than from application of deposits in a Concentration Account, in immediately available funds, delivered to the Collateral Agent (or, in the case of Reimbursement Obligations, to the pertinent Issuing Bank), not later than 11:00 a.m. (New York time) on the date and at the place due, to such account of the Collateral Agent (or such Issuing Bank) as it may desig-nate; in each instance, for the account of the Collateral Agent, the Lenders or such Issuing Bank, as the case may be. Funds received by the Collateral Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 11:00 a.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Collateral Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Collateral Agent for the account of the Lenders or the Issu-ing Banks, or any of them, shall be paid to them by the Collateral Agent promptly after receipt thereof.

          (b) Pre-Default Apportionment of Payments. Subject to the provisions of Section 4.01 and Sec-tion 4.02(f), all payments of principal and interest in respect of outstanding Loans, all payments in respect of Reim-bursement Obliga-tions, all payments of fees and all other pay-ments in respect of any other Obligations, shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, and, if Lenders, in proportion to their respective Revolving Credit Pro Rata Shares or Term Loan Pro Rata Shares, as applicable, or otherwise as provided herein. Except as provided in Section 4.02(c) with respect to payments and proceeds of Collateral received after the occurrence of an Event of Default, all other payments, proceeds of Collateral, and other amounts received by the Collateral Agent from or for the benefit of the Borrower shall be applied

     (i) first, to pay principal of and interest on any portion of the Loans which the Collateral Agent may have advanced on behalf of any Lender (other than Citicorp if the Collateral Agent is Citicorp) for which the Collateral Agent has not then been reimbursed by such Lender or the Borrower,

     (ii) second, to pay principal of and interest on any Protective Advance for which the Collateral Agent has not then been paid by the Borrower or reimbursed by the Lenders,

     (iii) third, to pay the principal of the Loans then due and payable in the order described hereinbelow and interest on such Loans then due and payable, ratably, based on the then outstanding balances of such Loans,

     (iv) fourth, to pay all other Obligations then due and payable, ratably, and
     (v)       fifth, as the Borrower designates.

All such principal and interest payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, with those Base Rate Loans which are Swing Loans being repaid first, and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Eurodollar Interest Periods being repaid prior to those which have later expiring Eurodollar Interest Periods.

            (c) Post-Default Apportionment of Payments. After the occurrence of an Event of Default and while the same is continuing, the Collateral Agent shall apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

     (i) first, to pay principal of and interest on any portion of the Loans which the Collateral Agent may have advanced on behalf of any Lender (other than Citicorp if the Collateral Agent is Citicorp) for which the Collateral Agent has not then been reimbursed by such Lender or the Borrower;

     (ii) second, to pay principal of and interest on any Protective Advance for which the Collateral Agent has not then been paid by the Borrower or reimbursed by the Lenders;

     (iii) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Collateral
Agent;

     (iv) fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

     (v) fifth, to pay interest due in respect of the Loans, ratably, in accordance with the Lenders' respective
Revolving Credit Pro Rata Shares and Term Loan Pro Rata Shares, as applicable;

     (vi) sixth, to the ratable payment or prepayment of principal outstanding on all Loans (with Swing Loans being repaid first), the "credit exposure" of the Lenders and any Affiliate of any Lender which is a counterparty to Hedge Agreements, depositary accounts or cash management agreements which constitute Loan Documents, and principal of and interest on Letter of Credit Obligations (or, to the extent Letter of Credit Obligations are contingent, deposited in the Cash Collateral Account to provide Cash Collateral in respect of such Obligations), in accordance with the Lender's respective Revolving Credit Pro Rata Shares and Term Loan Pro Rata Shares, as applicable; and

     (vii)     seventh, to the ratable payment of all other
Obligations.
For purposes of clause (vi) above, Obligations with respect to Hedge Agreements and depositary account and cash management agreements as to which an Affiliate of a Lender is a party shall be attributable to such Lender.

          (d) Collateral Agent Authority to Apply Funds. The Collateral Agent, in its sole discretion subject only to the terms of this Section 4.02(d), may pay from the proceeds of Loans made to the Borrower hereunder, whether made following a request by the Borrower pursuant to Section 2.02 or a deemed request as provided in this Section 4.02(d), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to Section 15.02. The Borrower hereby irrevocably authorizes the Revolving Lenders to make Revolving Loans to it, which Revolving Loans shall be Base Rate Loans upon notice from the Collateral Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from the Borrower, reimbursing expenses pursuant to Section 15.02 and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.02 as of the date of the aforementioned notice. The Collateral Agent shall request Loans on behalf of the Borrower as described in the preceding sentence by notifying the Lenders by telecopy, telegram or other similar form of transmission (which notice the Collateral Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 4.02(d). On the proposed Funding Date for such Loan, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.02.

          (e) Priorities and Distributions of Payments. The orders of priority set forth in Sections 4.02(b) and (c) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Collateral Agent, the Len-ders, the Issuing Banks and other Holders as among themselves. Subject to Section 4.02(f), the Collateral Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropri-ate signature page hereof, the signature page to the Assignment and Acceptance or amendment to this Agreement by which it became a Lender or Issuing Bank, or at such other address as a Lender, an Issuing Bank or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of
Article XIV; provided that the Collateral Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

          (f) Defaulting Lenders. In the event that any Lender fails to fund its Revolving Credit Pro Rata Share of any Revolving Loan or its Term Loan Pro Rata Share of any Term Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Collateral Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Collateral Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this Section 4.02(f) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.01(c);

          (ii) a Lender shall be deemed to have cured its failure to fund its Revolving Credit Pro Rata Share or Term Loan Pro Rata Share of any Loan at such time as an amount equal to such Lender's original Revolving Credit Pro Rata Share or Term Loan Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 4.02(f), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Revolving Credit Pro Rata Share of any Revolving
     Loan ("Cure Loans") shall bear interest at the rate in effect from time to time pursuant to Section 5.01 and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

          (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this
     Section 4.02, would be applied to the outstanding Loans which are Base Rate Loans shall be applied first, ratably to all such Base Rate Loans constituting Non Pro Rata Loans, second, ratably to such Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to such Base Rate Loans constituting Cure Loans.

          (g) Payments on Non-Business Days. Whenever any pay-ment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (except as set forth in Section 5.02(b)(iii) with respect to payments due on the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

          4.03.  Promise to Repay; Evidence of Indebtedness.??

          (a) Prom-ise to Repay. The Borrower hereby agrees to pay when due the principal amount of each Loan, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. The Borrower shall execute and deliver to each Lender on the Closing Date promissory notes, in form and substance acceptable to the Collateral Agent and such Lender, evidencing the Loans made from time to time hereunder by such Lender and thereafter shall execute and deliver such other promissory notes as are necessary to evidence Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 15.01, all in form and substance acceptable to the Collateral Agent and the parties to such assignment.

          (b) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

          (c) Control Account. The Register maintained by the Collateral Agent pursuant to Section 15.01(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Accept-ance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and pay-able from the Borrower to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Collateral Agent from the Borrower hereunder and each Lender's share thereof.

          (d) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

          4.04. Proceeds of Collateral; Concentration Account Arrangements.?? (a) Establishment. The Borrower shall establish and maintain, and shall cause the Guarantors to establish and maintain, Collection Accounts into which all collections of Receivables shall be deposited. All amounts deposited in Collection Accounts established by the Borrower and the Guarantors shall be promptly transferred directly to the Concentration Account established at Citibank in New York, New York. The Borrower shall cause all other proceeds of Collateral to be deposited in a Concentration Account or pursuant to other similar arrangements for the collection of such amounts established by the Borrower and the Collateral Agent. All collections of Receivables and other proceeds of Collateral which are received directly by the Borrower or any Guarantor shall be deemed to have been received by the Borrower or such Guarantor as the Collateral Agent's trustee and, upon the Borrower's or such Guarantor's receipt thereof, such Borrower or such Guarantor shall immediately transfer, or cause to be transferred, all such amounts into a Concentration Account in their original form. All collections of Receivables, all payments, and all proceeds of other Collateral received by the Collateral Agent, whether through payment, deposit in a Concentration Account as described above, or otherwise, will be deemed received by the Collateral Agent, will be the sole property of the Collateral Agent, and will be held by the Collateral Agent, for the benefit of the Holders (i) for application to the Obligations pursuant to
Section 4.02 and (ii) thereafter, as Cash Collateral for the Obligations, subject to the rights of the Borrower set forth in
Section 4.04(b) and the rights of the Collateral Agent set forth in Section 4.06.

          (b) Pre-Default Withdrawals from Concentration Accounts. If requested by the Borrower, the Collateral Agent shall, so long as no Event of Default shall have occurred and be continuing or unwaived, from time to time, (i) apply funds in the Concentration Accounts promptly after deposit therein to payment of the Loans and to payment of other Obligations of the Borrower as they become due and payable, (ii) after giving effect to the aforesaid payments, invest funds on deposit in the Concentration Accounts and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from such investments, in such Cash Equivalents as the Borrower may select, and (iii) upon the Borrower's request therefor after giving effect to the payments described in clause (i) above, transfer funds on deposit in the Concentration Accounts to the Borrower's or the Borrower's Subsidiaries' designated accounts. Such funds, interest, proceeds, or income which are not so disbursed, invested or reinvested shall be deposited and held in the Concentration Accounts for the benefit of the Holders as provided in Section 4.04(a). None of the Collateral Agent, any Lender or any Issuing Bank shall be liable to the Borrower or any Subsidiary of the Borrower for, or with respect to, any decline in value of amounts on deposit in the Concentration Accounts which shall have been invested pursuant to this Section 4.04(b). Cash Equivalents from time to time purchased and held pursuant to this Section 4.04(b) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the Concentration Accounts in amounts equal to their respective outstanding principal amounts.

          (c) Reasonable Care. The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the Concentration Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords its own like property, it being understood that the Collateral Agent shall not have any responsibility for taking any steps necessary to preserve rights against any parties with respect to any such funds but may do so at its option. All reasonable expenses incurred in connection therewith shall be for the sole account of the Borrower and shall constitute Obligations hereunder.

          4.05.  Cash Collateral Account.??  (a)  Investments.
If requested by the Borrower, the Collateral Agent shall, so long as no Event of Default shall have occurred and be continuing, from time to time invest funds on deposit in the Cash Collateral Account and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such Investments, in each case in such Cash Equivalents as the Borrower may select; provided, however, that such accrued interest and other income received from any such Investments, upon the request of the Borrower, shall be remitted to the Borrower. Such funds, interest, proceeds or income which are not so invested or reinvested in Cash Equivalents shall, except as otherwise provided above or in
Section 4.05(b) and Section 4.06, be deposited and held by the Collateral Agent in the Cash Collateral Account. None of the Collateral Agent, any Lender or any Issuing Bank shall be liable to the Borrower for, or with respect to, any decline in value of amounts on deposit in the Cash Collateral Account which shall have been invested pursuant to this Section 4.05(a) at the direction of the Borrower. Cash Equivalents from time to time purchased and held pursuant to this Section 4.05(a) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

          (b) Withdrawal Rights. Neither the Borrower nor any Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that, upon the later to occur of
(i) the expiration or termination of all of the Letters of Credit in accordance with their respective terms and (ii) the payment in full in cash of the Obligations, any funds remaining in the Cash Collateral Account shall be returned by the Collateral Agent to the Borrower or paid to whomever may be legally entitled thereto.

          (c) Additional Deposits. If at any time the Collateral Agent determines that any funds held in the Cash Collateral Account are subject to any interest, right, claim or Lien of any Person other than the Collateral Agent, the Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the amount of funds subject to such interest, right, claim or Lien.

          (d) Reasonable Care. The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords its own like property, it being understood that the Collateral Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Borrower and shall constitute Obligations hereunder.

          (e) Foreign Exchange Requirements. In the event deposits have been made to the Cash Collateral Account to secure Letter of Credit Obligations denominated in a non-U.S. currency, the Borrower shall enter into a Hedge Agreement for a forward foreign exchange contract reasonably satisfactory to the Collateral Agent to protect against fluctuation in the Exchange Rate for the amount of such Letter of Credit Obligations until the same are paid in full.

          4.06. Post-Default Withdrawals from the Concentration Account and Cash Collateral Account.?? Notwithstanding any other provision of this Agreement, from and after (a) the occurrence of an Event of Default described in Section 12.01(a) and for so long as the same is continuing unwaived or (b) the occurrence of any other Event of Default and the Collateral Agent's receipt of written notice from the Requisite Lenders that no further withdrawals may be made from the Concentration Accounts other than for application on the Obligations for so long as the same is continuing unwaived, neither the Borrower nor any other Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in a Concentration Account. The Collateral Agent may, at any time during the period clause (a) or clause (b) above is applicable, sell or cause to be sold any Cash Equivalents being held by the Collateral Agent in the Concentration Accounts or as Cash Collateral at any broker's board or at public or private sale, in one or more sales or lots, at such price as the Collateral Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Collateral Agent or any Holder may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Collateral Agent shall apply the proceeds of any such sale, net of any reasonable expenses incurred in connection therewith, and any other funds deposited in the Concentration Accounts or Cash Collateral Account to the payment of the Obligations in accordance with Section 4.02(c), other than amounts which are being held as Cash Collateral for Reimbursement Obligations, which shall be applied to such Reimbursement Obligations without regard to Section 4.02(c). The Borrower agrees that any sale of Cash Equivalents conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents shall be deemed to be commercially reasonable and any requirements of reasonable notice shall be met if such notice is given by the Collateral Agent within a commercially reasonable time prior to such disposition, the time of delivery of which notice the parties hereto agree shall in no event be required to be greater than five (5) Business Days before the date of the intended sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned.



                           ARTICLE V
                       INTEREST AND FEES

          5.01. Interest on the Loans and other Obligations. ??(a) Rate of Interest. (i) All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are incurred until paid in full, except as otherwise provided in Section 5.01(d) or Section 14.04, as follows:

          (A) If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (1) the Base Rate, as in effect from time to time as interest accrues plus (2) the Revolver Base Rate Margin, if a Revolving Credit Obligation, or the Term Base Rate Margin, if a Term Loan, applicable from time to time; and

          (B) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (1) the applicable Eurodollar Rate deter-mined for such Eurodollar Rate Loan for the applicable Eurodollar Interest Period, plus (2) the Revolver Eurodollar Rate Margin, if a Revolving Credit Obligation, or the Term Eurodollar Rate Margin, if a Term Loan, applicable from time to time.

          (ii) The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conver-sion/Con-tinuation is delivered by the Borrower to the Collateral Agent; provided, however, the Borrower may not select a Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if (A) such Loan is to be made on the Closing Date or
(B) at the time of such selection an Event of Default or a Poten-tial Event of Default would occur or has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Collateral Agent in accordance with the terms of this Agree-ment speci-fying the basis for deter-min-ing the rate of interest on that day, then for that day inter-est on that Loan shall be determined by refer-ence to clause (i)(A) above.

          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing with the calendar quarter following the calendar quarter in which such Loan was made and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

          (ii) Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Eurodollar Interest Payment Date applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan.

          (iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the first day of each calendar quarter, commencing with the calendar quarter following the calendar quarter in which such Obligation was incurred, (B) upon repayment thereof in full or in part, and
(C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

          (c) Conversion or Continuation. (i) The Borrower shall have the option (A) to convert at any time all or any part of out-standing Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeed-ing Eurodollar Interest Period of such continued Loans shall commence on such expiration date; pro-vided, however, no such out-standing Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if such continuation of, or conversion into, would violate any of the provisions of Section 5.02 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 5.01(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

          (ii) To convert or continue a Loan under Section 5.01(c)(i), the Borrower shall deliver a Notice of Conver-sion/Continuation to the Collateral Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conver-sion/Continua-tion shall specify (A) the proposed conversion/con-tinua-tion date (which shall be a Business Day), (B) the aggregate principal amount of the respective Loans to be converted/continued, (C) whether such Loans shall be converted and/or continued, and (D) in the case of a con-ver-sion to, or continua-tion of, a Eurodollar Rate Loan, the requested
Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Con-tinuation, the Borrower may give the Collateral Agent tele-phonic notice of any proposed conversion/continuation by the time required under this Section 5.01(c)(ii), and such notice shall be con-firmed in writing delivered to the Collateral Agent by facsimile transmission promptly (but in no event later than 5:00 p.m. (New York time) on the same day), the original of which facsimile copy shall be delivered to the Collateral Agent within three (3) days after the date of such transmission. Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.01(c)(ii) (or telephonic notice in lieu there-of), the Collateral Agent shall notify each applicable Lender, by tele-copy or other similar form of trans-mission, of the proposed conversion/continuation. Any Notice of Conver-sion/Con-tinuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to convert or continue in accor-dance therewith.

          (d) Default Interest. Notwithstanding the rates of interest specified in Section 5.01(a), effective immediately upon the occurrence of an Event of Default (except an Event of Default resulting from the gross negligence or willful misconduct of the Collateral Agent) and for as long there-after as such Event of Default shall be continu-ing unwaived, the principal balance of all Obligations, including, to the extent permitted by applicable law, accrued interest unpaid when due, shall bear inter-est, payable on demand, at a rate which is two percent (2.0%) per annum in excess of the rate of interest specified in Section 5.01(a)(i).

          (e) Computation of Interest. Interest on all Obliga-tions shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

          5.02.  Special Provisions Governing Eurodollar Rate
Loans.??  With respect to Eurodollar Rate Loans:

          (a) Amount of Eurodollar Rate Loans. Each Borrowing of Eurodollar Rate Loans shall be for a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount.

          (b) Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.02(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 5.01(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 5.02, to select an interest period (each, a "Eurodollar Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

          (i) The Borrower may only select, as to a par-tic-ular Borrowing of Eurodollar Rate Loans, a Eurodollar Interest Period of one, two, three or six months in duration (or such intermediate periods to which each of the Lenders may agree in their sole discretion, provided that, for purposes of determining the interest rate with respect to such intermediate periods, such periods shall be rounded up to the next nearest period of full months);

          (ii)  In the case of immediately successive
     Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar
     Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

          (iii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

          (iv)  The Borrower may not select a Eurodollar
     Interest Period as to any Loan if such Eurodollar
     Interest Period terminates later than the scheduled
     Revolving Credit Termination Date; and

          (v)  There shall be no more than -six (6) Eurodollar
     Interest Periods in effect at any one time.

          (c) Determination of Interest Rate. As soon as prac-ticable on the second Business Day prior to the first day of each Eurodollar Interest Period (the "Eurodollar Interest Rate Determination Date"), the Collateral Agent shall determine (pursuant to the procedures set forth in the definition of "Eurodollar Rate") the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writ-ing or by telephone confirmed in writing) to the Borrower and to each Lender. The Collateral Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

          (d)  Interest Rate Unascertainable, Inadequate or
Unfair. In the event that at least one (1) Business Day before the Eurodollar Interest Rate Determination Date:

          (i) the Collateral Agent is advised by Citibank that deposits in Dollars (in the appli-cable amounts) are not being offered by Citibank in the London interbank market for such Eurodollar Interest Period;
     or

          (ii) the Collateral Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed;
     or

          (iii)  Lenders with respect to the applicable
     Borrowing whose Revolving Credit Pro Rata Shares or
     Term Loan Pro Rata Shares, as applicable, aggregate at least fifty-one percent (51%) advise the Collateral
     Agent that the Eurodollar Rate for Eurodollar Rate
     Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of obtaining funds in Dollars in the London interbank market in the amount substan-tially equal to such Lenders' Eurodollar Rate
     Loans and for a period equal to such Eurodollar
     Interest Period;

then the Collateral Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Collateral Agent noti-fies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Article XIV as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

          (f) Affiliates Not Obligated. No Eurodollar Affil-iate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

          5.03. Fees.?? (a) Collateral Agent's Fee??. The Borrower shall pay to the Collateral Agent, solely for the account of the Collateral Agent, during the term of this Agreement, the fee provided in the Fee Letter as and when set forth therein.

          (b) Fronting Fee and Letter of Credit Fee. In addition to any charges paid pursuant to Section 3.01(g), the Borrower shall pay (i) to the Issuing Bank, a fee accruing at the rate of one-quarter of one percent (0.25%) per annum on the undrawn face amount of each outstanding Letter of Credit issued by such Issuing Bank (the "Fronting Fee") and (ii) to the Collateral Agent, for the account of the Revolving Lenders based on their respective Revolving Credit Pro Rata Shares, a fee (the "Letter of Credit Fee") accruing at a per annum rate equal to the Revolving Eurodollar Rate Margin minus one-quarter of one percent (0.25%) on the undrawn face amount of each outstanding Letter of Credit, which Fronting Fee and Letter of Credit Fee shall be payable quarterly, in arrears, on the first day of each calendar quarter and on the Revolving Credit Termination Date.

          (c) Commitment Fee. (i) The Borrower shall pay to the Collateral Agent a fee (the "Commitment Fee") for the account of the Revolving Lenders in accordance with their respective Revolving Credit Pro Rata Shares accruing at the Commitment Fee Rate applicable from time to time on the average daily amount during the applicable quarter by which the Revolving Credit Commitments exceed the sum of the Revolving Credit Obligations, such Commitment Fee being payable to the Revolving Lenders, quarterly, in arrears, commencing on the first day of the calendar quarter next suc-ceeding the Closing Date and on the Revolving Credit Termination Date.

          (ii) Notwithstanding the foregoing, in the event that any Lender fails to fund its Revolving Credit Pro Rata Share of any Revolving Loan which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any Commitment Fee with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 4.02(f)(ii) and (B) until such time, the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Revolving Credit Pro Rata Shares of such requested Revolving Loan, shall be allocated among such performing Lenders ratably based upon their respective Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate of such Revolving Credit Commitments of such performing Lenders exceeds the sum of (1) the Revolving Credit Obligations owing to such performing Lenders, plus (2) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.01(e) with respect to undrawn and outstanding Letters of Credit.

          (d) Calculation and Payment of Fees. The Commitment Fee, Fronting Fee, and Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations payable under this Agreement, to the Collateral Agent at its office in New York, New York in imme-diately available funds. All such fees shall be fully earned and nonre-fund-able when paid. All fees specified or referred to in this Agreement due to the Collateral Agent, any Issuing Bank or any Lender, including, without limitation, those referred to in this Section 5.03, shall bear interest, if not paid when due, at the interest rate for Base Rate Loans set forth in Section 5.01(d), shall constitute Obligations and shall be secured by all of the Collateral in which Liens are granted by the Borrower and Guarantors.

          5.04. Determination of Applicable Base Rate Margin, Eurodollar Rate Margin and Commitment Fee Rate.?? (a) The Base Rate Margins and Eurodollar Rate Margins applicable from time to time shall be determined by reference to the Borrower's compliance with the Consolidated Indebtededness to EBITDA Ratios as provided in the definitions of Base Rate Margin and Eurodollar Rate Margin, respectively, as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending on December 27, 1999 and shall apply from and after April 1, 2000 as of the Interest Margin Effective Date immediately succeeding the end of each such Fiscal Quarter, which shall be the date on which the Borrower shall have delivered to the Collateral Agent at the address designated to the Borrower from time to time in writing, concurrently with delivery of the Financial Statements delivered as required by Section 8.01(a), the financial and other information necessary to establish Borrower's compliance with the appropriate Consolidated Indebtedness to EBITDA Ratio as of such Fiscal Quarter end.

          (b) The Commitment Fee Rate applicable from time to time shall be determined based on the actual daily outstanding balance of the Revolving Credit Obligations during the period for which the Commitment Fee accrues and is payable.



                           ARTICLE VI
           CONDITIONS TO LOANS AND LETTERS OF CREDIT

          6.01. Conditions Precedent to the Initial Loans and Letters of Credit. ?? The effectiveness of this Agreement, the obligation of each Lender on the Closing Date to make the Loan requested to be made by it, and the agreement of each Issuing Bank on the Closing Date to issue or continue Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent on or before the Closing Date:

          (a) Documents. The Collateral Agent shall have received on or before the Closing Date all of the following:

          (i)  this Agreement, the Notes and all other
     agreements, documents and instruments relating to the loan and other credit transactions contemplated by this Agreement and described in the List of Closing Documents attached hereto as Exhibit H and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Administrative Agents; without limiting the foregoing, the Borrower hereby directs its counsel, Cahill Gordon & Reindel, its General Counsel, Donald E. Miller, its special California counsel, Fulbright & Jaworski L.L.P., and its special Virginia counsel, Hogan & Hartson L.L.P., to prepare and deliver to the Administrative Agents, the Collateral Agent, the Lenders, the Issuing Banks and Sidley & Austin, the opinions referred to in such List of Closing Documents;

          (ii) the Pro Forma Balance Sheet and Projections, in form and substance satisfactory to the Administrative Agents;

          (iii) a solvency opinion relating to the Borrower and each Guarantor rendered by Valuation Research Corporation, dated the Closing Date, giving effect to the financing transactions contemplated hereby and under the Senior Subordinated Note Indenture, repayment of the Refinanced Indebtedness, the Banner Exchange, the Banner Distribution, and the acquisition contemplated by the Kaynar Purchase Agreement, supported by such analyses, valuations, appraisals, reviews, projections and other documentation as the Collateral Agent deems appropriate; and

          (iv)  such additional documentation as the
     Administrative Agents may reasonably request.

          (b) Perfection of Liens. Evidence to the satisfaction of the Collateral Agent shall have been received by the Collateral Agent that all financing statements, mortgages, leasehold mortgages, and other required notices relating to the Collateral located in the United States have been delivered to the Collateral Agent for filing or have been filed or recorded, certificates representing Capital Stock comprising part of the Collateral have been delivered to the Collateral Agent (with duly executed stock powers), and all recording fees and filing taxes have been paid or provision therefor made to the satisfaction of the Collateral Agent.

          (c) Financial Statements and Performance. The amount equal to (i) the amount of the Consolidated Total Debt as of the Closing Date, after giving effect to the Loans and other financial accommodations provided under this Agreement, the issuance of the Senior Subordinated Notes, the acquisition of Kaynar pursuant to the Kaynar Purchase Agreement, the Banner Exchange, and repayment of the Refinanced Indebtedness, minus
(ii) cash on the balance sheet of the Borrower and its Subsidiaries after giving effect to the Loans and other financial accommodations provided under this Agreement, the issuance of the Senior Subordinated Notes, the acquisition of Kaynar pursuant to the Kaynar Purchase Agreement, and repayment of the Refinanced Indebtedness, shall not exceed $525,000,000.

          (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Administrative Agent shall have received any notice that litigation is pending or threatened which is likely to, enjoin, prohibit or restrain either the making of the Loans and/or the issuance or continuation of Letters of Credit on the Closing Date.

          (e) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of Kaynar and its Subsidiaries, taken as a whole, shall have occurred since December 31, 1998, or of the Borrower and its other Subsidiaries, taken as a whole, shall have occurred since June 30, 1998, in either case which, in the judgment of the Administrative Agents, will, or is reasonably likely to, result in a Material Adverse Effect.

          (f) Fees and Expenses Paid. There shall have been paid to the Collateral Agent, for the accounts of the Lenders, Issuing Banks, the Administrative Agents, and Collateral Agent, as applicable, all fees and expenses due and payable on or before the Closing Date under the Fee Letter, the Commitment Letter, and other Contractual Obligations of the Borrower and its Subsidiaries related to the transactions referenced in this Agreement to which the Collateral Agent and Administrative Agents are a party.

          (g) Fees and Expenses Under TFC/RHI/FHC Credit Agreement and Banner Credit Agreement Paid. All unpaid fees, interest and expenses accrued under the terms of the TFC/RHI/FHC Credit Agreement, Banner Credit Agreement, and other agreements referred to therein through the Closing Date, shall have been paid in full in immediately available funds.

          (h) The Senior Subordinated Notes. The Senior Subordinated Notes shall have been issued pursuant to, and in accordance with, the terms of the Senior Subordinated Note Indenture (the terms of which shall have been determined to be satisfactory to the Administrative Agents) and the Borrower shall have received a minimum of $275,000,000 in gross cash proceeds from the issuance thereof, the net cash proceeds from which issuance shall have been used to pay the cash portion of the purchase price under the terms of the Kaynar Purchase Agreement and/or to repay, in part, the Refinanced Indebtedness.

          (i) The Kaynar Acquisition. All material consents and approvals of Governmental Authorities and other Persons required under Requirements of Law or Contractual Obligations of the Borrower and its Subsidiaries or Kaynar and its Subsidiaries for the consummation of the transactions contemplated by the Kaynar Purchase Agreement and/or pertaining thereto and the subject matter thereof shall have been obtained, or waived with the prior written consent of the Administrative Agents. Kaynar shall have merged with and into Dah Dah, Inc. pursuant to the terms of the Kaynar Purchase Agreement and the Kaynar Non-Compete Contract shall have become effective by its terms.

          (j) Sale of AlliedSignal Inc. Capital Stock. BAR DE, Inc., a Wholly-Owned Subsidiary of Banner, shall have sold all of the Capital Stock of AlliedSignal Inc., a Delaware corporation, owned by BAR DE, Inc. that is not subject to either (i) that certain escrow established in connection with the transfer of certain assets of Banner and certain of its Subsidiaries to AlliedSignal Inc. and identified on Schedule 6.01-J or (ii) reservation for delivery to officers of Banner pursuant to the Banner Aerospace, Inc. Deferred Bonus Plan dated January 21, 1998 identified on Schedule 6.01-J, to a Person which is not an Affiliate of the Borrower and received in payment therefor cash in an aggregate amount of not less than $175,000,000.

          6.02. Conditions Precedent to All Loans and Letters of Credit.?? The obligation of each Lender to make any Loan requested to be made by it on any Funding Date and the agreement of each Issuing Bank to issue any Letter of Credit on any date is subject to the following conditions precedent as of each such date, both before and after giving effect to the Loans to be made and/or the Letter of Credit to be issued on such date:

          (a) Representations and Warranties. All of the representations and warranties of the Borrower and Guarantors con-tained in Section 7.01 and in any other Loan Document (other than representations and warran-ties which expressly speak as of a different date) shall be true and correct in all material respects.

          (b)  No Defaults.  No Event of Default or Potential
Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance of the requested Letter of Credit.

          (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Collateral Agent shall not have received from any Lender or Issuing Bank notice that, in the judgment of such Lender or Issuing Bank, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condi-tion upon, (i) such Lender's making of the requested Loan or participation in the requested Letter of Credit or (ii) such Issuing Bank's issuance of the requested Letter of Credit.

          (d) No Material Adverse Effect. No event shall have occurred since the date of this Agreement which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

          (e) Notice of Borrowing. The Borrower shall have executed and delivered to the Collateral Agent a Notice of Borrowing in accordance with the provisions of Section 2.02.

Each submission by the Borrower to the Collateral Agent of a Notice of Borrowing with respect to any Loan or a Notice of Conversion/Continuation with respect to any Loan, each acceptance by the Borrower of the proceeds of each Loan made, converted or continued hereunder, each submission by the Borrower to an Issuing Bank of a request for issuance of a Letter of Credit and the issu-ance of such Letter of Credit, shall constitute a repre-sentation and warranty by the Borrower as of the Funding Date in respect of such Loan, the date of conversion or continuation and the date of issu-ance of such Letter of Credit, that all the conditions contained in this Section 6.02 have been satisfied or waived in accordance with Section 15.07.





                          ARTICLE VII
                 REPRESENTATIONS AND WARRANTIES

          7.01. Representations and Warranties of the Borrower. ?? In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower hereby represents and warrants to each Lender, each Issuing Bank, each Administrative Agent, and the Collateral Agent that the following statements are true, correct and complete:

          (a) Organization; Corporate Powers. (i) The Borrower and each Subsidiary of the Borrower (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdic-tion in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connec-tion with and following the consummation of the transactions contemplated by this Agreement. The Borrower and each Subsidiary of the Borrower which is a Domestic Subsidiary has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of Minnesota and New Jersey.

          (ii) True, correct and complete copies of the Organizational Documents identified on Schedule 7.01-A attached hereto and the Organizational Documents for each Domestic Subsidiary formed or acquired after the Closing Date have been delivered to the Collateral Agent, each of which is in full force and effect, has not been modified or amended except to the extent indicated therein and, to the best of the Borrower's knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

          (b) Authority. (i) The Borrower and each Subsidiary of the Borrower has the requisite corporate power and authority
(A) to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement on or prior to the Closing Dat-e and (B) to file or record the Loan Documents which have been filed or recorded by it with any Governmental Authority as required by this Agreement on or prior to the Closing Date.

          (ii) The execution, delivery, performance and filing or recording, as the case may be, of each of the Loan Documents which have been executed, filed or recorded as required by this Agreement on or prior to the Closing Date and to which the Borrower or any Subsidiary of the Borrower is party and the consummation of the trans-actions contemplated thereby, have been duly approved by the respective boards of directors (or substantially similar governance bodies, as applicable) and, if necessary, the shareholders of such Person and such approvals have not been rescinded. No other corporate action or proceed-ings on the part of the Borrower or any Subsidiary of the Borrower is necessary to consummate such transac-tions.

          (iii) Each of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party (A) has been duly executed, delivered, filed or recorded, as the case may be, by it, (B) where applicable, creates valid and perfected first Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, (C) constitutes such Person's respective legal, valid and binding obligation, enforceable against it in accordance with its terms, and (D) is in full force and effect and no material term or condi-tion thereof has been amended, modified or waived from the terms and condi-tions con-tained therein as delivered to the Collateral Agent pursuant to Section 6.01(a) without the prior written consent of the Requisite Lenders. All parties to the Loan Documents have performed and complied with all the terms, provisions, agreements and condi-tions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Potential Event of Default, Event of Default or breach of any covenant by any such party exists thereunder.

          (c)  Subsidiaries; Ownership of Equity Securities.
Schedule 7.01-C attached hereto (i) contains a diagram indicating the corporate structure, as of the Closing Date, of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds a direct or indirect partnership, joint venture or other equity interest and indicates the nature of such interest with respect to each Person included in such diagram and (ii) accurately sets forth (A) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation or otherwise and (B) the authorized, issued and outstanding shares or interests of each class of equity Securities of the Borrower and each of its Sub-sidiaries and the owners of such shares or interests of the Subsidiaries of the Borrower. None of such issued and outstanding equity Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants, puts, or options (other than Permitted Equity Securities Options) outstanding with respect to such equity Securities other than as disclosed on Schedule 7.01-C. The outstanding equity Securities of the Borrower and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable free and clear of any Liens, except for the Liens granted pursuant to the Loan Documents, and are not Margin Stock except as specifically identified on Schedule 7.01-C. The Borrower controls, directly or through a Domestic Subsidiary, the voting power attendant to all of the Capital Stock of each of the Guarantors.

          (d) No Conflict. The execution, delivery and perfor-mance of each of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party do not and will not (i) conflict with the Organizational Documents of such Person, (ii) constitute a tortious interference with any Con-tractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contrac-tual Obli-gation of such Person, or require termination of any Contrac-tual Obligation, the consequences of which violation, breach, default or termina-tion, singly or in the aggregate, will, or is reasonably likely to, result in a Material Adverse Effect or may subject the Collateral Agent, any of the Lenders or any of the Issuing Banks to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of such Person, other than Liens contemplated by the Loan Documents, or (iv) require any approval of such Person's share-holders, which has not been obtained.

          (e) Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given and (ii) filings necessary to create or perfect the Collateral Agent's security interests in the Collateral.

          (f) Governmental Regulation. Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation or other Requirement of Law which limits its ability to incur indebted-ness or its ability to consummate the transactions contemplated hereby or by the Loan Documents.

          (g) Restricted Junior Payments. Neither the Borrower nor any Subsidiary of the Borrower has either directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 10.05.

          (h) Pro Forma Financials; Projections. The Pro Forma Balance Sheet, copies of which have been furnished to the Lenders on the Closing Date, fairly presents on a pro forma basis the financial condition of the Borrower and its Subsidiaries, on a consolidated basis, as of the date designated therein. The Projections, and the assumptions expressed in the Pro Forma Balance Sheet, are reasonable based on the information avail-able to the Borrower at the time so furnished.

          (i) Indebtedness. Schedule 1.01.7 attached hereto sets forth, as of the Closing Date, all Indebtedness for Borrowed Money of the Borrower and the Borrower's Subsidiaries and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule).

          (j) Litigation; Adverse Effects. Except as set forth in Schedule 7.01-J attached hereto, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower or any of the Borrower's Subsidiaries, threatened against the Borrower or any Subsidiary of the Borrower, or with respect to which the Borrower or any of its Subsidiaries may have successor liability, or any of the Property (i) challenging the validity or the enforceability of any of the Loan Docu-ments, (ii) which will, or is reasonably likely to, result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty.
There is no material loss contingency within the meaning of GAAP which has not been reflected in the Pro Forma Balance Sheet or, after the Closing Date, the consolidated Financial Statements of the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower is (A) in violation of any applicable Requirements of Law which violation will result, or is reasonably likely to result, in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will, or is reasonably likely to, result in a Material Adverse Effect.

          (k) No Material Adverse Effect. Since June 30, 1998, there has occurred no event with respect to the Borrower or any Affiliate of the Borrower which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

          (l) Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the consolidated federal income tax returns of the Borrower for all tax periods prior to and including the taxable year ending June 30, 1995 and of Kaynar for all tax periods prior to and including the taxable year ending December 31, 1995. All defi-cien-cies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reason-ably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated Financial Statements heretofore delivered to the Collateral Agent to the extent, if any, required by GAAP.
Neither the Borrower nor any Subsidiary of the Borrower has taken any reporting positions for which it does not have a reasonable basis and does not anticipate any further material adverse tax liability with respect to the years which have not been closed pursuant to applicable law and which are not reserved in the Financial Statements described above or the Financial Statements of the Borrower, as applicable.

          (m) Payment of Taxes. All tax returns and reports of the Borrower and each of the Borrower's Subsidiaries (or the respective predecessors in interest of the Borrower and its Subsidiaries) required to be filed have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.04 and
(ii) non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. The Borrower has no knowl-edge of any proposed tax assess-ment against the Borrower or any Subsidiary of the Borrower (or the respective predecessors in interest of the Borrower and its Subsidiaries) that will, or is reasonably likely to, result in a Material Adverse Effect.

          (n) Performance. None of the Borrower, any Subsidiary of the Borrower, or any predecessor in interest of the Borrower or any of its Subsidiaries, has received any notice, citation, or allegation, nor has actual knowledge, that (i) it is in default in the perfor-mance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any Property of the Borrower or any Subsidiary of the Borrower is in violation of any Requirement of Law, or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not, or is not reasonably likely to, result in a Material Adverse Effect.

          (o) Disclosure. The Confidential Information Memorandum dated March 1999 provided to the Lenders and the Loan Documents, and all certificates and other documents delivered to the Administrative Agents and/or Collateral Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements con-tained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrower has not intentionally withheld any fact from the Administrative Agents, the Collateral Agent, the Issuing Banks or the Lenders in regard to the matters disclosed under or in connection with the Kaynar Purchase Agreement or in regard to any matter which will, or is reason-ably likely to, result in a Material Adverse Effect.

          (p) Requirements of Law. The Borrower and each Subsidiary of the Borrower, respectively, is in compliance with all Requirements of Law applicable to it and its respective businesses, in each case where the failure to so comply individually or in the aggregate will, or is reason-ably likely to, result in a Mate-rial Adverse Effect.

          (q)  Environmental Matters.  (i) Except as disclosed on
Schedule 7.01-Q attached hereto:

          (A) neither the Borrower nor any Domestic Subsidiary (or any of their respective predecessors in interest) has received any unresolved notice from any federal, state or local agency to the effect that its operations are not in compliance with any applicable Environmental, Health or Safety Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of a Contaminant into the environment;

          (B) to the knowledge of the Borrower, neither it nor any Domestic Subsidiary (or any of their respective predecessors in interest), or any of their respective present or past Property or operations, are subject to or the subject of any judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law that the Borrower reasonably believes will result in a material expenditure of money;

          (C) none of the Borrower, any Domestic Subsidiary, or any of their respective predecessors in interest has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant where remedial action has not been conducted to the satisfaction of the appropriate Governmental Authority; or (II) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law where such violation has not been corrected to the satisfaction of the appropriate Governmental Authority;

          (D)  none of the Borrower's or the Domestic
Subsidiaries' present or past Property is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

          (E) to the knowledge of the Borrower, neither the Borrower nor any Domestic Subsidiary has any material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment; and

          (F) no Environmental Lien has attached to any Property.


          (ii) The Borrower and each Domestic Subsidiary are conducting and will continue to conduct their respective business and operations in an environmentally responsible manner in material compliance with Environmental, Health or Safety Requirements of Law, and the Borrower and its Subsidiaries, taken as a whole, have not been, and have no reason to believe that they will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or will result in material cash expenditures by the Borrower and the Domestic Subsidiaries in the aggregate in excess of the reserves established therefor and disclosed in the Borrower's Financial Statements.

          (r) ERISA. Neither the Borrower nor any Subsidiary of the Borrower contributes to any Benefit Plan, Multiemployer Plan or Foreign Pension Plan. No ERISA Event has occurred or is reasonably expected to occur that has resulted or is reasonably likely to result in a material liability of the Borrower or any Subsidiary of the Borrower. Schedule B (Actuarial Information) to the 1995 annual report (Form 5500 Series) for each Benefit Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Collateral Agent, is complete and accurate and fairly presents the funding status of such Benefit Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA. The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to post-retirement benefits under Benefit Plans for which the Borrower and/or any of its Subsidiaries is liable does not exceed $10,000,000.
          (s) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Borrower, threatened against the Borrower, any Sub-sidiary of the Borrower or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

          (t) Labor Matters. Schedule 7.01-T accurately sets forth all labor contracts, other than national union agreements to which any Subsidiary of the Borrower domiciled in Europe is a party, to which the Borrower or any Subsidiary of the Borrower is a party on the date hereof and the expiration date of each such contract. There are no strikes, lockouts or other grievances relating to any collective bargaining or similar agreement to which the Borrower or any Subsidiary of the Borrower is a party.

          (u) Securities Activities. Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin
Stock.

          (v) Solvency. After giving effect to the Banner Distribution, the Loans to be made and Letters of Credit to be issued or continued on the Closing Date or such other date as Loans requested hereunder are made or Letters of Credit requested hereunder are issued, the guarantees of the Obligations executed and delivered by the Guarantors, the disbursement of the proceeds of such Loans pursuant to the Borrower's instructions, the repayment of the Refinanced Indebtedness, the issuance of the Senior Subordinated Notes and guarantees thereof executed and delivered by the Guarantors, and the acquisition of Kaynar pursuant to the Kaynar Purchase Agreement, the Borrower and each Guarantor is Solvent.

          (w) Patents, Trademarks, Permits, Etc.; Government Approvals. (i) The Borrower and each Subsidiary of the Borrower, as applicable, owns, is licensed or otherwise has the lawful right to use, or has all Permits and other governmental approvals, patents, trade-marks, trade names, copyrights, tech-nol-ogy, know-how, permits and pro-cesses used in or necessary for the conduct of its respective business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, taken as a whole. Except as set forth on Schedule 7.01-W attached hereto, no claims are pending or, to the best of the Borrower's knowledge following diligent inquiry, threatened that the Borrower or any Subsidiary of the Borrower is infringing or otherwise adversely affecting the rights of any Person with respect to such Permits and other governmental approvals, patents, trademarks, trade names, copy-rights, tech-nology, know-how, permits and processes, except for such claims and infringements as do not, in the aggre-gate, give rise to any liability on the part of the Borrower or any Subsidiary of the Borrower which will, or is reasonably likely to, result in a Material Adverse Effect.

          (ii)  The consummation of the transac-tions
contemplated by the Loan Documents will not impair the owner-ship of or rights under (or the license or other right to use, as the case may be) any Permits and governmental approvals, patents, trademarks, trade names, copyrights, tech-nology, know-how, permits or processes by the Borrower or any Sub-sidiary of the Borrower in any manner which will, or is reasonably likely to, result in a Material Adverse Effect.

          (x) Assets and Properties. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the assets and Property (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under
Section 10.03. Substan-tially all of the assets and Property owned by, leased to, or used by the Borrower and/or each Subsidiary of the Borrower in their respective businesses is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal opera-tions, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not, or is not reasonably likely to, result in a Material Adverse Effect. Neither this Agreement nor any other Loan Docu-ment, nor any transaction contem-plated under any such agreement, will affect any right, title or interest of the Borrower or any Subsidiary of the Borrower in and to any of such assets in a manner that would, or is reasonably likely to, result in a Material Adverse Effect.

          (y) Insurance. Schedule 7.01-Y attached hereto or as amended from time to time accurately sets forth as of the date of such Schedule all insurance policies and programs in effect with respect to the respective Property and assets and business of the Borrower and the Borrower's Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. The Borrower has delivered to the Collateral Agent copies of all such insurance policies requested by the Collateral Agent. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.05 and are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and the Borrower's Subsidiaries.

          (z) Pledge of Capital Stock. The grant and perfection of the security interest in the Capital Stock of the Subsidiaries of the Borrower constituting a portion of the Collateral for the benefit of the Holders, as contemplated by the terms of the Loan Documents-, is not made in violation of the registration provisions of the Securi-ties Act, any applicable provisions of other federal securi-ties laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.


For purposes of the representations and warranties made under this Agreement and the other Loan Documents on the Closing Date, each of Banner and Kaynar, and their respective Subsidiaries, shall be deemed to constitute a Subsidiary of the Borrower.



                          ARTICLE VIII
                      REPORTING COVENANTS
??
          The Borrower covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give their prior written consent thereto:

          8.01. Financial Statements; Communications with Accountants.?? The Borrower shall, and shall cause each of its Subsidiaries to, maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated Finan-cial Statements in conformity with GAAP and each of the Finan-cial Statements described below shall be prepared from such system and records.

          (a) Quarterly Financial Reports. (i) The Borrower shall deliver or cause to be delivered to the Collateral Agent and the Lenders (A) consolidated balance sheets for the Fiscal Quarter then ended, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly and Fiscal Year to date basis, (B) consolidating balance sheets by Operating Unit and/or Unrestricted Subsidiaries as of the Fiscal Quarter then ended and income statements by Operating Unit on a quarterly and Fiscal Year to date basis (in the forms attached hereto as Exhibit I), (C) schedules of the Consolidated Total Debt and Investments of the Borrower and its Subsidiaries in Cash Equivalents and Eligible Marketable Securities as of the end of the applicable Fiscal Quarter then ending, and (D) a summary of the Investments described in Section 10.04(d) made through the Fiscal Quarter then ended; in each event as soon as practicable, and in any event within fifty-five (55) days after the end of each Fiscal Quarter in each Fiscal Year for the Fiscal Quarter then ending, such Financial Statements for any fourth Fiscal Quarter of a Fiscal Year being unaudited preliminary Financial Statements subject to adjustment in connection with the preparation of audited Financial Statements for such Fiscal Year.

          (ii) The Financial Statements described in clause (i) above shall set forth, in comparative form, (A) the figures for the like period in the previous Fiscal Year and (B) the figures for the period for which the report is submitted set forth (1) in the Projections prior to delivery of an updated business plan as described in Section 8.01(d), or (2) in the most recently dated business plan delivered as described in Section 8.01(d), in each instance, all in reasonable detail.

          (b) Annual Financial Statements. (i) The Borrower shall deliver or cause to be delivered to the Collateral Agent and the Lenders for each Fiscal Year (A) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (B) the related consolidated statements of income and cash flow for such Fiscal Year, and (C) consolidating balance sheets by Operating Unit and statements of income by Operating Unit for such Fiscal Year, as soon as practicable and in any event within one hundred (100) days after the end of each Fiscal Year. The consolidated Financial Statements of the Borrower and its Subsidiaries shall be accompanied by a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing satisfactory to the Requisite Lenders, which report shall be unqualified and shall state that such consolidated financial statements present fairly the financial position of the applicable Persons, as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

          (ii) The Financial Statements described in clause (i) above shall set forth, in comparative form, (A) the figures for the like period in the previous Fiscal Year and (B) the figures for the period for which the report is submitted set forth (1) in the Projections prior to delivery of an updated business plan as described in Section 8.01(d), or (2) in the most recently dated business plan delivered as described in Section 8.01(d), in each instance, all in reasonable detail.

          (c) Officer's Certificates. (i) An Officer's Certificate of the Borrower substan-tially in the form of Exhibit I attached hereto and made a part hereof shall accompany the Financial Statements certifying that such Financial Statements fairly present the financial position of the respective Operating Units or Persons, as applicable, as at the dates indicated and the results of their opera-tions for the periods indicated in accordance with GAAP, subject to normal year end adjustments, and stating that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her super-vision, a review in reasonable detail of the transactions and consolidated financial condition of the Operating Units or Persons, as applicable, during the accounting period covered by such Financial Statements, that such review has not dis-closed the existence during or at the end of such account-ing period, and that such Person does not have knowledge of the exist-ence as at the date of such Officer's Certificate, of any condi-tion or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or its Subsidiaries has/have taken, is/are taking and proposes/propose to take with respect thereto.

          (ii) The appropriate Financial Statements referenced above shall also be accompanied by a certificate (the "Compliance Certificate"), signed by the treasurer or vice president of the Borrower, setting forth calculations for the period then ended which demonstrate compliance with the provisions of Article XI, including, without limitation, the amount of Capital Expenditures made, on a cumulative basis since the beginning of the respective Fiscal Year, and reconciliation of the same with the related Financial Statements.

          (d) Annual Business Plan. With reasonable promptness after the Borrower's preparation thereof, the Borrower shall deliver to the Collateral Agent and Lenders an annual business plan.

          (e) Communications with Accountants. The Borrower authorizes (i) the Collateral Agent, after giving the Borrower reasonable prior written notice of its intent to do so, to communicate directly with the Borrower's independent certified public accountants concerning the Financial Statements; provided that the Borrower is not precluded by the Collateral Agent from being present for such communication and (ii) such independent certified public accountants, upon the Collateral Agent's written request with a copy to the Borrower, to provide to the Collateral Agent copies of any financial schedules prepared by such accountants for the Borrower or Subsidiaries of the Borrower.

          8.02. Events of Default.?? Promptly upon any of the president, any vice president, or the treasurer of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Collateral Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Sec-tion 12.01(e), or (c) of any condition or event which has resulted, or is reasonably likely to result, in a Material Adverse Effect or affect the value of, or the Collateral Agent's interest in, the Collateral in any material respect, the Borrower shall deliver to the Collateral Agent and the Lenders an Officer's Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower or Subsidiary of the Borrower has taken, is taking and/or proposes to take with respect thereto.

          8.03. Lawsuits.?? Promptly upon the Borrower's obtain-ing knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitra-tion against or affecting the Borrower or any Subsidiary of the Borrower or any of the Property not previously disclosed pursuant to Section 7.01(j), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investiga-tions or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower and/or any Subsidiary of the Borrower to liability in an amount aggregating $5,000,000 or more (exclusive of claims covered by insurance policies of the Borrower and the Borrower's Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim cover-age on such claims), the Borrower shall give written notice thereof to the Collateral Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Collateral Agent and its counsel to evaluate such matters. The Borrower, upon request of the Collateral Agent or the Requisite Lenders, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered in accordance herewith and provide such other information as may be reasonably available to it to enable each Lender and the Collateral Agent and its counsel to evaluate such matters.

          8.04. ?? Environmental Notices??. The Borrower shall notify the Collateral Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of any:


          (a)  notice or claim to the effect that the
     Borrower or any Subsidiary of the Borrower is subject to investigation or may be subject to investigation or liable in an amount exceeding $4,000,000 to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

          (b) notice that any Property is subject to an Environmental Lien; and

          (c) notice to the Borrower or any Subsidiary of the Borrower of any material violation of any Environmental, Health or Safety Requirement of Law or the commencement or threat of any judicial or Collateral proceeding alleging such a material violation by the Borrower or any Subsidiary of the Borrower.

Concurrently with the annual delivery to the independent accountants of the Borrower of a letter relating to financial exposure of the Borrower and its Subsidiaries with respect to Environmental Liabilities and Costs substantially in the form of that letter dated August 18, 1998 addressed to Arthur Andersen LLP, a copy of which has been delivered to the Collateral Agent prior to the Closing Date, the Borrower shall deliver a like letter addressed to the Collateral Agent; provided, however, that in the event no such letter is provided to the independent accountants of the Borrower with respect to any given Fiscal Year, such letter shall be prepared with respect to such Fiscal Year and delivered to the Collateral Agent on October 31 of the calendar year in which such Fiscal Year ends.

          8.05. Other Reports and Information.?? (a) Notices of Publicly Available Information. The Borrower shall deliver or cause to be delivered to the Collateral Agent and the Lenders notice of publicly available Financial Statements, reports and notices, if any, sent or made available generally by the Borrower to its Securities holders or filed with the Commission and all press releases made available generally by the Borrower or any Subsidiary of the Borrower to the public concerning material developments in the business of the Borrower or any Subsidiary of the Borrower, in each instance, promptly upon the making of such reports, giving of such notices or press releases, and filings with the Commission.

          (b) Copies of Information Provided Upon Request. Promptly upon receiving a request therefor from (i) the Collateral Agent or any Lender, the Borrower shall deliver to the Collateral Agent or such Lender, as applicable, copies of the notices, reports, press releases and filings referenced in any notice delivered pursuant to Section 8.05(a) and (ii) from the Collateral Agent or the Requisite Lenders, the Borrower shall prepare and deliver to the Collateral Agent and the Lenders such other reports, filings, data and information with respect to the Borrower, any of the Borrower's Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Collateral Agent or the Requisite Lenders.

          (c) Notifications under Securities Exchange Act. The Borrower shall deliver to the Collateral Agent and all Lenders copies of all notifications received by the Borrower or any Subsidiary of the Borrower pursuant to the Securi-ties Exchange Act and the rules promulgated thereunder, promptly upon the receipt of such notifications.

          8.06. Unrestricted Subsidiaries.?? The Borrower may designate, by written notice to the Collateral Agent, any of its Subsidiaries which is a Restricted Subsidiary, other than Kaynar, Banner and any Subsidiary which is part of the Operating Unit known as Fairchild Fasteners Group, as an Unrestricted Subsidiary at any time and from time to time; provided that at the time of such designation and after giving effect to the designation specified in such notice, (a) the Unrestricted Subsidiaries Net Investment Amount does not exceed $20,000,000 as of the date of any such designation, (b) no Event of Default or Potential Event of Default has occurred and is continuing unwaived, (c) on a pro forma basis, determined for the four (4) Fiscal Quarters immediately preceding the date of any such designation giving effect to such designation as though it had occurred on the first day of such four Fiscal Quarter period, no breach of any covenant included in Article XI would have occurred as evidenced by written confirmation of the calculation of the covenants included in Article XI for such period delivered to the Collateral Agent concurrent with the related notice of such designation, (d) the sum of (i) the amount of cash held by the Borrower and the Restricted Subsidiaries at such time after giving effect to such designation plus (ii) the amount of Availability at such time equals at least $25,000,000, (e) the Restricted Subsidiary the Borrower wishes to designate as an Unrestricted Subsidiary has no Subsidiary which is part of the Fairchild Fasteners Group Operating Unit or an Investment in a Person which is part of the Fairchild Fasteners Group Operating Unit and (f) the Collateral Agent has consented to such designation.

          8.07. Corporate Organization; Indebtedness for Borrowed Money.?? The Borrower shall deliver to the Collateral Agent (a) an updated diagram of its corporate structure in the form of Schedule 7.01-C upon the preparation of the same and, in any event, at least once each Fiscal Year, and (b) an updated disclosure of outstanding Indebtedness for Borrowed Money of the Borrower and its Restricted Subsidiaries in the form of Schedule
1.01.7 upon the preparation of the same for any purpose; in each instance, provided that there has been any change in such corporate structure or such outstanding Indebtedness for Borrowed Money since the most recent date of submission of the same.



                           ARTICLE IX
                    AFFIRMATIVE COVENANTS??

          The Borrower covenants and agrees that so long as any Revolving Credit Commitment is outstanding and there-after until payment in full of all of the Obliga-tions (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

          9.01. Corporate Existence, Etc.?? The Borrower shall, and shall cause each of its Material Subsidiaries to, at all times main-tain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to result in a Material Adverse Effect.

          9.02. Corporate Powers; Conduct of Business.?? The Borrower shall, and shall cause each of its Material Subsidiaries to, qualify and remain quali-fied to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing.

          9.03. Compliance with Laws, Etc.?? The Borrower shall, and shall cause each of its Material Subsidiaries to, (a) comply with all Require-ments of Law and all restric-tive covenants affecting it or its business, Property, assets or operations and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reason-ably likely to result in a Material Adverse Effect.

          9.04.  Payment of Taxes and Claims; Tax
Consolidation.?? The Borrower shall, and shall cause each of its Material Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, and (b) all Claims (includ-ing, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.03) upon any Property or assets of the Borrower or any such Subsidi-ary, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assess-ments and governmental charges referred to in clause (a) above or Claims referred to in clause (b) above need be paid if being con-tested in good faith by appropriate pro-ceed-ings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Borrower will not, and will not permit any of its Material Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than its Subsidiaries-.

          9.05. Insurance.?? The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 7.01-Y or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Collateral Agent. All such policies and programs shall be maintained with responsible and reputable insurers of companies engaged in similar businesses and owning similar property in the same general geographic areas in which such Person, as applicable, operates. Each certificate and policy relating to Property damage, boiler and machinery and/or business interruption coverage shall contain an endorsement, in form and substance reasonably acceptable to the Collateral Agent, showing loss payable to the Collateral Agent, for the benefit of the Holders, and, if required by the Collateral Agent, naming the Collateral Agent as an additional insured under such policy.
Each certificate and policy relating to coverage other than the foregoing shall, if required by the Collateral Agent, contain an endorsement naming the Collateral Agent as an additional insured or mortgagee payee, as applicable, under such policy. Such endorsement or an independent instrument furnished to the Collateral Agent shall provide that the insurance companies will give the Collateral Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Holders or canceled and that no act, whether willful or negligent, or default of the Borrower, any Subsidiary of the Borrower or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in case of loss or damage. In the event the Borrower or any of the Borrower's Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute Protective Advances hereunder and be part of the Obligations, payable as provided in this Agreement.

          9.06. Inspection of Property; Books and Records; Discus-sions. ??The Borrower shall, and shall cause each of its Material Subsid-iaries to, permit any authorized representative(s) desig-nated by either the Collateral Agent or any Lender to visit and inspect, whether by access to the Borrower's and such Subsidiaries' MIS or otherwise, any of the Property, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certi-fied public accountants, all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and
(ii) by or on behalf of the Collateral Agent shall be at the Borrower's expense. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrower, upon the Collateral Agent's request, shall, and shall cause each of its Subsidiaries to, turn over any such records to the Collateral Agent or its representatives; provided, however, that the Borrower may, in its discretion, retain copies of such records.

          9.07. Insurance and Condemnation Proceeds. (a) Direction to Insurers. ?? The Borrower hereby directs (and, if applicable, shall cause the Subsidiaries of the Borrower to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property of such Persons to pay all proceeds payable under such policies or with respect to such claim or award directly to the Collateral Agent, for the benefit of the Collateral Agent and the other Holders. In no case shall such proceeds be payable to the Borrower, or one or more of the Borrower's Subsidiaries, and the Collateral Agent.

          (b) Application of Proceeds. The Collateral Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in repayment of the Obligations in the manner set forth in Section 4.01(b)(vii). Notwithstanding the foregoing, in the event proceeds of insurance received by the Collateral Agent under property damage, boiler and machinery policies or business interruption insurance policies (i) is less than $500,000 or (ii) constitutes Replacement Proceeds, the Collateral Agent shall, upon receipt of such proceeds, remit the amount so received to the Borrower or a Subsidiary of the Borrower, as applicable provided that there shall not then exist an Event of Default which is continuing unwaived.

          9.08. ERISA Compliance. ??The Borrower shall, and shall cause each of the Borrower's Subsidiaries and ERISA Affiliates to, estab-lish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpreta-tions thereunder and the respective requirements of the governing documents for such Plans.

          9.09. Foreign Employee Benefit Plan Compliance??. The Borrower shall, and shall cause each of the Borrower's Subsidiaries and ERISA Affiliates to, establish??, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

          9.10. ??Maintenance of Property.?? The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good, safe and insurable condition and repair, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that such Property may be altered or renovated in the ordinary course of the Borrower's or such Subsidiaries' business.

          9.11. Condemnation.?? Immediately upon learning of the institution of any proceeding for the condemnation or other tak-ing of any of the owned or leased Real Property of the Borrower or any Subsidiary of the Borrower, the Borrower shall notify the Collateral Agent of the pendency of such proceeding, and permit the Collateral Agent to participate in any such proceeding, and from time to time will deliver to the Collateral Agent all instruments reasonably requested by the Collateral Agent to permit such participation.

          9.12. Subsidiaries Acquired or Formed after the Closing Date; Guarantors. ??The Borrower shall cause each of its Domestic Subsidiaries (and each Subsidiary which is a guarantor of the Senior Subordinated Notes from time to time) to become a Guarantor and the Borrower shall, and shall cause each such Guarantor to, execute and deliver to the Collateral Agent such Loan Documents, including, without limitation, as may be applicable under the circumstances, guaranties, security agreements, pledge agreements, and other agreements and instruments related to the Capital Stock of such Subsidiaries and Collateral owned by such Subsidiaries as the Collateral Agent shall reasonably request concurrently with such Persons becoming Domestic Subsidiaries and/or Guarantors. Notwithstanding the foregoing, nothing in this Section 9.12 shall permit the Borrower or any Subsidiary of the Borrower to form any Domestic Subsidiary or make any Investment, directly or indirectly, not otherwise permitted by Section 10.04.

          9.13. Performance of Material Contracts. ??The Borrower shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such material Contractual Obligation in full force and effect, enforce each such material Contractual Obligation in accordance with its terms, take all such action to such end as may be from time to time requested by the Collateral Agent and, upon request of the Collateral Agent, make to each other party to each such material Contractual Obligation such demands and requests for information and reports or for action as such Borrower or Subsidiary is entitled to make under such material Contractual Obligation.

          9.14. Further Assurances.?? The Borrower shall, and shall cause each Guarantor to, execute and deliver to the Collateral Agent, for the benefit of the Holders, such other agreements, documents, and instruments which the Collateral Agent deems necessary or desirable, in form and substance satisfactory to the Collateral Agent, to enable the Collateral Agent to perfect, or maintain perfected, Liens in the Collateral (including, without limitation, Capital Stock acquired after the Closing Date and held in accounts with securities intermediaries), and all Cash Equivalents of the Borrower and the Guarantors (other than those in Deposit Accounts not subject to Collection Account Agreement pursuant to Section 10.14) and marketable Securities.

          9.15. Use of Proceeds of the Term Loans and the Senior Notes. ?? The Borrower shall use the proceeds of the Term Loans and the net cash proceeds of the Senior Subordinated Notes to pay or provide for the payment, on the Closing Date, of the Refinanced Indebtedness outstanding as of the Closing Date and the cash purchase price owing under the Kaynar Purchase Agreement.

          9.16. Required Hedge Agreements.?? From and after the Closing Date, the Borrower shall maintain in effect or enter into Hedge Agreements on terms reasonably satisfactory to the Administrative Agents and maintain the same in effect, for interest rate protection with respect to the Obligations which shall be purchased from a Lender or an Affiliate of a Lender or, subject to the prior approval of the Requisite Lenders (which approval shall not be unreasonably delayed or withheld), any other Person, for such notional amount as may be required to ensure that floating rate pricing (after giving effect to Hedge Agreements, including, without limitation, cap agreements) shall be effective for no more than fifty percent (50%) of Consolidated Total Debt.

          9.17. Year 2000.?? The Borrower covenants and agrees that the computer systems and equipment of the Borrower and its Subsidiaries containing embedded microchips (including systems and equipment supplied by others, with which such systems interface or on which such Persons rely) will function in a manner on and after December 31, 1999 to ensure that their business operations will not be interrupted to any material extent and that the Borrower is taking and will continue to take all necessary and appropriate action to reasonably ensure the same.
                           ARTICLE X
                      NEGATIVE COVENANTS??

          The Borrower covenants and agrees, as applicable, that, so long as any Revolving Credit Commitments are out-standing and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall other-wise give prior written consent:


          10.01. Indebtedness.?? The Borrower shall not and shall not permit any of its Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a)  the Obligations and the Indebtedness
     evidenced by the Senior Subordinated Notes and guarantees thereof;

          (b) unsecured Indebtedness for trade payables, wages and other accrued expenses incurred in the ordinary course of business and recourse obligations result-ing from endorse-ment of negotiable instruments for collection in the ordinary course of such Persons' business;

          (c)  Indebtedness arising from the following
     intercompany loans:

          (i) from the Borrower to any of its Subsidiaries which is a Guarantor or from any such Subsidiary to the Borrower or any other such Subsidiary,

          (ii) from the Borrower or any Subsidiary of the Borrower which is a Guarantor, directly or indirectly, to any Subsidiary of the Borrower which is not a Guarantor the aggregate principal amount outstanding with respect to which at any time after the Closing Date does not exceed $10,000,000,

          (iii) from the Borrower or any Subsidiary of the Borrower to Fairchild Europe - Simmonds S.A.R.L. in the principal amount of approximately $5,000,000 in connection with the acquisition by Fairchild Fasteners Europe -- Simmonds S.A.R.L. of the issued and outstanding Capital Stock of Technico, a French stock corporation (Societe Anonyme), and SCI de la Praz, a French real estate company (Societe Civile Immobiliere),

          (iv) from any Subsidiary of the Borrower which is not a Guarantor to any other Subsidiary of the Borrower which is not a Guarantor, and

          (v) from any Subsidiary of the Borrower which is not a Guarantor to the Borrower or a Guarantor; provided that
          (A) at the time of making any such intercompany loan there are no outstanding intercompany loans owing by such Subsidiary to the Borrower or such Guarantor and such intercompany loans to the Borrower or a Guarantor are in amounts and on terms (including, without limitation, terms of subordination to the Obligations) satisfactory to the Collateral Agent and evidenced by a promissory note in form and substance satisfactory to the Collateral Agent and (B) the aggregate principal amount of such intercompany loans made from and after the Closing Date outstanding at any given time does not exceed $10,000,000;

          (d) Indebtedness in respect of Hedge Agreements in respect of interest rates or foreign exchange contracts so long as such Hedge Agreements are not entered into for speculative purposes;

          (e)  Indebtedness with respect to reasonable
     warranties and indemnities made under any agreements for asset sales permitted under Section 10.02 and Contractual Obligations of the Borrower or any Subsidiary of the Borrower entered into in the ordinary course of its business;

          (f)  Indebtedness of the owner(s) of the
     Farmingdale Property incurred in connection with the development and operation of the Farmingdale Property;
     provided that (i) such Indebtedness is subject to agreements in form and substance satisfactory to the Collateral Agent and (ii) if the holders of such Indebtedness require that any Accommodation Obligation be incurred in connection therewith for their benefit by the Borrower or any Guarantor, such agreements are executed and delivered on or before October 3, 1999;

          (g)  Indebtedness incurred by the Unrestricted
     Subsidiaries without recourse to the Borrower or any Restricted Subsidiary or any Property of the Borrower or any Restricted Subsidiary; and

          (h)  Permitted Existing Indebtedness and any
     extensions, renewals, refundings or replacements thereof, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or the applicable Subsidiary than the terms of, the Permitted Existing Indebtedness so extended, renewed, refunded or replaced; and

          (i) other secured (to the extent permitted by Section 10.03) and unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $30,000,000 at any time outstanding, to the extent permitted by Article XI, where applicable, provided that:

          (i) with respect to Indebtedness of the Borrower and the Borrower's Subsidiaries with respect to Capital Leases and purchase money Indebtedness, prior to incurring Capital Lease obligations owing to any one lessor or group of affiliated or related lessors or purchase money Indebtedness owing to any one holder or group of affiliated or related holders thereof, which in either case aggregate(s) more than $5,000,000, the Borrower shall obtain, or cause such Subsidiary to obtain, from such lessor(s) or holder(s) a duly executed intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent, and

          (ii) with respect to Indebtedness constituting Accommodation Obligations, in the event the primary Indebtedness supported by such Accommodation Obligation is otherwise included in the calculation of permitted Indebtedness under this Section 10.01, such primary Indebtedness and Accommodation Obligation shall not be included twice in determining compliance with this
          Section 10.01.

          10.02. Sales of Assets.?? The Borrower shall not and shall not permit any of the Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired by such Person, or any income or profits there-from, or enter into any agreement to do so, except:

          (a)  any sale, lease, transfer or other
     disposition of Permitted Dispositions, so long as (i) any non-cash consideration resulting from such sale, assignment, transfer, lease, conveyance or other disposition is permitted under Section 10.04(i) and pledged or assigned to the Collateral Agent, for the benefit of the Holders, pursuant to an instrument in form and substance acceptable to the Collateral Agent,
     (ii) the Borrower com-plies with the mandatory prepayment provisions set forth in Section 4.01(b) and the conditions to the release of Collateral described in Section 13.09(c), and (iii) with respect to a transfer of the Capital Stock or assets of any Technologies Company, Capital Stock of Nacanco, the
     Farmingdale Property, and/or the other real estate assets identified as being held for sale on Schedule
     1.01.5 by dividend or distribution to the shareholders of the Borrower, the same is permitted under Section
     10.05;

          (b) the transfer of (i) the Capital Stock or assets of Fairchild Technologies Optical Disc Equipment Group GmbH to a new indirect Subsidiary of the Borrower formed under the laws of The Republic of Germany in accordance with the terms of this Agreement and subsequent sale or other transfer of such new Subsidiary or its assets to Fairchild Technologies USA, Inc. and (ii) provided that the Collateral Agent has consented in writing thereto, any sale or other transfer of any other Property owned by the Borrower or any Subsidiary of the Borrower to any Subsidiary of the Borrower;

          (c) any sale of Inventory in the ordinary course of the Borrower's and its Subsidiaries' respective businesses;

          (d)  any disposition of Equipment if such
     Equipment is traded in for credit against the purchase price of replacement Equipment or the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement Equipment, is obsolete, or is no longer useful in the ordinary course of the Borrower's or its Subsidiaries' respective businesses;

          (e) the sale of Investments in Cash Equivalents permitted pursuant to Section 10.04(c)(i) and Eligible
     Marketable Securities permitted pursuant to Section
     10.04(c)(ii);

          (f) any sale, assignment, transfer, lease, conveyance or other disposition of any Property having a Fair Market Value, in the case of an individual asset sale, assignment, transfer, lease, conveyance or other disposition, not exceeding $1,000,000 or, in the case of aggregate asset sales, assignments, transfers, leases, conveyances and other dispositions in any Fiscal Year, not exceeding $5,000,000, for consideration not less than the Fair Market Value thereof, so long as (i) any non-cash consideration resulting from such sale, assignment, transfer, lease, conveyance or other disposition shall be pledged or assigned to the Collateral Agent, for the benefit of the Holders, pursuant to an instrument in form and substance acceptable to the Collateral Agent and (ii) the Borrower com-plies with the mandatory prepayment provisions set forth in Section 4.01(b) and the conditions to the release of Collateral described in
     Section 13.09(c);

          (g) the sale of Receivables of Restricted Subsidiaries which are not Domestic Subsidiaries pursuant to arrangements
     (i) described on Schedule 10.02-G attached hereto and made a part hereof which are in effect as of the Closing Date or
     (ii) entered into after the Closing Date and disclosed in writing to the Collateral Agent prior to their becoming effective, in either event for the purpose of providing working capital for such Restricted Subsidiaries and their Affiliates which are not Domestic Subsidiaries;

          (h) the transfer of Indebtedness arising under intercompany loans outstanding or made to or by the Borrower and Restricted Subsidiaries as permitted by Section 10.01 to the Borrower or a Restricted Subsidiary in exchange for a promissory note payable to the transferor in the amount of such Indebtedness so transferred; and

          (i) any transfer required to consummate any transaction otherwise permitted under Sections 10.04, 10.05, 10.06,
     10.08, and 10.09.

Notwithstanding anything in the foregoing to the contrary, neither the Borrower nor any Restricted Subsidiary shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired by such Person, or any income or profits there-from, to any Unrestricted
Subsidiary, or enter into any agreement to do so.

          10.03. Liens. ??The Borrower shall not and shall not permit any of the Borrower's Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien or negative pledge on or with respect to any of their respective
Property or assets except:

          (a)  Liens created pursuant to the Loan Documents;

          (b)  Permitted Existing Liens;

          (c)  Customary Permitted Liens;

          (d) Liens arising due to the creation of escrows of proceeds from any sale, assignment, lease, transfer or other disposition permitted under Section 10.02;

          (e) Liens securing purchase money Indebtedness (including the interest of a lessor under a Capital Lease or an Operating Lease having substantially the same economic effect) permitted under Section 10.01(i); provided, that such Liens do not attach to any property other than that purchased with the proceeds of such purchase money Indebtedness (or leased); and

          (f) Liens granted to secure Indebtedness permitted under Section 10.01(f) against (i) the Farmingdale Property and improvements made thereto, (ii) all fixtures, furnishings, Equipment and other personal property used in connection with the Farmingdale Property and such improvements, (iii) all leases, subleases, licenses, concession agreements, contracts, and managerial agreements, entered into with respect thereto and permits affecting the Farmingdale Property and improvements made thereto; and Liens granted by Unrestricted Subsidiaries to secure other Indebtedness permitted by Section 10.01(g).

          10.04. Investments.?? The Borrower shall not and shall not permit any of the Restricted Subsidiaries to directly or indirectly make or own any Invest-ment except:

          (a) Permitted Existing Investments, in each case increased or decreased as required under GAAP as a result of annual adjustments made to Investments accounted for under the equity method, and additional Investments required to be made pursuant to the terms of the Permitted Existing Investments as disclosed on Schedule 1.01.8;

          (b) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or composition of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (c) Investments (i) in Cash Equivalents and (ii) by the Borrower in Eligible Marketable Securities; provided that with respect to clause (ii) proceeds of the Loans are not used to make Investments in Margin Stock and no Revolving Loans are outstanding on the date any such Investment is made;

          (d)  Investments made by the Borrower and
     Restricted Subsidiaries in connection with acquisitions of assets or equity Securities of any Person (other than the Technologies Companies) in an aggregate amount not to exceed (i) $17,500,000 in cash or assumed Indebtedness until such time as the outstanding principal balance of the Term Loans has been reduced by $25,000,000 in the aggregate under Section 4.01(b)(vii) from Net Cash Proceeds of Sale of Permitted Dispositions and Net Cash Proceeds of Sale of Banner Companies or (ii) thereafter (and when combined with Investments made as permitted under the foregoing clause (i)), $35,000,000 in cash or assumed Indebtedness; provided that (A) no Event of Default or Potential Event of Default has occurred and is continuing unwaived or, after giving effect to the making of any such Investment, no Potential Event of Default or Event of Default would occur and (B) on a pro forma basis, determined for the four (4) Fiscal Quarters immediately preceding any such Investment giving effect to such Investment as though it occurred at the commencement of such four (4) Fiscal Quarter period, no breach of any covenant included in Article XI would have occurred; and provided further that the aforesaid limitations specified in clauses (i) and (ii) above shall (1) be increased by the amount of the Net Cash Proceeds of Sale of Permitted Dispositions (other than Net Cash Proceeds of Sale received in connection with the sale or other disposition of Capital Stock of Watkins-Johnson Company held by the Borrower or any Subsidiary of the Borrower) net of the amount of such Net Cash Proceeds of Sale of Permitted Dispositions applied to the Obligations as provided under Section 4.01(b)(vii) and (2) include payments of cash made to Robert Edwards in accordance with the Third Amendment and Plan of Merger dated as of September 17, 1998 by and among the Borrower, Special-T Fasteners, Inc., and Robert Edwards, executed and delivered in connection with the Borrower's acquisition of Special-T Fasteners, Inc. and any related agreement entered into after the Closing Date, only to the extent the same exceed $2,000,000 in the aggregate;

          (e) Investments by the Borrower in any other Person (other than the Technologies Companies) in exchange for Capital Stock of the Borrower; provided that (i) no Event of Default or Potential Event of Default has occurred and is continuing unwaived or, after giving effect to the making of any such Investment, no Potential Event of Default or Event of Default would occur and (ii) on a pro forma basis, determined for the four (4) Fiscal Quarters immediately preceding any such Investment giving effect to such Investment as though it occurred at the commencement of such four (4) Fiscal Quarter period, no breach of any covenant included in Article XI would have occurred;

          (f) an Investment by the Borrower in the form of the contribution of Property which consists of (i) cash in an amount not to exceed $10,000,000 in the aggregate and (ii) Permitted Dispositions in connection with the Borrower's formation of a Restricted Subsidiary to qualify as a small business investment company, as such is defined in the Small Business Investment Act of 1958, P.L. 85-699, as amended, which small business investment company shall be deemed to be an Unrestricted Subsidiary at all times from and after its formation;

          (g) an Investment by capital contribution of the Capital Stock of Kaynar, directly or indirectly, to FHC and of the Capital Stock of Special-T Fasteners, Inc., directly or indirectly, to another Person included in the Fairchild Fasteners Group Operating Unit;

          (h) Investments by the Borrower, directly or through intervening Restricted Subsidiaries, in Subsidiaries of the Borrower which are Guarantors; and

          (i) Investments received in connection with the sale, transfer, disposition (including, without limitation, by merger) of Permitted Dispositions (other than the Banner
     Companies).

Notwithstanding anything in the foregoing to the contrary, neither the Borrower nor any Restricted Subsidiary of the Borrower shall make any Investment in an Unrestricted Subsidiary and no Unrestricted Subsidiary shall make or own any Investment in the Borrower or any Restricted Subsidiary. In no event shall the Borrower or any of the Restricted Subsidiaries form, create or establish any additional Subsidiaries or become a partner (general or limited) in any Person, without the prior written consent of the Collateral Agent. No other provision of this Agreement shall be deemed to prohibit any Investment which is specifically permitted by this Section 10.04.

          10.05. ??Restricted Junior Payments.?? The Borrower shall not and shall not permit any of the Restricted Subsidiaries to declare or make any Restricted Junior Payment, except:

          (a)  subject to the limitations set forth in
     Section 10.06 where applicable, dividends or distributions to the Borrower on the Capital Stock of any of its Wholly-Owned Subsid-iaries or to any of the Borrower's Wholly-Owned Subsid-iaries from any other Wholly-Owned Subsidiary of such Borrower or any Subsidiary of the Borrower existing on the date of this Agreement;

          (b) cash dividends or distributions on the Capital Stock of the Borrower which is Class A Common Stock not to exceed the lesser of (i) one cent ($0.01) per share of such Class A Common Stock or (ii) $400,000 in the aggregate;

          (c) cancellations of intercompany Indebtedness which are treated as dividends; and

          (d) dividends and distributions of the Capital Stock of the Technologies Companies, or any of them, Capital Stock of Nacanco, the Farmingdale Property or Capital Stock of the owner thereof, and/or the other real estate assets identified as being held for sale on Schedule 1.01.5 to shareholders of the Borrower; provided that (i) no Event of Default or Potential Event of Default has occurred and is continuing unwaived or, after giving effect to any such dividend or distribution, no Potential Event of Default or Event of Default would occur and (ii) on a pro forma basis, determined for the four (4) Fiscal Quarters immediately preceding any such dividend or distribution giving effect to such dividend or distribution as though it occurred at the commencement of such four (4) Fiscal Quarter period, no breach of any covenant included in Article XI would have occurred and, with respect to dividends and distributions of Capital Stock of Nacanco and the Farmingdale Property or Capital Stock of the owner thereof, provided further that prior to any such dividend or distribution the outstanding principal balance of the Term Loans shall have been reduced by $37,500,000 in the aggregate under Section 4.01(b)(vii) from Net Cash Proceeds of Sale of Permitted Dispositions and Net Cash Proceeds of Sale of Banner Companies.

          10.06. Restriction on Fundamental Changes.?? The Borrower shall not and shall not permit any of the Borrower's Subsidiaries to (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), except:

          (i) the liquidation or dissolution of Fairchild
     Fastener Group Ltd. and JJS Limited on or before June 30,
     2000;

          (ii) the merger or liquidation of (A) any Restricted Subsidiary with and into the Borrower or any Guarantor; provided that such Persons are part of the same Operating Unit both before and after such merger or liquidation, (B) any Guarantor with and into any other Guarantor; provided that such Persons are part of the same Operating Unit both before and after such merger or liquidation, (C) any Restricted Subsidiary which is not included as part of an Operating Unit with and into any other such Person, and (D) any Subsidiary of the Borrower not described in clauses (A),
     (B), or (C) above with and into any other such Subsidiary of the Borrower; provided that the prior written consent thereto of the Collateral Agent has been obtained; and

          (iii) the merger of Special-T Fasteners, Inc. with and into FHC or another Person included in the Fairchild
     Fasteners Group Operating Unit and the merger of Kaynar with and into FHC; or

(b) convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of trans-actions, all or substantially all of such Person's business or Property, whether now or here-after acquired, except as permitted by Section 10.02; or (c) except to the extent consented to in writing by the Administrative Agents, discontinue the operations of any Subsidiary of the Borrower.

          10.07. Conduct of Business; Accounting and Reporting Practices.?? The Borrower shall not and shall not permit any of the Borrower's Subsidiaries (a) other than Unrestricted Subsidiaries, to engage in any business other than (i) the businesses engaged in by the Borrower and the Borrower's Subsidiaries on the Closing Date and (ii) any business or activities which are sub-stantially similar, related or incidental thereto, or (b) change any of its or their accounting or financial reporting policies or practices from those in effect on the Closing Date, except to the extent required to provide the financial reporting described in Section 8.01(a).

          10.08.  Transactions with Shareholders and
Affiliates.?? The Borrower shall not and shall not permit any of the Borrower's Subsidiaries to directly or indirectly enter into or permit to exist any trans-action (includ-ing, without limitation, the sale, lease, exchange or transfer of any property (other than as permitted by Section 10.02) or the rendering of any service) or the purchase of any property (other than as permitted by Section 10.04, where applicable) with any Affiliate on terms that are less favorable to the Borrower or such Subsidiaries, as applicable, than those that might be obtained in an arm's length transac-tion at the time from Persons who are not an Affil-iate. Nothing contained in this Section 10.08 shall prohibit (a) any trans-action expressly permitted by Sections
10.05 and 10.06; (b) increases in compensation and benefits for, or payment of bonuses to, officers and employees of the Borrower or any of the Borrower's Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing; (c) payment of customary direc-tors' fees and indemni-ties of officers and directors; or (d) any transaction between a (i) Technologies Company and an Affiliate which is also a Technologies Company or (ii) one Unrestricted Subsidiary with another Unrestricted Subsidiary (other than transactions between any Technologies Company and an Unrestricted Subsidiary).

          10.09. ?? Sales and Leasebacks.?? The Borrower shall not and shall not permit any of the Restricted Subsidiaries to become liable, directly, by assump-tion or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) which such Person (a) sold or transferred or is to sell or transfer to any other Person, or (b) intends to use for substantially the same purposes as any other Property which has been or is to be sold or trans-ferred by such Person to any other Person, in either instance, in connection with such lease, except for the sale/leaseback transactions identified on Schedule 10.09.

          10.10. Margin Regulations; Securities Laws.?? The Borrower shall not or permit any of the Borrower's Subsidiaries to use all or any por-tion of the proceeds of any credit extended under this Agree-ment to purchase or carry Margin Stock or for purposes other than those described in Section 2.04.

          10.11.  ERISA.??  The Borrower shall not:

          (a)  engage, or permit any of the Borrower's
     Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been pre-viously obtained from the DOL;

          (b)  permit to exist any accumulated funding
     deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

          (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual install-ments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

          (e) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA
     Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law per-taining thereto;

          (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (g)  amend, or permit any ERISA Affiliate to
     amend, a Benefit Plan resulting in an increase in current lia-bility for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

          (h) permit any unfunded liabilities with respect to any Foreign Pension Plan; or

          (i) fail, or permit any of its Subsidiaries or ERISA Affiliates to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment if such event results, either singly or in the aggregate, after taking into account all other such events and any liabilities associated therewith, in an aggregate liability in excess of $2,000,000.

          10.12. Issuance of Equity Securities. ??The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, issue any equity Securities except (a) equity Securities pursuant to Permitted Equity Securities Options, (b) in exchange for Investments as permitted by Section 10.04(e), and
(c) equity Securities of the Borrower provided that the Borrower complies with the mandatory prepayment provisions set forth in
Section 4.01(b).

           10.13. Organizational Documents; Material Contractual Obligations.?? The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, amend, modify or otherwise change any of the terms or provisions in any of (a) their respective Organizational Documents as in effect on the Closing Date, except (i) with respect to which written notice shall have been provided to the Collateral Agent (A) no less than ten (10) days prior to the effective date of any such amendment, modification or change made with respect to the Borrower or any such Domestic Subsidiary and (B) concurrent with such amendment, modification or change made with respect to any other Restricted Subsidiary and (ii) if no Event of Default or Potential Event of Default would result therefrom or (b) Contractual Obligations evidencing any debt Securities, including, without limitation, the Senior Subordinated Note Indenture or Senior Subordinated Notes, or other material Contractual Obligations.

          10.14. Bank Accounts.?? The Borrower shall not, and shall not permit any of its Subsidiaries to, establish or maintain any Deposit Account into which collections of Receivables and proceeds of other Collateral are deposited other than (a) those identified as existing on the Closing Date and disclosed on Schedule 10.14 attached hereto or (b) which are established after the Closing Date in the United States by the Borrower and its Subsidiaries which are in amounts aggregating no more than $5,000,000 at any given time are on deposit, without the prior written consent of the Collateral Agent and which (other than with respect to the accounts referenced in clause (b) above), if collections of Receivables or proceeds of Collateral are deposited therein, are subject to Collection Account Agreements or other arrangements (including, without limitation, pledge agreements) satisfactory to the Collateral Agent.

          10.15. Fiscal Year; Fiscal Quarters.?? The Borrower shall not and shall not permit any of the Borrower's Subsidiaries (other than Banner, Kaynar, SNEP S.A., and any Person acquired in compliance with the provisions of Section 10.04 after the Closing Date which thereupon becomes a Subsidiary of the Borrower; provided that all such Subsidiaries shall have changed their fiscal quarters and fiscal years to coincide with the Fiscal Quarters and Fiscal Years by the last day of the first full Fiscal Year next succeeding (a) the Closing Date (in the case of Banner, Kaynar and SNEP S.A.) or (b) the Fiscal Year in which such Person becomes a Subsidiary of the Borrower) to maintain or change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on June 30 of each calendar year or to change the ending dates for any Fiscal Quarter.



                           ARTICLE XI
                      FINANCIAL COVENANTS
??
          The Borrower covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due):

          11.01. Interest Coverage Ratio.?? The Borrower and its Subsidiaries on a consolidated basis shall have, as of the end of each Fiscal Quarter set forth below, for the four (4) Fiscal Quarters then ending, an Interest Coverage Ratio of no less than that set forth below opposite such period:

     Four Fiscal
     Quarters Ending                    Ratio

     June, 1999                         2.00 to 1.0
     and each Fiscal
     Quarter thereafter
     through March, 2004

     June, 2004                         2.25 to 1.0
     and each Fiscal
     Quarter thereafter
     through March, 2006


          11.02. Capital Expenditures.?? The Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in any Fiscal Year in excess of the greater of (a) the Borrower's consolidated net income for the immediately preceding Fiscal Year or (b) with respect to (i) the Borrower and its Subsidiaries other than Kaynar for the Fiscal Year ending June 30, 1999 and Kaynar and its Subsidiaries for the period commencing on the Closing Date and ending on June 30, 1999 $40,000,000 in the aggregate and (ii) each Fiscal Year ending after June 30, 1999, $40,000,000; provided, however, in the event the Borrower and its Subsidiaries have not made Capital Expenditures in the amount permitted herein for any Fiscal Year, Capital Expenditures in an amount equal to that portion of the maximum amount of such Capital Expenditures permitted but not made in such Fiscal Year (but not to exceed fifty percent (50%) of such maximum amount) may be made in the immediately next succeeding Fiscal Year in addition to any amounts permitted above for such succeeding Fiscal Year; provided that (A) amounts carried forward from one Fiscal Year to a succeeding Fiscal Year may only be expended or accrued for Capital Expenditures after the maximum amount permissible for such succeeding Fiscal Year have been expended or accrued and (B) to the extent amounts carried forward from one Fiscal Year to the next succeeding Fiscal Year are not expended or accrued in such succeeding Fiscal Year, such surplus may not be carried forward to any other succeeding year.
          11.03. Consolidated Senior Indebtedness to EBITDA Ratio.?? The Borrower and its Subsidiaries on a consolidated basis shall have, as of the end of each Fiscal Quarter set forth below, a Consolidated Senior Indebtedness to EBITDA Ratio as of the end of such Fiscal Quarter for the four (4) Fiscal Quarters then ending of no more than the ratio set forth opposite such Fiscal Quarter end set forth below:

Fiscal Quarter Ending         Maximum Ratio

June, 1999                    3.20 to 1.0
and each Fiscal Quarter
thereafter through
March, 2002

June, 2002                    3.00 to 1.0
and each Fiscal Quarter
thereafter

          11.04. Consolidated Indebtedness to EBITDA Ratio.?? The Borrower and its Subsidiaries on a consolidated basis shall have, as of the end of each Fiscal Quarter set forth below, a Consolidated Indebtedness to EBITDA Ratio as of the end of such Fiscal Quarter for the four (4) Fiscal Quarters then ending of no more than the ratio set forth opposite such Fiscal Quarter end set forth below:

Fiscal Quarter Ending         Maximum Ratio

June, 1999                    5.70 to 1.0
and each Fiscal Quarter
thereafter through
March, 2003

June, 2003                    5.50 to 1.0
and each Fiscal Quarter
thereafter through
March 2004

June, 2004                    4.75 to 1.0
and each Fiscal Quarter
thereafter

          11.05. ??Minimum Consolidated Fixed Charge Coverage Ratio. ?? The Borrower shall maintain, as determined as of the end of each Fiscal Quarter set forth below for the four (4) Fiscal Quarters then ending, a Consolidated Fixed Charge Coverage Ratio of no less than that set forth below opposite such Fiscal Quarter end set forth below:

Fiscal Quarter Ending         Minimum Ratio

June, 1999                    1.25 to 1.0
and each Fiscal Quarter
thereafter through
March, 2003

June, 2003                    1.35 to 1.0
and each Fiscal Quarter
thereafter through
March, 2004

June, 2004                    1.50 to 1.0
and each Fiscal Quarter
thereafter

          11.06.  EBITDA Calculations.??

          (a) All calculations of EBITDA made with respect to Sections 11.01 and 11.05 shall be made on a pro forma basis to include earnings of Persons, which are operating companies and were acquired during the period commencing on July 1, 1998 and ending on the Closing Date and exclude earnings of Persons which are operating companies sold, divested, or otherwise disposed of during the period commencing on July 1, 1998 and ending on the Closing Date during the four Fiscal Quarters then ended giving effect to such acquisition, sale, divestiture or disposal as though it had occurred on the first day of such four Fiscal Quarter period.

          (b) All calculations of EBITDA made with respect to Sections 11.03 and 11.04 shall be made on a pro forma basis to include earnings of Persons, which are operating companies and
(i) were acquired during the period commencing on July 1, 1998 and ending on the Closing Date or (ii) are acquired after the Closing Date as permitted by Section 10.04 and exclude earnings of Persons which are operating companies sold, divested, or otherwise disposed of (1) during the period commencing on July 1, 1998 and ending on the Closing Date or (ii) after the Closing Date as permitted by this Agreement, during the four Fiscal Quarters then ended giving effect to such acquisition, sale, divestiture or disposal as though it had occurred on the first day of such four Fiscal Quarter period.





                          ARTICLE XII
            EVENTS OF DEFAULT; RIGHTS AND REMEDIES??

          12.01. Events of Default.?? Each of the following occurrences shall constitute an Event of Default under this
Agreement:

          (a) Failure to Make Payments When Due. The Borrower shall fail to pay (i) when due any principal of any Loan or any Reimbursement Obligation for which it is obligated hereunder or
(ii) within one (1) Business Day after the due date therefor, any other Obligation for which it is obligated.

          (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agree-ment, covenant or obligation under Sections 9.01, 9.02, 9.03, 9.04,
9.06, 9.12, or 9.14, Article X or Article XI.

          (c) Breach of Representation or Warranty. Any repre-sentation or warranty made or deemed made by the Borrower to the Collateral Agent, any Lender or any Issu-ing Bank herein or by the Borrower or any Subsidiary of the Borrower in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or mislead-ing in any material respect on the date as of which made (or deemed made).

          (d) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in clauses (a), (b) or (c) of this Section 12.01) applicable thereto or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for fifteen (15) days after the occurrence thereof.

          (e) Default as to Other Indebtedness. The Borrower or any Subsidiary of the Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, accelera-tion, demand or otherwise) with respect to any other Indebtedness (other than an Obligation) of such Borrower and its Subsidiaries aggregating $2,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture per-taining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by such Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof. Notwithstanding the foregoing, (i) the foregoing shall only apply with respect to Indebtedness of Unrestricted Subsidiaries to the extent the holder(s) of such Indebtedness (A) is/are the Borrower or a Restricted Subsidiary or (B) have any recourse to the Borrower or any Restricted Subsidiary or any of their Property in connection with such Indebtedness and (ii) no breach of any obligation, default or event of default (payment or otherwise), or acceleration of any obligation with respect to the German Acquisition Loans shall constitute an Event of Default under this Agreement.

          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against the Borrower or any Subsidiary of the Borrower and the petition shall not be (A) controverted within ten (10) days after the filing thereof and (B) dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an invol-untary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having juris-diction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Su-bsidiary of the Borrower or over all or a substantial part of the Property of any such Person shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any Subsidiary of the Borrower or of all or a substan-tial part of the Property of any such Person shall be appointed or a war-rant of attachment, execution or similar process against any substantial part of the Property of the Borrower or any Subsidiary of the Borrower shall be issued and any such event shall not be stayed, dis-missed, bonded or discharged within thirty (30) days after entry, appointment or issuance.

          (iii) Notwithstanding anything to the contrary contained herein, the foregoing shall only apply to an Unrestricted Subsidiary if the Borrower or any Restricted Subsidiary is, at the time of such commencement or decree, or thereafter becomes, a creditor of such Unrestricted Subsidiary or is or becomes subject to any action or proceeding in any such case against or which could have an adverse impact upon the assets or ability of the Borrower or any Restricted Subsidiary to pay the Obligations in accordance with their terms (including, without limiting the foregoing, any proceeding for substantive consolidation or equitable subordination).

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any Subsidiary of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any such Person shall make any assignment for the benefit of credi-tors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or equivalent) of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the fore-going; provided, however, that the foregoing shall only apply to an Unrestricted Subsidiary if the Borrower or any Restricted Subsidiary is, at the time of such commencement, consent, or assignment, or thereafter becomes, a creditor of such Unrestricted Subsidiary or is or becomes subject to any action or proceeding in any such case against or which could have an adverse impact upon the assets or ability of the Borrower or any Restricted Subsidiary to pay the Obligations in accordance with their terms (including, without limiting the foregoing, any proceeding for substantive consolidation or equitable subordination).

          (h) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any Subsidiary of the Borrower decreeing its involuntary dis-solution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any such Person shall otherwise dissolve, be dissolved, or cease to exist except as specifically permitted by this Agreement. Notwithstanding anything to the contrary contained herein, the foregoing shall only apply to an Unrestricted Subsidiary if the Borrower or any Restricted Subsidiary is, at the time of such order, judgment, decree, or dossolution, or thereafter becomes, a creditor of such Unrestricted Subsidiary or is or becomes subject to any action or proceeding in any such case against or which could have an adverse impact upon the assets or ability of the Borrower or any Restricted Subsidiary to pay the Obligations in accordance with their terms (including, without limiting the foregoing, any proceeding for substantive consolidation or equitable subordination).

          (i) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Docu-ment ceases to be in full force and effect (other than as terminated or released as permitted therein or by Section 13.09) or the Borrower or Subsidiary of the Borrower party thereto seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or the Borrower or such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Collateral Agent for the benefit of the Holders contemplated by the Loan Documents shall, at any time, for any reason other than the gross negligence or willful misconduct of the Collateral Agent or any Lender, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents, except to the extent contemplated by the terms of Section 13.09 and Schedule 10.09.

          (j) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or Subsidiary of the Borrower or any of their respective assets involv-ing in any case an amount in excess of $2,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $12,000,000, the entry thereof shall immediately constitute an Event of Default hereunder.

          (k) Termination Event. Any Termination Event occurs which could reasonably be expected to subject the Borrower or any ERISA Affiliate to liability in excess of $2,000,000, for which adequate reserves are not maintained.

          (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Collateral Agent believes that the substantial business hardship upon which the application for the waiver is based could subject the Borrower or any ERISA Affiliate to liability in excess of $2,000,000, for which adequate reserves are not maintained.

          (m) Change in Control. A Change of Control shall occur.

          (n) Material Adverse Effect. An event shall occur which results in a Material Adverse Effect.

          An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 15.07.

          12.02.  Rights and Remedies.??

          (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 12.01(f) or 12.01(g), the Lenders' respective obligations to make Loans under the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become imme-diately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valua-tion and appraisement, diligence, pre-sentment, notice of intent to demand or accelerate and of accel-eration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Collateral Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments are terminated, whereupon such obligation of each such Lender to make any Loan hereunder and of each such Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obliga-tions to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valua-tion and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) Deposit for Letters of Credit. In addi-tion, after the occurrence and during the continuance of an Event of Default, the Borrower shall, promptly upon demand by the Collateral Agent, deliver to the Collateral Agent, Cash Collateral in such form as requested by the Collateral Agent for deposit in the Cash Collateral Account, together with such endorsements, and execution and delivery of such documents and instruments, as the Collateral Agent may request in order to perfect or protect the Collateral Agent's Lien with respect thereto, in the applicable amount described in Section 3.01(a)(iv).

          (c) Rescission. If at any time after termination of the Lenders' obligations to make Revolving Loans under the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due other-wise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates speci-fied in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.07, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments and the respective Lenders' and Issuing Banks' obligations to participate in or issue Letters of Credit and/or the aforesaid acceleration and its conse-quences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or Issuing Banks or any acceleration here-under, even if the condi-tions set forth herein are met.

          (d) Enforcement. The Borrower acknowledges that in the event the Borrower or any Subsidiary of the Borrower fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Collateral Agent, the Issuing Banks and the Lenders; therefore, the Borrower agrees that the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.



                          ARTICLE XIII
        THE ADMINISTRATIVE AGENTS AND COLLATERAL AGENT??

          13.01. Appointment.?? (a) Each Lender and each Issuing Bank hereby designates and appoints (i) Citicorp and NationsBank as the Administrative Agents of such Lender or such Issuing Bank under this Agreement and (ii) Citicorp as the Collateral Agent of such Lender or such Issuing Bank under this Agreement; and each Lender and each Issuing Bank hereby irre-vocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Loan Docu-ments and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Collateral Agent hereby agrees to act in the aforesaid capacities on the express conditions contained in this Article XIII.

          (b) The provisions of this Article XIII are solely for the benefit of the Administrative Agents, the Collateral Agent, the Lenders and Issuing Banks, and neither the Borrower nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 13.07). In per-forming its functions and duties under this Agreement, the Collateral Agent shall act solely as Collateral Agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrower or any Affiliate of the Borrower. The Collateral Agent may perform any of its respective duties hereunder, or under the other Loan Documents, by or through its agents or employees.

          13.02. Nature of Duties. ??The Administrative Agents shall not have any duties or responsibilities other than those expressly set forth in this Agreement or in the Loan Documents. The Collateral Agent shall not have any duties or responsibilities other than those expressly set forth in this Agreement or in the Loan Documents. The duties of the Collateral Agent shall be mechanical and administrative in nature. Neither shall either Administrative Agent or the Collateral Agent have, by reason of this Agreement, any fiduciary relation-ship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agents or the Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents other than as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrower and their Affiliates in connection with the making and the con-tinuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrower and Guarantors initially and on a continuing basis, and no Administrative Agent or Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Collateral Agent under the terms of this Agreement). If the Collateral Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Collateral Agent shall send notice thereof to each Lender. The Collateral Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Collateral Agent to act or refrain from acting pursuant hereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article IV or Article V when due) or the other Loan Documents, the Collateral Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Collateral Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Banks and Holders; provided, however, the Collateral Agent shall not be required to take any action which
(i) the Collateral Agent reasonably believes will expose it to personal liability unless the Collateral Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the other Loan Documents or applicable law.

          13.03. Rights, Exculpation, Etc.?? (a) Liabilities; Responsibilities. None of the Administrative Agents, the Collateral Agent, any Affiliate of an Administrative Agent or the Collateral Agent, or any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. The Collateral Agent shall not be liable for any apportionment or distri-bution of payments made by it in good faith pursuant to Section 4.02(b), and, if any such appor-tionment or distribution is subse-quently determined to have been made in error, the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. Neither the Administrative Agents nor the Collateral Agent shall be responsible to any Holder for any recitals, statements, represen-tations or warranties herein or for the execution, effectiveness, genuineness, valid-ity, legality, enforce-ability, collectibility, or suffic-iency of this Agreement or any of the other Loan Documents or the transac-tions contemplated thereby, or for the financial condition of the Borrower or any of its Affiliates or the Guarantors. The Collateral Agent shall not be required to make any inquiry con-cerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents, or the financial condition of the Borrower or any of its Affiliates or the Guarantors, or the existence or possible existence of any Potential Event of Default or Event of Default.

          (b) Right to Request Instructions. The Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Collateral Agent is per-mitted or required to take or to grant, and shall be absolutely entitled to refrain from taking any action or to with-hold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or with-holding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Collateral Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Collateral Agent as a result of its acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agree-ment, a greater proportion of the Lenders.

          13.04. Reliance.?? The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all mat-ters pertain-ing to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

          13.05. Indemnification. ??To the extent that the Collateral Agent is required under the terms of the Loan Documents to be reimbursed and indemnified by the Borrower but is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Collateral Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or dis-burse-ments of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Collateral Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share. The obligations of the Lenders under this Section 13.05 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement.

          13.06. Citicorp Individually. ??With respect to its Revolving Credit Pro Rata Share and the Loans made by it, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indi-cates, include Citicorp in its individual capacity as a Lender or one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Affiliates as if it were not acting as the Collateral Agent pursuant hereto.

          13.07.  Successor Collateral Agents??.  (a)
Resignation. The Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appoint-ment pursuant to this Section 13.07.

          (b) Appointment by Requisite Lenders. Upon any such notice of resignation, an Administrative Agent shall have the right to be appointed as a successor Collateral Agent and, if such Administrative Agent declines such right to appointment, the Requisite Lenders shall have the right to appoint a successor Collateral Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).

          (c) Appointment by Retiring Collateral Agent. If a successor Collateral Agent shall not have been appointed within the thirty (30) Business Day period provided in clause (a) of this Section 13.07, the retiring Collateral Agent, with the consent of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Collateral Agent who shall serve as such until such time, if any, as the Requisite Lenders appoint a successor Collateral Agent as provided above.

          (d) Rights of the Successor and Retiring Collateral Agents. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

          13.08. Relations Among Lenders??. Each Lender and each Issuing Bank agrees (except as provided in Section 15.05) that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or under the other Loan Documents with respect to any Collateral, with-out the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Loan Commitment except in accordance with Section 12.02(a).

          13.09. Concerning the Collateral and the Loan Documents.?? (a) Protective Advances. The Collateral Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances pursuant to the Loan Documents which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Loans and other Obligations in an amount outstanding at any time not to exceed $20,000,000 ("Protective Advances"). The Collateral Agent shall promptly notify the Borrower and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Borrower agrees to pay the Collateral Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any Protective Advance within one (1) Business Day after the date the Borrower receives written demand therefor from the Collateral Agent, the Collateral Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Collateral Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such Protective Advance. If such funds are not made available to the Collateral Agent by such Lender within one (1) Business Day after the Collateral Agent's demand therefor, the Collateral Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for the first day after the date of such demand and at the interest rate applicable to Base Rate Loans that are Revolving Loans for each day during the period commencing on the second day after the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Collateral Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Collateral Agent such other Lender's Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Collateral Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

          (b) Authority. Each Lender and each Issuing Bank authorizes and directs the Collateral Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections of the Obligations of the Borrower arising in connection with this Agreement and the Loan Documents or relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower, any Subsidiary of the Borrower, or any Guarantor a party thereto; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, the Collateral Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agents for the Collateral Agent, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Property at any time in the possession of such Lender or such Issuing Bank, including, without limitation, Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agents, the Collateral Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

          (c)  Release of Collateral and Unrestricted
Subsidiaries. (i) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agree-ment, the Collateral Agent to release any Lien held by it for the benefit of the Holders:

          (A) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termina-tion of this Agreement;
          (B) against any part of the Collateral sold or disposed of by the Borrower or any of its Subsidiaries, if such sale or disposition is per-mitted by Section
     10.02 or is otherwise consented to by the Requisite Lenders, as certified to the Collateral Agent by the Borrower in an Officer's Certificate and any mandatory prepayments required with respect to the proceeds of such sale or disposition are made; and/or

          (C) against any part of the Collateral consisting of a promissory note, upon final and indefeasible payment in full of the Indebtedness evidenced thereby.

          (ii) Each Lender and each Issuing Bank hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 13.09(c) promptly upon the effectiveness of any such release; provided that the Collateral Agent shall have received the proceeds of the Collateral subject to such Liens to which the Lenders and Issuing Banks are entitled under the terms of this Agreement and the other Loan Documents.

          (iii) Each Lender and Issuing Bank hereby authorizes the Collateral Agent, on behalf of such Lenders and Issuing Banks, to release any Unrestricted Subsidiary from its obligations as a Guarantor and the Liens granted by such Unrestricted Subsidiary to secure the Obligations and its guaranty obligations in the event such Unrestricted Subsidiary obtains financing the terms of which do not permit such Indebtedness or Liens.



                          ARTICLE XIV
                        YIELD PROTECTION


          14.01. Taxes. ??(a) Payment of Taxes. Any and all payments by the Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 4.02, free and clear of and with-out reduction for any and all present or future taxes, levies, imposts, deductions, charges, withhold-ings, and all stamp or docu-mentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or other-wise with respect to, any of the Loan Documents or the Revolving Credit Commit-ments and all other liabilities with respect thereto excluding, in the case of each Lender, each Issuing Bank and the Collateral Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the juris-diction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organ-ized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deduc-tions, charges and withholdings being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, any Issuing Bank or the Collateral Agent,
(x) the sum payable to such Lender, Issuing Bank, or the Collateral Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 14.01) such Lender, such Issuing Bank or the Collateral Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Borrower shall make such withholding or deduc-tions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with appli-cable law.

          (b) Indemnification. The Borrower will indemnify each Lender, each Issuing Bank, each Administrative Agent, and the Collateral Agent against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 14.01 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender, such Issuing Bank, such Administrative Agent or the Collateral Agent (as the case may be) or any of their respective Affiliates and any lia-bil-ity (including penalties, interest, and out-of-pocket expenses paid to third parties) arising there-from or with respect thereto, whether or not such Taxes were lawfully pay-able. A certificate as to any additional amount payable to any Person under this Section 14.01 submitted by it to the Borrower shall, absent mani-fest error, be final, conclusive and binding upon all parties hereto. Each Lender and each Issuing Bank agrees, within a reason-able time after receiving a written request from the Borrower, to provide the Borrower and the Collateral Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or such Issuing Bank may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 14.01 in respect of any payments under this Agreement or under the Notes.

          (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Collateral Agent, at its address referred to in Section 15.08, the original or a certified copy of a receipt evidencing payment thereof.

          (d) Foreign Bank Certifications. (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Collateral Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 15.01 hereof a true and accurate certif-icate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments here-under and under the Notes without deduc-tion or withholding of United States federal income tax (I) under the provi-sions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accom-panied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or (III) due to such Lender's not being a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code (in which case, the certificate shall be accompanied by two accurate and complete original signed copies of IRS Form W-8 (or any successor or substitute form or forms)).

          (ii) Each Lender further agrees to deliver to the Borrower and the Collateral Agent from time to time, a true and accurate certificate executed in duplicate by a duly author-ized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously deliv-ered by it to the Borrower and the Collateral Agent pursuant to this Section 14.01(d). Each certificate required to be delivered pursuant to this Section 14.01(d)(ii) shall certify as to one of the following:

          (A) that such Lender can continue to receive payments here-under and under the Notes without deduction or withholding of United States federal income tax;
          (B) that such Lender cannot continue to receive payments here-under and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pur-suant to Section 14.01(a) because it is entitled to recover the full amount of any such deduction or with-holding from a source other than the Borrower; or

          (C) that such Lender is no longer capable of receiv-ing payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recov-ering the full amount of the same from a source other than the Borrower.

Each Lender agrees to deliver to the Borrower and the Collateral Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen
(15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Collateral Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

          14.02. Increased Capital. If?? after the date hereof any Lender or Issuing Bank determines that (i) the adoption or implementa-tion of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdic-tion, power or control over any Lender, Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any Person controlling such Lender or Issuing Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by any Issuing Bank of, or the existence of any Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Collateral Agent), the Borrower shall immediately pay to the Collateral Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such Person therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

          14.03. Changes; Legal Restrictions. If?? after the date hereof any Lender or Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

          (a) does or will subject a Lender or an Issuing Bank (or its Applicable Lending Office or Eurodollar Affili-ate) to charges (other than taxes) of any kind which such Lender or Issuing Bank reasonably determines to be applicable to Eurodollar Rate Loans outstanding under this Agreement or the Revolving Credit Commitments of the Lenders and/or the Issuing Banks to make Eurodollar Rate Loans or issue and/or participate in Letters of Credit or change the basis of taxation of payments to that Lender or Issuing Bank of principal, fees, inter-est, or any other amount payable hereunder with respect to Eurodollar Rate Loans or Letters of Credit; or

          (b) does or will impose, modify, or hold appli-cable, in the determination of a Lender or an Issuing Bank, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar require-ment against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Eurodollar Affiliate of that Lender or Issu-ing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining the Loans or its Revolving Credit Commitment with respect to, or issuing or participating in, the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Collateral Agent), the Borrower shall immediately pay to the Collateral Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, such amount or amounts as may be neces-sary to compensate such Lender or Issuing Bank or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

          14.04. Illegality. ??(i) If at any time any Lender deter-mines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of or conversion into any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, govern-mental rule, regu-lation or order of any Governmental Authority (whether or not having the force of law and whether or not fail-ure to comply therewith would be unlawful or would result in costs or penal-ties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Collateral Agent, and the Collateral Agent shall promptly transmit the notice to each other Lender.

         (ii) When notice is given by a Lender under Section 14.04(i), (A) the Borrower's right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be imme-diately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstand-ing, the Borrower shall immediately, or if permitted by appli-cable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Collateral Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

        (iii)  If at any time after a Lender gives notice under
Section 14.04(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Collateral Agent, and the Collateral Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

          14.05. Compensation. In?? addition to all amounts required to be paid by the Borrower pursuant to Section 5.01, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of applicable Revolving Eurodollar Rate Margin or Term Eurodollar Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conver-sion/Continuation given by the Borrower or in a telephonic request by them for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 5.01(c), including, without limita-tion, pursuant to
Section 5.02(d), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including, without limitation, manda-torily pursuant to Section 4.01) on a date which is not the last day of the applicable Eurodollar Interest Period, (iii) as a consequence of a required conver-sion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.02(d) or Section 14.04, or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans made to it when required by the terms of this Agree-ment. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written state-ment in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

          14.06. Limitation on Additional Amounts Payable by the Borrower.?? Notwithstanding the provisions of Section 14.01(a), the Borrower shall not be required to pay any additional amounts hereunder to a Lender or Issuing Bank if (a) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender or Issuing Bank to comply with the requirements described in Section 14.01 or (b) the Lender or Issuing Bank shall not have furnished the Borrower with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax; provided, however, the Borrower's obligation to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken.

          14.07. Change in Lending Office.?? Any Lender claiming any additional amounts payable pursuant to Section 14.01 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the Domestic Lending Office designated by it for purposes of this Agreement to a Domestic Lending Office in another jurisdiction, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          14.08. Judgment Currency.?? If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this agreement or any Note in any currency (the "first currency") into another currency (the "second currency"), the parties hereto agree, to the fullest extent permitted by law, that the Exchange Rate used shall be that determined on the Business Day preceding that on which final judgment is given. To the fullest extent permitted by applicable law, the Obligation in respect of any sum due in a first currency shall, notwithstanding any judgment in a second currency, be discharged only to the extent that on the Business Day following receipt by any of the Collateral Agent, any Lender or any Issuing Bank of any sum adjudged to be so due in the second currency, such Person may purchase the first currency with the second currency at the Exchange Rate determined on the date of such purchase; if the amount of the first currency so purchased is less than the sum originally due to such Person in the first currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the first currency so purchased exceeds the sum originally due to such Person in the first currency, such Person agrees to remit to the Borrower such excess.



                           ARTICLE XV
                         MISCELLANEOUS

          15.01. Assignments and Participations.?? (a) Assign-ments. No assignments or participations of any Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 15.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans and the Letters of Credit) in accord-ance with the provisions of this Section 15.01.

          (b) Limitations on Assignments. Each assign-ment shall be subject to the following condi-tions: (i) each such assignment may be of any of the following: (A) all of a Lender's outstanding Term Loan, (B) all of a Lender's Revolving Credit Commitment (together with its Revolving Loans and participations in outstanding Letters of Credit), (C) any portion of a lender's Term Loan or Revolving Credit Commitment; provided that such assignment is made to another Lender or an Affiliate of a Lender, and (D) in the event a Lender desires to assign a portion of either its Term Loan or Revolving Credit Commitment to a Person which is not a Lender or Affiliate of a Lender, such assignment shall be in a minimum principal amount of $2,500,000 and may be of either a portion of such Lender's Term Loans, Revolving Credit Commitment (together with a like portion of its Revolving Loans and participation in outstanding Letters of Credit) or a combination thereof; (ii) each such assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obliga-tions under this Agreement which are subject to such assignment; (iii) each such assignment shall be to an Eligible Assignee consented to by the Collateral Agent, which consent shall not be unreasonably withheld or delayed; (iv) unless an Event of Default shall have occurred and be continuing unwaived, the Borrower shall have the right to approve each such Eligible Assignee which is not another Lender or an Affiliate of a Lender, which approval shall not be unreasonably withheld or delayed; and (v) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance and recording in the Reg-ister, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Accep-tance and agreed to by the Collateral Agent, (A) the assignee there-under shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assign-ment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder,
(B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pur-suant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obliga-tions under this Agreement, the assigning Lender shall cease to be a party hereto), and (C) the Borrower shall execute and deliver to the assignee thereunder one or more Notes, as applicable, evidencing its obligations to such assignee with respect to the Loans.

          (c) The Register. The Collateral Agent shall maintain at its address referred to in Section 15.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and their respective Revolving Credit Commitments, and the prin-cipal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of the Guarantors, the Collateral Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all pur-poses of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Fee. Upon its receipt of an Assignment and Accep-tance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,000 (pay-able by the assigning Lender or the assignee, as shall be agreed between them), the Collateral Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the informa-tion contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.

          (e) Participations. Each Lender may sell partici-pations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, with-out limitation, all or a portion of any or all of its Revolving Credit Commitment hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connec-tion with such Lender's rights and obliga-tions under this Agree-ment and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modi-fication, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respec-tive Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation, (B) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any Guarantor or all or a substantial portion of the Collateral except as provided in
Section 13.09(c).

          (f) Payment to Participants. Anything in this Agree-ment to the contrary not-with-standing, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold; provided, however, that each participant shall be the beneficiary of the provisions of Article XIV to the extent amounts payable thereunder do not exceed the amounts payable thereunder to the Lender from which such participation has been purchased.

          (g) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Notes held by
it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

          (h) Assignments by Citicorp. If Citicorp ceases to be a Lender under this Agreement by virtue of any assignment made pursuant to this Section 15.01, then, as of the effective date of such cessation, Citibank's obligations to issue Letters of Credit pursuant to Section 3.01 shall terminate and Citibank shall be an Issuing Bank hereunder only with respect to outstanding Letters of Credit issued prior to such date.

          (i) Information Regarding the Borrower. Any Lender may, in connection with any assignment or participation or pro-posed assignment or participation pursuant to this Section 15.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or the Borrower's Subsidiaries furnished to such Lender by the Collateral Agent or by or on behalf of the Borrower or its Subsidiaries; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve in accordance with Section 15.20 the confidentiality of any con-fidential information described therein.
          15.02. Expenses.?? (a) Generally. The Borrower agrees upon demand to pay, or reimburse the Collateral Agent for, all of the Administrative Agents' and Collateral Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environ-mental advisers, and other consultants and agents) incurred by the Collateral Agent in connection with (i) the Collateral Agent's review and investi-gation of the Borrower and its Affiliates and the Collateral in connection with the preparation, negotiation, and execution of the Loan Documents and the Collateral Agent's periodic reviews and audits of the Borrower and Guarantors; (ii) the pre-paration, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfac-tion or attempted satis-faction of any of the conditions set forth in Article VI) and the other Loan Docu-ments and the making of the Loans here-under; (iii) the cre-ation, perfection or protec-tion of the Liens under the Loan Documents (including, with-out limitation, any reasonable fees and expenses for local counsel in various jurisdic-tions); (iv) the ongoing administra-tion of this Agreement, the other Loan Documents, and the Loans, including, without limitation, consultation with attorneys in connection there-with and with respect to the Collateral Agent's rights and responsibilities under this Agreement and the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrower, any of the Borrower's Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Collateral Agent is served or deposition or other proceeding in which the Collateral Agent is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrower, any of the Borrower's Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

          (b) After Default. The Borrower further agrees to pay or reimburse the Collateral Agent, the Issuing Banks and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by any of them after the occur-rence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exer-cising or enforcing any other right or remedy available by reason of such Event of Default;
(ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;
(iii) in commencing, defending or inter-vening in any litigation or in filing a petition, com-plaint, answer, motion or other pleadings in any legal proceeding relat-ing to the Obligations, the Property, the Borrower or any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

          15.03. Indemnity. ??The Borrower further agrees (a) to defend, protect, indemnify, and hold harmless the Collateral Agent, each of the Administrative Agents, and each and all of the Lenders and their Affiliates, the Issuing Banks, and each of the foregoing's respective officers, direc-tors, trustees, employees, attorneys and agents (including, without limita-tion, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature what-soever (excluding any taxes (except as provided in Section 14.01) and including, with-out limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investiga-tive, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or any act, event or transaction related or attendant thereto, the making of the Loans and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by any of the Loan Documents, including, without limitation, the issuance of the Senior Subordinated Notes, the Banner Exchange, the Banner Distribution, and the acquisition of Kaynar pursuant to the Kaynar Purchase Agreement, or (ii) any Liabilities and Costs relating to any violation by the Borrower, its Subsidiaries, or the Guarantors, or their respective predecessors-in-interest of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrower, its Subsidiaries, any Guarantor, or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective past, present or future Property of the Borrower, any of its Subsidiaries, or any Guarantor, the presence of asbestos-containing materials at any respective past, present or future Property of the Borrower, any of its Subsidiaries, or any Guarantor, or the Release or threatened Release of any Contaminant into the environment by the Borrower, its Subsidiaries, any Guarantor, or their respective predecessors-in-interest, or the Release or threatened Release of any Contaminant into the environment from or at any facility to which the Borrower, any of its Subsidiaries, or any Guarantor, or their respective predecessors-in-interest sent or directly arranged the transport of any Contaminant (collectively, the "Indem-nified Matters"); provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negli-gence of such Indemnitee, as determined by a court of competent jurisdiction and (b) not to assert any claim against any of the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, or in any way in connection with, the Revolving Credit Commitments, the Obligations or any other matters governed by this Agreement and/or the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Collateral Agent, Administrative Agents, Lenders and the Issuing Banks agree to notify the Borrower of the institution or assertion of any Indemnified Matter, but the parties hereto hereby agree that the failure to so notify the Borrower shall not release the Borrower from its obligations hereunder.

          15.04. Change in Accounting Principles??. If any change in the accounting principles used in the prepara-tion of the most recent Financial Statements referred to in Section 8.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agree-ment of its independent certified public accountants and such changes result in a change in the method or result of calculation of any of the covenants, standards or terms found in Article IX, Article X, and
Article XI, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in such accounting principles that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrower, to so reflect such change in accounting prin-ciples.

          15.05. Setoff.?? In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the con-tinuance of any Event of Default, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender, Issuing Bank or any of their Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in con-nection with this Agreement, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the Collateral Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XII and even though such Obligations may be contingent or unmatured. Each Lender and each Issuing Bank agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exer-cise its setoff rights hereunder against any accounts of the Borrower, any of its Subsidiaries, or a Guarantor now or hereafter maintained with such Lender, Issuing Bank or any Affiliate of such Lender or Issuing Bank.

          15.06. Ratable Sharing. ??The Lenders agree among them-selves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Section 5.03 and Article XIV), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforce-ment of any or all of the Obligations (excluding the fees described in Section 5.03 and Article XIV) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a propor-tion of the aggregate amount of the Obliga-tions held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided inter-est and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obliga-tions owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchas-ing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section
15.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 15.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          15.07. Amendments and Waivers??. (a) General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modi-fi-cation of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, modifications, waivers and consents not specifically reserved to Lenders, Issuing Banks, and the Collateral Agent in Section 15.07(b), Section 15.07(c) and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each
Lender:

     (i)  increase in the amount of any of the Revolving Credit
     Commitments,

     (ii) form of payment required with respect to or reduction of the principal of, rate or amount of interest on the Loans, the Reimbursement Obligations, or any fees or other amounts payable to the Lenders or Issuing Banks (other than by the payment or prepay-ment thereof),

     (iii) postponement or extension of the Revolving Credit Termination Date, the Term Loan Termination Date, or any date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations (other than any date fixed pursuant to Section 4.01(b)) or any fees or other amounts payable to the Lenders or the Issuing Banks,
     (iv)  the orders of priority of applications set forth in
     Section 4.01,

     (v)  change in the definitions of the Revolving Credit
     Commitments, Term Loan Commitments, Term Loans, or Requisite
     Lenders;

     (vi)  waiver of any of the conditions specified in Sections
     6.01 or 6.02, the prohibition in Section 8.06 against designation of any Subsidiary which is part of the Operating Unit known as Fairchild Fasteners Group as an Unrestricted Subsidiary, or the covenant set forth in Section 9.14,

     (vii) release of any Guarantor or all or a substantial portion of the Collateral (except as provided in Section
     13.09(c)(i)(A) or (B) or in Section 13.09(c)(iii)),

     (viii)  change in the aggregate Term Loan Pro Rata Share and
     Revolving Credit Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action under this Agreement or the other Loan Documents,

     (ix)  amendment of Section 15.01 or this Section 15.07,

     (x) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower, and

     (xi)  waiver of any Event of Default described in Sections
     12.01(a), (f), (g), (h), and (n).

          (c) Collateral Agent Authority. The Collateral Agent may, but shall have no obligation to, with the written concurrence of any Lender, exe-cute amendments, modifica-tions, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 15.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Collateral Agent under this Agreement or the other Loan Documents, unless made in writing and signed by the Collateral Agent in addition to the Lenders required above to take such action; and the order of priority set forth in clauses
(i) and (ii) of Section 4.02(b) may be changed only with the prior written consent of the Collateral Agent. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within thirty (30) days after such request, then such Lender shall be deemed to not have approved such amendment, modification, waiver or consent and the Collateral Agent shall thereupon determine whether the Lenders required above to take the requested action have approved the same within the required time and communicate such determination to the Borrower and the Lenders.

          15.08. Notices. ??Unless otherwise specifically pro-vided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Collateral Agent pursuant to Articles II, IV or XIII shall not be effective until received by the Collateral Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is deliv-ered as provided in this Section 15.08) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance or in an amendment to this Agreement, or, (a) as to the Borrower, at such other address as may be designated by the Borrower in a written notice to all of the other parties to this Agreement and
(b) as to the Lenders and Issuing Banks, at such other address as may be designated by such Person in a written notice to the Collateral Agent.

          15.09. Survival of Warranties and Agreements.?? All representations and warranties made herein and all covenants and other obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Collateral Agent, any of the Issuing Banks or any of the Lenders may have come into possession or control of any of the Borrower's or its Subsidiaries' Property.

          15.10. Failure or Indulgence Not Waiver; Remedies Cumula-tive.?? No failure or delay on the part of the Collateral Agent, any Lender or any Issuing Bank in the exer-cise of any power, right or privilege under any of the Loan Docu-ments shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or priv-ilege preclude other or further exercise thereof or of any other right, power or privi-lege. All rights and remedies exist-ing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          15.11. Marshalling; Payments Set Aside. ??None of the Collateral Agent, any Lender or any Issuing Bank shall be under any obliga-tion to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obliga-tions. To the extent that the Borrower makes a payment or payments to the Collateral Agent, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudu-lent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies there-for, shall be revived and continued in full force and effect as if such payment had not been made or such enforce-ment or setoff had not occurred.

          15.12. Severability.?? In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          15.13. Headings.?? Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substan-tive effect.

          15.14.  Governing Law.??  THIS AGREEMENT SHALL BE
INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO
DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          15.15. Limitation of Liability.?? No claim may be made by the Borrower, any Lender, any Issuing Bank, either Administrative Agent, the Collateral Agent, or any other Person against the Collateral Agent, an Administrative Agent, any other Issuing Bank or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in con-nection therewith; and the Borrower, each Lender, each Issuing Bank, each Administrative Agent and the Collateral Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          15.16. Successors and Assigns.?? This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Issuing Banks. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of all Lenders as provided in Section 15.07(b).

          15.17.  Certain Consents and Waivers.??

          (a) Personal Jurisdiction.  (i) EACH OF THE
ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE LENDERS, THE ISSUING BANKS, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE LENDERS, THE ISSUING BANKS, AND THE BORROWER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (ii) THE BORROWER AGREES THAT THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST IT OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE ISSUING BANKS, THE LENDERS AND OTHER HOLDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUING BANK, ANY LENDER OR OTHER HOLDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUING BANK OR OTHER HOLDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUING BANK OR ANY OTHER HOLDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUING BANK, LENDER OR OTHER HOLDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE BORROWER's NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING.
THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENTS, COLLATERAL AGENT, LENDERS, ISSUING BANKS, AND BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY OF THE BORROWER, ADMINISTRATIVE AGENTS, COLLATERAL AGENT, LENDERS, OR ISSUING BANKS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          15.18. Counterparts; Effectiveness; Inconsistencies.?? This Agreement and any amendments, waivers, consents, or supple-ments hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower, each Lender, each Issuing Bank, the Administrative Agents and the Collateral Agent on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agree-ment shall govern.

          15.19. Limitation on Agreements.?? All agreements between and among the Borrower, the Administrative Agents, the Collateral Agent, each Lender and each Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents constitute "purpose credit" within the meaning of Regulation U.

          15.20. Confidentiality.?? Subject to Section 15.01(i), the Lenders and the Issuing Banks shall hold all nonpublic information obtained pur-suant to the requirements of this Agreement and iden-tified as such by the Borrower in accordance with such Lender's or such Issuing Bank's cus-tomary procedures for handling confidential informa-tion of this nature and in accordance with safe and sound banking practices and in any event may make disclosure (a) to its Affiliates or (b) as is reasonably required by a bona fide offeree, transferee or participant in connection with a contemplated assignment, transfer or participation permitted under Section 15.01 or (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or (d) to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, provided that such offeree, transferee, participant, contractual counterparty or professional advisor to such contractual counterparty is disclosed in writing to the Borrower and Collateral Agent and agrees, in writing, to keep such information confidential to the same extent required of the Lenders hereunder. In no event shall any Lender or any Issuing Bank be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement. Any and all confidentiality agreements entered into between any Lender or any Issuing Bank or contractual counterparties and the Borrower or Collateral Agent shall survive the execution of this Agreement.

          15.21. ??Entire Agreement.?? This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and under-standing among the parties hereto and supersedes all prior agreements and under-standings, written and oral, relating to the subject matter hereof.

          15.22. Advice of Counsel.?? The Borrower and each Lender and Issuing Bank understand that the Collateral Agent's counsel represents only the Collateral Agent's and its Affiliates' interests and that the Borrower, other Lenders and other Issuing Banks are advised to obtain their own counsel. The Borrower represents and warrants to the Collateral Agent and the other Holders that it has discussed this Agreement with its counsel.

          IN WITNESS WHEREOF, this Agreement has been duly exe-cuted as of the date first above written.



Borrower:                THE FAIRCHILD CORPORATION



                         By  Colin M. Cohen
                             Senior Vice President

                         Notice Address:

                         45025 Aviation Drive
                         Suite 400
                         Dulles, Virginia  20166-7516
                         Attn: Colin M. Cohen
                         Telecopier No. (703) 478-5767 and
                         Donald E. Miller
                         Telecopier No. (703) 478-5775

                         with a copy to:

                         Cahill Gordon & Reindel
                         Eighty Pine Street
                         New York, New York  10005-1702
                         Attn: James J. Clark
                         Telecopier No. (212) 269-5420

ADMINISTRATIVE AGENTS:   CITICORP USA, INC., as Administrative
                         Agent



                         By  Suzanne Crymes
                             Vice President



                         NATIONSBANK, N.A., as Administrative
                         Agent



                         By  Michael R. Heredia
                             Senior Vice President



COLLATERAL AGENT:        CITICORP USA, INC., as Collateral Agent


                         By  Suzanne Crymes
                             Vice President

                         Notice Address:

                         Citicorp USA, Inc.
                         399 Park Avenue
                         6th Floor, Zone 4
                         New York, New York  10043
                         Attn: John W. Podkowsky
                         Telecopier No. (212) 793-1290

                         with a copy to:

                         Sidley & Austin
                         One First National Plaza
                         Chicago, Illinois  60603
                         Attn: DeVerille A. Huston
                         Telecopier No.  (312) 853-7036


ISSUING BANK:            CITIBANK, N.A.


                         By  Suzanne Crymes
                             Vice President

                         Notice Address:

                         Citibank, N.A.
                         399 Park Avenue
                         6th Floor, Zone 4
                         New York, New York  10043
                         Attn: John W. Podkowsky
                         Telecopier No. (212) 793-1290



LENDER:                  CITICORP USA, INC.


                         By  Suzanne Crymes
                             Vice President

                         Notice Address:

                         Citicorp USA, Inc.
                         399 Park Avenue
                         6th Floor, Zone 4
                         New York, New York  10043
                         Attn: John W. Podkowsky
                         Telecopier No. (212) 793-1290

                         Domestic Lending Office and Eurodollar
                         Lending Office or Eurodollar Affiliate:

                         Citicorp USA, Inc.
                         c/o Citibank, N.A.
                         2 Penn's Way
                         Suite 200
                         New Castle, Delaware  19720
                         Attn: Amy Goretzka
                         Telecopier No. (302) 894-6120
LENDER:                  NATIONSBANK, N.A.


                         By  Michael R. Heredia
                             Senior Vice President

                         Notice Address
                         and Domestic and Eurodollar
                         Lending Office:

                         NationsBank, N.A.
                         6610 Rockledge Drive
                         6th Floor
                         Bethesda, Maryland 20817-1876
                         Attn:  Michael R. Heredia
                         Telecopier No.  (301) 571-0719




LENDER:                  CREDIT SUISSE FIRST BOSTON


                         By  Bill O'Daly
                             Vice President



                         By  Chris T. Horgan
                             Vice Presidnet


                         Notice Address, Domestic Lending Office
and                      Eurodollar Lending Office or Eurodollar
Affiliate:

                         Credit Suisse First Boston
                         11 Madison Avenue
                         New York, New York  10010
                         Attn: William O'Daly
                         Telecopier No. (212) 325-8314




LENDER:                  THE FIRST NATIONAL BANK OF CHICAGO


                         By  Juan J. Duarte
                             Vice president

                         Notice Address:

                         The First National Bank of Chicago
                         153 West 51st Street
                         New York, New York  10019
                         Attn: Andrea S. Kantor
                         Telecopier No. (212) 373-1180


                         Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:


                         The First National Bank of Chicago
                         1 First National Plaza
                         Chicago, Illinois  60670
                         Attn:  Stevee Woods
                         Telecopier No.:  (312) 732-4840
LENDER:                  MORGAN STANLEY DEAN WITTER PRIME INCOME
                         TRUST


                         By  Peter Gewirtz
                             Athorized Signatory

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Morgan Stanley Dean Witter Prime Income
                         Trust
                         c/o Morgan Stanley Dean Witter Advisors,
                         Inc.
                         Two World Trade Center
                         72nd Floor
                         New York, New York  10048
                         Attn: Peter Gewirtz
                         Telecopier No. (212) 392-5345



LENDER:                  BOEING CAPITAL CORPORATION


                         By  James C. Hammersmith
                             Senior Documentation Officer

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Boeing Capital Corporation
                         4060 Lakewood Blvd.
                         6th Floor
                         Long Beach, California  90808
                         Attn: April Wakeman
                         Telecopier No. (562) 627-3002


LENDER:                  NATEXIS BANQUE


                         By  Peter J. vanTulder
                             President and Manager Multinational
                             Group

                             John Reid
                             Vice President

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Natexis Banque
                         645 Fifth Avenue
                         New York, New York  10022
                         Attn: Christine Dirringer
                         Telecopier No. (212) 872-5045



LENDER:                  RIGGS BANK N.A.


                         By  Louanne Baily
                             Vice President

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Riggs Bank N.A.
                         808 17th Street, N.W.
                         Washington, D.C.  20005
                         Attn: Louanne Baily
                         Telecopier No. (202) 835-5977



LENDER:                  MERRILL LYNCH SENIOR FLOATING RATE FUND,
                         INC.


                         By  Paul Travers
                             Authorized Signatory

                         Notice Address:

                         Merrill Lynch Senior Floating Rate Fund,
                         Inc.
                         c/o Merrill Lynch Asset Management
                         800 Scudders Mill Road, Area 1B
                         Plainsboro, New Jersey  08536
                         Attn:  Colleen Cunniffe
                         Telecopier No. (609) 282-2756


                         Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Merrill Lynch Senior Floating Rate Fund,
                         Inc.
                         c/o Merrill Lynch Asset Management
                         800 Scudders Mill Road, Area 1B
                         Plainsboro, New Jersey  08536
                         Attn:  Colleen Wade
                         Telecopier No.:  (609) 282-3542




LENDER:                  MERRILL LYNCH SENIOR FLOATING RATE FUND II,
                         INC.


                         By  Paul Travers
                             Authorized Signatory

                         Notice Address:

                         Merrill Lynch Senior Floating Rate Fund II,
                         Inc.
                         c/o Merrill Lynch Asset Management
                         800 Scudders Mill Road, Area 1B
                         Plainsboro, New Jersey  08536
                         Attn:  Colleen Cunniffe
                         Telecopier No. (609) 282-2756


                         Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Merrill Lynch Senior Floating Rate Fund II,
                         Inc.
                         c/o Merrill Lynch Asset Management
                         800 Scudders Mill Road, Area 1B
                         Plainsboro, New Jersey  08536
                         Attn:  Colleen Wade
                         Telecopier No.:  (609) 282-3542



LENDER:                  CREDIT AGRICOLE INDOSUEZ


                         By  Raymond A. Palkenberg
                             Vice President, Manager

                         By  Ernest V. Hodge
                             Vice President
                             Senior Relationship Manager



                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Credit Agricole Indosuez
                         55 East Monroe Street
                         Chicago, Illinois  60603
                         Attn: Richard Drennan
                         Telecopier No. (312) 372-9329



LENDER:                                 COMPAGNIE FINANCIERE DE CIC
                         ET DE L'UNION EUROPEENNE


                         By  Sean Mounier
                             First Vice President

                         By  Marcus Edward
                             Vice President

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                              Compagnie Financiere de CIC et de
                              l'Union Europeenne
                              520 Madison Avenue
                              37th Floor
                              New York, New York  10022
                              Attn: Brian O'Leary
                              Telecopier No. (212) 715-4535


LENDER:                  PROVIDENT BANK OF MARYLAND


                         By  Robert L. Smith
                             Assistant Vice Presdient


                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Provident Bank of Maryland
                         114 East Lexington Street
                         Baltimore, Maryland  21202
                         Attn: Robert L. Smith
                         Telecopier No. (410) 277-2291



LENDER:                  CRESCENT/MACH I PARTNERS, L.P.
                         By TCW Asset Management Company
                            Its Investment Manager


                         By  Jonathan R. Insull
                             Vice Presdient

                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Crescent/Mach I Partners, L.P.
                         c/o TCW Asset Management Company
                         200 Park Avenue
                         Suite 2200
                         New York, New York  10166-0228
                         Attn:  Mark L. Gold/Justin Driscoll
                         Telecopier No.: (212) 771-4159

                    cc:  Crescent/Mach I Partners, L.P.
                         c/o State Street Bank & Trust Co.
                         Two International Place
                         Boston, Massachusetts  02110
                         Attn:  Elizabeth Kennedy
                         Telecopier No.:  (617) 664-5368
LENDER:                  SEQUILS I, LTD
                         By TCW Advisors, Inc. as its
                            Collateral Manager


                         By  Mark L. Gold
                             Managing Director

                         By  Johnathan Insull
                             Vice President

                         Notice Address:

                         Sequils I, Ltd
                         c/o Trust Company of the West
                         200 Park Avenue
                         Suite 2200
                         New York, New York  10166
                         Attn:  Mark L. Gold/Justin L. Driscoll/
                                Jonathan Insull
                         Telecopier No.:  (212) 771-4159 or 4069


                         Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         Sequils I, Ltd
                         c/o Chase Bank of Texas, N.A.
                         Chase Tower, 9th Floor
                         Houston, Texas
                         Attn:  Omar El-Aazami
                         Telecopier No. (713) 216-3571





LENDER:                  KZH CRESCENT LLC


                         By  Virginia Conway
                             Authorized Agent


                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         KZH Crescent LLC
                         c/o The Chase Manhattan Bank
                         450 West 33rd Street
                         15th Floor
                         New York, New York  10001
                         Attn: Virginia Conway
                         Telecopier No. (212) 946-7776


LENDER:                  KZH CRESCENT-2 LLC


                         By  Virginia Conway
                             Authorized Agent


                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         KZH Crescent-2 LLC
                         c/o The Chase Manhattan Bank
                         450 West 33rd Street
                         15th Floor
                         New York, New York  10001
                         Attn: Virginia Conway
                         Telecopier No. (212) 946-7776


LENDER:                  KZH CRESCENT-3 LLC


                         By  Virginia Conway
                             Authorized Agent


                         Notice Address, Domestic Lending Office and
Eurodollar Lending Office or Eurodollar
Affiliate:

                         KZH Crescent-3 LLC
                         c/o The Chase Manhattan Bank
                         450 West 33rd Street
                         15th Floor
                         New York, New York  10001
                         Attn: Virginia Conway
                         Telecopier No. (212) 946-7776





LENDER:                  CITIBANK, N.A.



                         By  Suzanne Crymes
                             Vice President


                         Notice Address:

                         Citicorp USA, Inc.
                         399 Park Avenue
                         6th Floor, Zone 4
                         New York, New York  10043
                         Attn: John W. Podkowsky
                         Telecopier No. (212) 793-1290

                         Domestic Lending Office and Eurodollar
                         Lending Office or Eurodollar Affiliate:

                         Citicorp USA, Inc.
                         c/o Citibank, N.A.
                         2 Penn's Way
                         Suite 200
                         New Castle, Delaware  19720
                         Attn: Amy Goretzka
                         Telecopier No. (302) 894-6120
                              EXHIBITS

Exhibit A  --   Form of Assignment and Acceptance

Exhibit B  --   Forms of Notes

Exhibit C  --   Form of Notice of Borrowing

Exhibit D  --   Form of Notice of Conversion/Continuation

Exhibit E  --   Pro Forma Balance Sheet

Exhibit F  --   Projections

Exhibit G  --   Statement of Sources and Uses

Exhibit H  --   List of Closing Documents

Exhibit I  --   Forms of Financial Reports

Exhibit J  --   Form of Officer's Certificate to Accompany Reports

                             SCHEDULES

Schedule 1.01.1   --     Farmingdale Property

Schedule 1.01.2   --     Fiscal Quarter End Dates

Schedule 1.01.3   --     Subsidiary Guarantors as of the Closing
                         Date

Schedule 1.01.4   --     Operating Units

Schedule 1.01.5   --     Permitted Dispositions

Schedule 1.01.6   --     Permitted Equity Securities Options

Schedule 1.01.7   --     Permitted Existing Indebtedness

Schedule 1.01.8   --     Permitted Existing Investments

Schedule 1.01.9   --     Permitted Existing Liens

Schedule 1.01.10  --     Commitments

Schedule 3.02     --     Existing Letters of Credit

Schedule 6.01-J   --     AlliedSignal Inc. Stock Subject to
                         Escrow or Reservation

Schedule 7.01-A   --     Organizational Documents

Schedule 7.01-C   --     Organizational Structure

Schedule 7.01-J   --     Pending Actions

Schedule 7.01-Q   --     Environmental Matters

Schedule 7.01-T   --     Labor Contracts

Schedule 7.01-W   --     Patent, Trademark & Permit Claims
                         Pending

Schedule 7.01-Y   --     Insurance Policies

Schedule 10.02-G  --     Foreign Receivables Discounting
Arrangements

Schedule 10.09    --     Permitted Sale/Leaseback Transactions

Schedule 10.14    --     Collection Accounts

::ODMA\PCDOCS\CHICAGO4\815372\12   September 23, 1999 (4:04PM)